                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-94639

PROSPECTUS

                                5,000,000 SHARES

                               [IMAGEX.COM LOGO]

                                  COMMON STOCK
                           -------------------------

     Of the 5,000,000 shares of common stock offered in this prospectus, ImageX.com, Inc. is selling 4,000,000 shares and shareholders of ImageX.com are selling 1,000,000 shares. ImageX.com will not receive any of the proceeds from the sale of shares by the selling shareholders.
                           -------------------------

     Our common stock is quoted on the Nasdaq National Market under the symbol "IMGX." On February 10, 2000, the last reported sale price for the common stock on the Nasdaq National Market was $24.00 per share. See "Price Range of Common Stock."

                           -------------------------

                                                              PER SHARE       TOTAL
                                                              ---------    ------------
Public offering price.......................................   $23.00      $115,000,000
Underwriting discounts and commissions......................   $ 1.20      $  6,000,000
Proceeds, before expenses, to ImageX.com....................   $21.80      $ 87,200,000
Proceeds, before expenses, to the selling shareholders......   $21.80      $ 21,800,000

     We and the selling shareholders have granted the underwriters a 30-day option to purchase a maximum of 695,595 and 54,405 additional shares, respectively, to cover over-allotments. Delivery of the shares will be made on or about February 16, 2000.

                           -------------------------

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                           -------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES COMMISSIONS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q

                BANC OF AMERICA SECURITIES LLC

                                           PRUDENTIAL VOLPE TECHNOLOGY
                                     A UNIT OF PRUDENTIAL SECURITIES

                                                                        SG COWEN

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 11, 2000

INSIDE FRONT LEFT

IMAGEX.COM: A LEADING BUSINESS-TO-BUSINESS INTERNET MARKET MAKER FOR PRINTED BUSINESS MATERIALS.

ImageX.com has launched an online print market, connecting businesses, individuals, and printing professionals to a suite of printing resources. The result? One stop print buying that provides quality and service.

[GRAPHIC - SCREEN SHOT]

CORPORATE ONLINE PRINTING CENTER
The Corporate Online Printing Center is a catalog of printed materials for medium and larger sized companies, saving time, streamlining processes and helping them control their brands more effectively.

[GRAPHIC - SCREEN SHOT]

SMALL BUSINESS PRINTING CENTER
The Small Business Printing Center provides quick and easy access to a range of personalized printed materials through the Internet at competitive prices.

[GRAPHIC - SCREEN SHOT]

PRINTBID.COM
ONLINE BIDDING FOR BUYERS AND PRINTERS
PrintBid.com is an online bidding service for custom print jobs that links over 2,800 print buyers with over 4,000 printers.

[GRAPHIC - SCREEN SHOT]

PAPERDEALS.COM
Online Paper Auctions
PaperDeals.com is a live e-auction site for commercial fine paper stocks, offering a forum, to quickly and efficiently source and sell inventories.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................     3
Risk Factors................................................     6
Use of Proceeds.............................................    21
Price Range of Common Stock.................................    21
Dividend Policy.............................................    21
Capitalization..............................................    22
Dilution....................................................    23
Selected Financial Data.....................................    24
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    26
Business....................................................    35
Management..................................................    52
Certain Transactions........................................    63
Principal and Selling Shareholders..........................    66
Description of Capital Stock................................    69
Shares Eligible for Future Sale.............................    72
Underwriting................................................    74
Legal Matters...............................................    77
Experts.....................................................    77
Where You Can Find More Information.........................    78
Index to Financial Statements...............................   F-1

                           -------------------------

     Our executive offices are located at 10800 N.E. 8th Street, Suite 200, Bellevue, Washington 98004, and our telephone number is (425) 452-0011. Our Web site is located at http://www.imagex.com. Any information that is included on or linked to our Web site is not a part of this prospectus.

     We have registered the trademark "ImageX" in the United States and the European Union and have applied for the same mark in Canada and Japan. We have also registered the trademarks "Your online printing resource" and "We didn't invent printing. We reinvented it." This prospectus also contains product names, trade names and trademarks that belong to other organizations.

                        (This page intentionally left blank)

                               PROSPECTUS SUMMARY

     This summary highlights information that we present more fully elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision. Except where we state otherwise, we present information in this prospectus assuming no exercise of the underwriters' over-allotment option.

                                IMAGEX.COM, INC.

     ImageX.com is a leading business-to-business Internet market maker for printed business materials. We offer an end-to-end solution that streamlines the procurement process for business printing customers, their employees and other end users of printed products, printing manufacturers and raw material suppliers to the printing industry. We provide e-commerce solutions that improve the way businesses acquire marketing communications materials, ranging from business cards to high-end printed materials. ImageX.com's nationwide Web-based services include the Corporate Online Printing Center, the Small Business Printing Center, PrintBid.com, an online bidding system for over 2,800 print buyers and more than 4,000 printers, and PaperDeals.com, an online auction site for commercial paper stock with approximately 280 registered paper mills and printers.

     Industry observers predict the next phase in the Internet revolution will be business-to-business electronic commerce. Forrester Research estimates that business-to-business electronic commerce will grow to $1.3 trillion by 2003, or more than 90% of the total projected electronic commerce market. Sales in the U.S. printing industry totaled $292 billion in 1998 of which $58 billion was derived from commercial printing operations including sales of printed business materials for corporate and small office/home office print buyers, according to data provided by CAP Ventures. This large industry is extremely fragmented, with over 30,000 local and regional printers operating nationwide in 1998. We believe most printing is purchased from local and regional printers, and that few of these printers deliver automated service over the Internet.

     ImageX.com provides an Internet-based end-to-end solution to produce printed business materials for corporate and small office/home office customers. The Corporate Online Printing Center allows medium to large size businesses to access their own customized, secure Web site that contains a digital catalog of their custom-printed business materials -- from marketing brochures to stationery and business cards. Each business can modify, proof, procure and manage its printed business materials from any Windows-based, Internet-enabled personal computer. Our Small Business Printing Center provides quick and easy access via the Internet to a wide range of personalized printed business materials based on standard templates at competitive prices. PrintBid.com is an online bidding service for customized print jobs that links over 2,800 print buyers with more than 4,000 printers. PaperDeals.com is an online auction site for paper stock, offering a forum to link buyers with sellers. To date, we have derived substantially all our revenues from our Corporate Online Printing Center and from customers obtained through acquisitions.

     Our objective is to be the leading business-to-business Internet market maker for printed business materials. The following are the key components of our strategy:

     - Exploit our first mover advantage as the leading end-to-end printing solution;

     - Acquire enabling technology and broaden our service offerings;

     - Expand our direct sales force;

     - Grow our customer base through acquisitions;

     - Increase revenues from existing customers;

     - Build brand name awareness; and

     - Maintain product and technology leadership.

     Our customer and revenue base has been grown rapidly since we introduced the ImageX.com solution in October 1997. Our customers include Automated Data Processing (ADP), Bell Atlantic Mobile, CB Richard Ellis, CIBC World Markets, Donaldson, Lufkin & Jenrette, Merck & Co., New Energy Ventures, PricewaterhouseCoopers, United Behavioral Health and Waddell & Reed. We have approximately 280 employees and offices in 15 metropolitan markets across the United States. We also have 52 patent applications pending on our proprietary technology.

                                  THE OFFERING

Common stock offered by ImageX.com.........  4,000,000 shares
Common stock offered by the selling
  shareholders.............................  1,000,000 shares
Common stock to be outstanding after this
  offering.................................  21,381,639 shares
Use of proceeds by ImageX.com..............  For working capital, capital expenditures and acquisitions of businesses. See "Use of
                                             Proceeds."
Nasdaq National Market symbol..............  IMGX

     The amount of common stock that will be outstanding after this offering is based on shares outstanding on December 31, 1999. It excludes:

     - 1,625,751 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, of which 352,585 shares were exercisable under our stock option plans at a weighted average exercise price of $5.57 per share, and 682,668 shares available for issuance under our stock option plans pursuant to options that have not yet been granted;

     - 1,343,731 shares issuable upon exercise of warrants outstanding as of December 31, 1999, all of which are currently exercisable at a weighted average exercise price of $4.26 per share; and

     - 250,000 shares available for future issuance under our employee stock purchase plan.

                             SUMMARY FINANCIAL DATA

     The following table summarizes certain financial data for our business. When you read this summary financial data, it is important that you also read the historical financial statements and related notes included in this prospectus, as well as the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The actual statement of operations data for the year ended December 31, 1999 includes the results of operations of Fine Arts Graphics since April 13, 1999 and Image Press since September 21, 1999. The pro forma statement of operations data give effect to the acquisitions of Fine Arts Graphics and Image Press as if each had occurred at the beginning of the period presented. See Unaudited Pro Forma Condensed Consolidated Financial Statements.

                                                                          ACTUAL                 PRO FORMA
                                                              ------------------------------    ------------
                                                                        YEAR ENDED
                                                                       DECEMBER 31,              YEAR-ENDED
                                                              ------------------------------    DECEMBER 31,
                                                               1997       1998        1999          1999
                                                              -------    -------    --------    ------------
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN THOUSANDS):
Revenues....................................................  $    87    $   968    $ 11,499      $ 19,346
Cost of sales...............................................      100        998       8,541        14,133
                                                              -------    -------    --------      --------
Gross profit (loss).........................................      (13)       (30)      2,958         5,213
                                                              -------    -------    --------      --------
Operating expenses:
  Sales and marketing.......................................    1,018      2,207       6,765         7,226
  Product development.......................................    1,316      2,750       3,770         3,770
  General and administrative................................    1,285      3,549      11,002        12,800
  Amortization of unearned compensation.....................                 380       2,284         2,284
  Amortization of goodwill and other intangibles............                             213           310
                                                              -------    -------    --------      --------
    Total operating expenses................................    3,619      8,886      24,034        26,390
Loss from operations........................................   (3,632)    (8,916)    (21,076)      (21,177)
                                                              -------    -------    --------      --------
Net loss....................................................  $(3,570)   $(8,964)   $(20,835)     $(21,021)
                                                              =======    =======    ========      ========

                                                               AT DECEMBER 31, 1999
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                          (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents...................................  $ 18,257     $104,727
Working capital.............................................    18,053      104,523
Total assets................................................    35,668      122,138
Accumulated deficit.........................................   (33,832)     (33,832)
Total shareholders' equity..................................    30,774      117,244

     The preceding consolidated balance sheet data summarizes:

     - actual consolidated balance sheet data at December 31, 1999; and

     - unaudited consolidated balance sheet data, as adjusted to reflect the sale of 4,000,000 shares of common stock by ImageX.com in this offering at the public offering price of $23.00 per share less underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering. See "Use of Proceeds" and "Capitalization."

                           -------------------------

                                  RISK FACTORS

     You should carefully consider the risks and uncertainties described below before making an investment decision. They are not the only ones we face. Additional risks and uncertainties that we are not aware of or that we currently deem immaterial also may impair our business.

     If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment.

     This prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "anticipate," "believe," "expect," "future" and "intend" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and elsewhere in this prospectus. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

WE HAVE A LIMITED OPERATING HISTORY AND ARE SUBJECT TO THE RISKS OF NEW ENTERPRISES.

     We began operations in 1996 and commercially introduced our Internet-enabled printing services in October 1997. We have had limited revenues to date, and our customers have been doing business with us for only a short time. Our limited operating history and the uncertain and emerging nature of the market in which we compete make it difficult to assess our prospects or predict our future operating results. Therefore, you should not consider our recent revenue growth as an indication of our future rate of revenue growth, if any. Our prospects are subject to the risks and uncertainties frequently encountered in the establishment of a new business enterprise, particularly in the new and rapidly evolving markets for Internet products and services. To be successful, we must, among other things:

     - obtain substantial numbers of new customers rapidly and efficiently through direct sales efforts, acquisitions of printers and print brokers and strategic alliances;

     - significantly expand our sales and marketing organization;

     - convert customers of businesses we may acquire to the ImageX.com online system;

     - retain our existing customers and increase sales to these customers;

     - significantly increase our gross margins;

     - manage our growth effectively, assuming we succeed in expanding our business;

     - raise additional capital;

     - anticipate and respond to competitive developments;

     - enhance our product and service offerings;

     - develop and upgrade our internal control systems; and

     - identify, attract, retain and motivate qualified personnel.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES WILL CONTINUE.

     We have never been profitable, and we anticipate that we will continue to incur net losses in future periods. To become profitable, we must significantly increase our revenues by obtaining new customers and generating additional revenues from existing customers, control our costs and improve our gross margins. As of December 31, 1999, we had an accumulated deficit of $33.8 million. Although we have experienced revenue growth in recent periods, our revenues may not continue at their current level or increase in the future. We expect to continue to incur operating losses for the foreseeable future. Moreover, we currently expect to increase our operating expenses significantly in connection with:

     - expanding our sales and marketing organization;

     - continuing to develop our services and technology;

     - hiring additional personnel;

     - upgrading our information and internal control systems; and

     - pursuing acquisitions as part of our growth strategy.

     If we are unable to rapidly increase our revenues and operating margins, our operating losses may continue to increase in future periods. Increased competition or other changes in printing industry economics may also adversely affect our ability to eventually become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR QUARTERLY RESULTS ARE DIFFICULT TO PREDICT AND ARE LIKELY TO FLUCTUATE, WHICH MAY HAVE AN IMPACT ON OUR STOCK PRICE.

     Our quarterly revenues, expenses and operating results have varied significantly in the past and are likely to vary significantly from quarter to quarter in the future. We compete in the general commercial printing sector, which is characterized by individual orders from customers for specific printing projects rather than long-term contracts. Continued engagement for successive jobs depends on the customers' satisfaction with the services provided. As a result, we cannot predict the number, size and profitability of printing jobs in a given period. Our operating results may fall below market analysts' expectations in some future quarters, which could lead to a significant decline in the market price of our stock. In addition to the risk factors described elsewhere, quarterly fluctuations may also result from:

     - our ability to obtain new customers and upgrade acquired customers to the ImageX.com online system;

     - changes in our operating expenses and capital expenditure requirements;

     - our ability to retain our existing customers and increase sales to them;

     - the timing of announcement and completion of any acquisitions we pursue;

     - changes in the mix of printing services we sell;

     - the timing of customer orders;

     - increased competition; and

     - general or industry-specific economic conditions.

     Based on all these factors, we believe that our quarterly revenues, expenses and operating results will be difficult to predict. Moreover, because of our short operating history and our acquisitions of Fine Arts Graphics in April 1999, Image Press in September 1999 and PrintBid.com in December 1999, period-to-period comparisons of our operating results are not necessarily meaningful. As a result, you should not rely on such comparisons as indications of our future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

TO OBTAIN NEW CUSTOMERS, WE MUST OVERCOME LONG-STANDING CUSTOMER RELATIONSHIPS AND LONG SALES CYCLES.

     Many of the potential customers that we pursue through our direct sales process have long-standing business relationships and personal ties with their existing printers, which they are reluctant to disrupt. Customers are also often reluctant to change their existing ordering and production processes to take advantage of our Internet-based printing services. To successfully sell our products, we generally must educate our potential customers on the use and benefits of our system, which can require significant time and resources. Consequently, we must incur substantial expenses in acquiring new customers and converting them to the ImageX.com online system. The period between initial contact and the purchase of our products through our online system is often long and subject to delays associated with the lengthy approval and competitive evaluation processes that typically accompany a customer's decision to change its outsourcing relationships. For typical customers, the sales cycle takes between two to twelve weeks, but for large customers, the sales cycle may require more than one year. See "Business -- Sales and Marketing."

     A substantial majority of our revenue is derived from customers that we have obtained through acquisitions of print providers. A substantial majority of such revenue is currently generated through traditional offline orders rather than through our online procurement system. To the extent we complete additional acquisitions of print providers, the percentage of our revenue generated by traditional offline procurement will likely increase, offset by any customers and revenue that we convert to our online procurement system. In order for our business to be successful, we must increase the percentage of our revenue from online ordering while increasing our revenue in absolute terms. There can be no assurance that we will be able to convert acquired customers fast enough to accomplish this.

WE MAY NOT BE ABLE TO GROW SUCCESSFULLY THROUGH ACQUISITIONS.

     To expand our business and our customer base, we intend to pursue acquisitions of other commercial printers and print brokers as well as companies with complementary technologies or who offer complementary products or services to businesses through the Internet.

     To date, we have acquired Fine Arts Graphics, a commercial printer, in April 1999, Image Press, a commercial print broker, in September 1999, and PrintBid.com, an Internet-based provider of commercial printing services, in December 1999. Although, we are in discussions with acquisition candidates from time to time, we have no definitive acquisition agreements at this time. We may not be able to successfully negotiate definitive agreements with, or to successfully complete and integrate any acquisitions of, any future acquisition candidates.

     To the extent we complete acquisitions using cash rather than stock, we may need to raise additional capital in order to continue operations after we expend our existing capital resources.

     We cannot assure you that our strategy of achieving customer and revenue growth through acquisitions of businesses will be successful. To be successful we must be able to:

     - identify printing businesses with strong customers and sound economics and operations and companies with complementary technologies or product and service offerings;

     - effectively compete with numerous other potential acquirers, particularly a number of large companies that are aggressively seeking to consolidate segments of the printing industry, and other e-commerce companies seeking such technologies or service offerings;

     - succeed in converting key acquired customers to the ImageX.com system, to increase their purchases of print products and services and to minimize customer attrition;

     - motivate, train and retain the sales forces and other key personnel of acquired businesses;

     - maintain or improve the profit margins and cash flow of acquired businesses;

     - integrate the operations, procedures and technologies of acquired businesses with our own systems and infrastructure;

     - minimize disruptions to our operations and distractions to our management;

     - maintain consistent product standards and policies and adequate internal controls;

     - successfully dispose of or find alternative uses for excess facilities and manufacturing capacity; and

     - maximize the usefulness of acquired technologies in our business.

     We cannot predict whether pursuing acquisitions will allow us to grow rapidly enough to recover the large investments we have made, and must continue to make, in our technology and systems. Our business model depends on rapid growth of revenues to achieve profitability. The integration of acquired businesses is often difficult, time-consuming and expensive. If acquiring businesses proves too costly or time-consuming, or if we are unable to successfully retain the customers or personnel of acquired businesses, our growth rate may not be sufficient to achieve profitability in the foreseeable future, if ever. In addition, the amortization of goodwill and other intangible assets, or other charges resulting from the cost of business acquisitions, could adversely affect our operating results.

THERE ARE RISKS ASSOCIATED WITH OUR NEW BUSINESSES.

     In December 1999, we acquired PrintBid.com, an online bidding service for individual print jobs, and its affiliate PaperDeals.com, an online auction site for commercial paper stock. The success of PrintBid.com and PaperDeals.com will depend in large part on our ability to build a critical mass of print and paper buyers and suppliers. To attract and maintain print suppliers, we must build a critical mass of print buyers. However, print buyers must perceive value in our procurement solution and this, in part, depends on the breadth of our print supplier base. If we are unable to increase the number of print suppliers and draw more print buyers to the PrintBid.com and PaperDeals.com sites, we will not be able to benefit from any network effect, where the value to each participant in those marketplaces increases with the addition of each new participant. As a result, the value of those sites and the success of our overall business could be harmed. Our failure to create and maintain this network effect would negatively affect our business, revenues, financial condition and results of operations.

     PrintBid.com is currently operating free-of-charge to print buyers and printers. With the introduction of its enhanced version, PrintBid.com has advised printers participating in the system that a transaction fee will be charged for bids submitted and contracts won. Once we start charging a transaction fee for PrintBid.com's services, it is possible that the number of printers participating in the system will decrease or will not increase to the extent necessary to build the critical mass of print buyers necessary for our PrintBid.com business to succeed.

WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND OUR SALES AND CUSTOMER SUPPORT INFRASTRUCTURE, WHICH COULD LIMIT OUR GROWTH.

     To date, we have sold our products primarily through our direct sales force and have supported our customers with our customer support personnel. Our ability to expand our business will depend in part on recruiting and training additional direct sales and customer support personnel, including additional personnel in new geographic markets into which we might expand. Competition for qualified personnel in these areas is intense. Although we are an Internet-based business-to-business intermediary, face-to-face contact is a key component of our sales process. As a result, geographic expansion of our sales force is important to our ability to acquire new customers. We may not be able to successfully expand our direct sales force, which would limit our ability to expand our customer base. We may be unable to hire highly trained customer support personnel, which would make it difficult for us to meet customer demands. In addition, we plan to rely on our sales and marketing and customer support personnel to retain the customers of printers and print brokers that we may acquire in the future and convert these customers to our online printing system. As a result, any difficulties we may have in expanding our sales and marketing or customer support organizations will have a negative impact on our ability to successfully capitalize on any acquisitions we may complete. See "Business -- Sales and Marketing."

WE WILL NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH CAN CAUSE
DILUTION.

     We expect that we will need to raise additional capital in the future, in order to fund our operations and pursue our growth strategy. We believe that the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our future capital requirements will depend on many factors that are difficult to predict, including the size, timing and structure of any acquisitions that we complete, our rate of revenue growth, our operating losses, the cost of obtaining new customers and technical capabilities, and the cost of upgrading and maintaining our network infrastructure and other systems. As a result, we cannot predict with certainty the timing or amount of our future capital needs. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms, if at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy.

     Any future funding may dilute the ownership of our shareholders. Shareholders could experience additional dilution if we issue shares of our stock to pay for acquisitions of other businesses or assets. In addition, our board of directors has broad discretion to determine the rights and preferences of securities issued to investors or shareholders of acquired businesses in the future. If we issue securities with senior or superior rights and powers, existing shareholders may be adversely affected.

FAILURE TO ADDRESS STRAIN ON OUR RESOURCES CAUSED BY RAPID GROWTH COULD MAKE IT DIFFICULT TO MANAGE OUR BUSINESS.

     Our business has grown rapidly in the last year and must continue to do so for us to become profitable. Our recent rapid growth has placed and, if sustained, will continue to place, a significant strain on our management and operations. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve our operational, customer service and internal control systems, and to effectively expand, train and manage our employee base.

     We are in the process of implementing new financial and reporting enterprise application systems on a company-wide basis to support our anticipated growth and integrate the operations of acquired businesses with those of ImageX.com. We cannot be sure that these systems will be adequate for our immediate needs. In addition, we may encounter problems, delays or additional costs in implementing these systems. We cannot be certain that we will be able to manage any future expansion. If we fail to effectively plan and manage future growth in our business, we could face a loss of business and customers, and a deterioration of our financial outlook.

WE MAY NOT BE ABLE TO ESTABLISH OUR BRAND NAME, WHICH COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

     We have not yet developed a strong brand name on a national basis. We believe that establishing and maintaining a strong brand name is a critical aspect of attracting and expanding our customer base in existing and new markets. Strong branding is also critical to maintaining and building on the competitive advantage of being the first company to provide businesses with an integrated, Internet-based marketplace for printing solutions. The importance of brand name recognition will increase with competition. We will need to devote substantial financial and management resources to promoting and enhancing our brand, particularly as we expand into new geographic markets through direct sales, acquisitions and/or strategic alliances. There is a risk that the costs associated with our brand promotion strategy may exceed the benefits we may receive from those efforts. If we select the wrong channels to promote the ImageX.com brand, fail to develop and target an effective customer message or otherwise fail to successfully promote and maintain our brand name, we will not be able to realize the benefits of strong brand recognition. Any failure to develop a strong brand will prevent us from exploiting our first-mover advantage in our market and will leave us more susceptible to competition from other Internet-based printing services providers. See "Business -- Business Strategy."

INCREASES IN PAPER PRICES AND SHORTAGES IN PAPER SUPPLY COULD ADVERSELY AFFECT OUR GROSS MARGINS AND OPERATING RESULTS.

     The cost of paper is a principal factor in the pricing we receive from our network of commercial printing vendors and our own pricing through our two production facilities. We are generally able to pass increases in the cost of paper on to customers, while decreases in paper costs generally result in lower prices to customers. In the last three years, paper prices have fluctuated dramatically. If we are unable to pass future paper cost increases on to our customers, or if our customers reduce their order volume, our profit margins and cash flows could be adversely affected.

     In recent years, increases or decreases in demand for paper have led to corresponding pricing changes. In periods of high demand, certain paper grades have been in short supply, including grades we and our commercial printing vendors use. Any loss of the sources for paper supply or any disruption in our suppliers' businesses or their failure to meet our product needs on a timely basis could cause, at a minimum, temporary shortages in needed materials, which could have a material adverse effect on our operating results, sales, profit margins and cash flows.

WE MAY BE EXPOSED TO ENVIRONMENTAL LIABILITIES AND MAY FACE INCREASED COSTS OF COMPLIANCE
    WITH ENVIRONMENTAL LAWS AND REGULATIONS.

     The printing business generates substantial quantities of inks, solvents and other waste products requiring disposal. The printing facilities that we operate are subject to federal and state environmental laws and regulations concerning emissions into the air, discharges into waterways and the generation, handling and disposal of waste materials. We believe our facilities are in substantial compliance with these laws and regulations at this time. However, changes to these laws and regulations could increase the cost of our doing business or otherwise have a material adverse effect on our business, financial condition and operating results. In addition, although we maintain commercial property insurance at all our facilities, this insurance may not be adequate to cover any claims against us for environmental liabilities.

TECHNOLOGY DEVELOPMENTS COULD REDUCE THE DEMAND FOR OUR PRODUCTS AND SERVICES.

     In recent years, the market for printed business materials has experienced significant changes due to advances in computer and communication technologies. Certain products that were once commercially printed are now generated on computers through word processing or desktop publishing software. In addition, some information is now disseminated in a digital or electronic format rather than in a paper format. These trends could continue in the future, resulting in decreased demand for our products and services.

IF WE CANNOT RETAIN OUR KEY MANAGEMENT PERSONNEL AND HIRE ADDITIONAL QUALIFIED MANAGEMENT
    AND TECHNICAL PERSONNEL, WE WILL NOT BE ABLE TO SUCCESSFULLY MANAGE OUR OPERATIONS AND
    PURSUE OUR STRATEGIC OBJECTIVES.

     Our future success depends on the continued services of certain key management personnel, particularly our President and Chief Executive Officer, Richard P. Begert and our Chief Technology Officer, Cory E. Klatt. We also must identify, attract and retain additional qualified management and technical personnel to manage and support our business. Competition for top management and technical personnel is intense, and we may not be able to recruit and retain the personnel we need. Our future success depends to a significant extent on the ability of our executive officers and other members of our management team to operate effectively, both individually and as a group. We cannot be certain that we will be able to satisfactorily allocate responsibilities and that the new members of our executive team will succeed in their roles. The loss of any one of our key management personnel, particularly Mr. Begert, or the inability to attract, retain and integrate additional qualified personnel would make it difficult for us to successfully manage our operations and pursue our strategic objectives. See "Management."

IF BUSINESSES DO NOT ACCEPT THE INTERNET AS A MEANS OF PROCURING PRINTED BUSINESS MATERIALS,
    OUR BUSINESS WILL FAIL.

     For us to succeed, the Internet must continue to be adopted as an important means of buying and selling products and services. In particular, Internet electronic commerce must evolve beyond its current role as a consumer retail channel and become a leading business-to-business purchasing tool. Because online procurement of business products and services is still in its nascent stage, it is difficult to estimate the size of this market and its growth rate, if any. To date, many businesses have been deterred from using the Internet for procurement for a number of reasons, including:

     - security concerns;

     - unavailability of cost-effective, high-speed Internet access;

     - inconsistent quality of service;

     - potentially inadequate development of the global Internet infrastructure; and

     - the difficulty of integrating existing business software applications with online purchasing systems.

     Even if the Internet is widely adopted for business procurement, it may not achieve broad market acceptance for printing services procurement. Companies that have already invested substantial resources in traditional methods of printed business materials procurement may be reluctant to adopt new Internet-based ordering systems.

     We have expended, and will continue to expend, significant resources educating potential customers about our services, capabilities and benefits. We may not be successful in achieving market acceptance of the ImageX.com system or in achieving significant market share before competitors offer products, applications or services with features similar or superior to our current or proposed offerings.

IF WE ARE UNABLE TO COMPETE SUCCESSFULLY AGAINST TRADITIONAL PRINTING COMPANIES OR OTHER
    BUSINESSES OFFERING INTERNET-BASED PRINTING SERVICES, OUR BUSINESS WILL
FAIL.

     The market for printed business materials is intensely competitive. We compete primarily with local and regional printers, which are either independent or owned by print industry consolidators. The U.S. commercial printing industry is highly fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998. These local and regional printers typically have significant excess production capacity. Therefore, they compete aggressively for business printing orders in the markets they serve.

     Traditional commercial printers often have long-standing relationships with customers. We face substantial challenges in convincing businesses to consider alternatives to their traditional printers. In addition, printers typically have extensive local sales forces that regularly canvass and solicit businesses in the areas they serve. Commercial printers compete primarily on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must compete effectively in each of these areas.

     We also face substantial competition from printing services brokers -- companies that contract with businesses to select and procure printing services from a variety of printers. Brokers are able to offer customers a relatively wide variety of products and services, and are often able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long-standing customer relationships and extensive local direct sales forces.

     We also face direct competition from other companies that market integrated Internet-based business printing services similar to ours. Potential developers of competing electronic commerce services may include:

     - consumer printing services providers, including Internet-based providers;

     - office services providers;

     - equipment manufacturers; and

     - financial printers and publishers.

     Many of our current and potential future competitors have substantially greater financial, marketing and other resources than we do. As a result, they may be able to market their products, services and branding more aggressively than we are able to, and may be able to significantly undercut our pricing for extended periods of time. They may also be able to respond more quickly and effectively to emerging new technologies and to changes in customer requirements and preferences. See "Business -- Competition."

WE DERIVE A SUBSTANTIAL PORTION OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS, ANY OF
    WHICH COULD REDUCE THEIR PURCHASES AT ANY TIME.

     A small number of our customers account for a substantial percentage of our revenues. We have not entered into long-term agreements with any of our customers. Any of our significant customers could stop purchasing printing services from us, or significantly reduce their purchases, at any time. Our largest customer, CB Richard Ellis, accounted for 13% of our revenues for the year ended December 31, 1999. In addition, our combined top 10 customers accounted for 45% of our revenues for the year ended December 31, 1999. See "Business -- Customers and Markets."

IF WE CANNOT CONTINUOUSLY ENHANCE OUR TECHNOLOGY AND SERVICES IN RESPONSE TO RAPID CHANGES
    IN CUSTOMER NEEDS, COMPETITIVE OFFERINGS, INDUSTRY STANDARDS AND TECHNOLOGY, OUR BUSINESS
    WILL FAIL.

     Our future success will depend on our ability to maintain and develop competitive technologies, to continue to enhance our current services, and to develop and introduce new services in a timely and cost-effective manner. We must be able to continuously adapt to changing conditions, including evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. Both the business printing services market and the general Internet commerce sector are subject to rapidly changing technology and standards, changes in customer requirements and frequent new product introductions and enhancements. We may be unable to develop and market, on a timely basis, if at all, service enhancements or new services that respond to changing market conditions or that will be accepted by buyers of printed business materials. Any failure by us to anticipate or respond quickly to changing market conditions, or any significant delays in service development or introduction, could cause customers to delay or decide against purchasing our services.

DIFFICULTIES WITH THIRD-PARTY SERVICES AND TECHNOLOGIES COULD DISRUPT OUR BUSINESS AND
    UNDERMINE OUR REPUTATION.

     Our success in attracting and retaining customers and convincing them to increase their reliance on our Internet-based printing services depends on our ability to offer customers reliable, secure and continuous service. This in turn requires us to ensure continuous and error-free operation of our systems and network infrastructure. We rely on third parties to provide key components of our networks and systems. For instance, we rely on a third-party Internet services provider for the high-speed connections that link our Web servers and office systems to the Internet. We also rely on third-party communications services providers to provide secure connections to relay customer order information to our network of commercial printing vendors. Few of our systems have redundant backup systems capable of mitigating the effect of service disruptions. Any Internet or communications systems failure or interruption could result in disruption of our service or loss or compromise of customer orders and data. Such failures, especially if they are prolonged or repeated, would make our services less attractive to customers and tarnish our reputation.

     As the volume of data traffic on our Web site, network and other systems increases, we must continuously upgrade and enhance our technical infrastructure to accommodate the increased demands placed on our systems. If we fail to rapidly scale up the speed and data capacity of our systems, our customers may experience a deterioration of response times from our systems or periodic systems failures. Such difficulties would reduce customer loyalty and use of our services.

     In addition, significant components of the technologies employed in our software and systems, including our Corporate Online Printing Center, are licensed from third parties. We may be required to license additional software and technologies from others as we expand and enhance our services. We cannot ensure that the third-party technologies we need will be made available to us on reasonable terms, if at all. We also cannot predict whether the technologies we license from others will prove to have defects and errors that could disrupt our business. Third-party technologies could also be subject to claims of infringement of proprietary rights of others, which could force us to discontinue using these technologies and force an interruption or reduction in the scope of our services until alternative technologies are identified and implemented.

POSSIBLE ELECTRONIC COMMERCE SECURITY BREACHES, SYSTEMS FAILURES OR DAMAGE TO OUR FACILITIES
    COULD HARM OUR BUSINESS.

     We rely on encryption and authentication technology to effect secure transmission of confidential information, such as payment instruction sets. It is possible that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will result in a compromise or breach of the codes used by us to protect customer transaction data. If any such compromise of our security were to occur, it could have a material adverse effect on our reputation and on our ability to conduct business. It also could expose us to a risk of loss or litigation and possible liability. It is possible that our security measures will not prevent security breaches.

     The performance of our computer and telecommunications equipment is critical to our reputation and to our ability to achieve market acceptance of our services. Any system failure, including any network, software or hardware failure, that causes interruption or an increase in response time of our online services could decrease usage of our services. Frequent systems failures could reduce the attractiveness of our services to our customers. An increase in the volume of printing orders could strain the capacity of our hardware, which could lead to slower response time or systems failures. Our operations also depend in part on our ability to protect our operating systems against physical damage from fire, earthquakes, power loss, telecommunications failures, computer viruses, hacker attacks, physical break-ins and similar events.

     We are in the process of moving our information and communications systems to an offsite location. If we fail to manage this move effectively, it could interrupt service to our customers, which could tarnish our reputation and decrease usage of our services.

POTENTIAL IMPOSITION OF GOVERNMENTAL REGULATION ON ELECTRONIC COMMERCE AND LEGAL
    UNCERTAINTIES COULD LIMIT OUR GROWTH.

     The adoption of new laws or the adaptation of existing laws to the Internet may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition and operating results. Few laws or regulations currently directly apply to access to commerce on the Internet. Federal, state, local and foreign governments are considering a number of legislative and regulatory proposals relating to Internet commerce. As a result, a number of laws or regulations may be adopted regarding Internet user privacy, taxation, pricing, quality of products and services, and intellectual property ownership. How existing laws will be applied to the Internet in areas such as property ownership, copyright, trademark, trade secret, obscenity and defamation is uncertain. The recent growth of Internet commerce has been attributed by some to the lack of sales and value-added taxes on interstate sales of goods and services over the Internet. Numerous state and local authorities have expressed a desire to impose such taxes on sales to consumers and businesses in their jurisdictions. The Internet Tax Freedom Act of 1998 prevents imposition of such taxes through October 2001. If the federal moratorium on state and local taxes on Internet sales is not renewed, or if it is terminated before its expiration, sales of goods and services over the Internet could be subject to multiple overlapping tax schemes, which could substantially hinder the growth of Internet-based commerce, including sales of our products and services.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS.

     Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies in the Internet industry, is unknown. We currently have no issued patents. We have 52 U.S. patents pending, but we cannot be certain that any patent will ultimately be issued. We have registered the trademark "ImageX" in the United States and the European Union and have applied for the same mark in Canada and Japan. We have also registered the trademarks "Your online printing resource" and "We didn't invent printing. We reinvented it." We have additional trademark applications pending.

     We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights, nor can we be sure that competitors will not independently develop technologies that are substantially equivalent or superior to the proprietary technologies employed in our Web-based services. In addition, we cannot be certain that our business activities will not infringe on the proprietary rights of others or that other parties will not assert infringement claims against us. Any claim of infringement of proprietary rights of others, even if ultimately decided in our favor, could result in substantial costs and diversion of resources. If a claim is asserted that we infringed the intellectual property of a third party, we may be required to seek licenses to such third-party technology. We cannot be sure that licenses to third-party technology will be available to us at a reasonable cost, if at all. If we were unable to obtain such a license on reasonable terms, we could be forced to cease using the third-party technology. See "Business -- Intellectual Property."

FAILURE TO MAINTAIN AND EXPAND OUR VENDOR NETWORK ACROSS A BROAD GEOGRAPHIC TERRITORY MAY HINDER FULFILLMENT OF ORDERS.

     We rely to a large extent on independent vendors to fulfill orders placed through our Corporate Online Printing Center. Our future success will depend in part on our ability to maintain and expand our vendor network at levels commensurate with our order volume. If we are unable to maintain a vendor network of sufficient capacity, our ability to fulfill orders in a timely and cost-effective manner may be hindered, which could result in decreased adoption and use of our print procurement solutions and revenues.

     A large number of our current print vendors are located in Washington state. This geographic concentration may make it more difficult for us to deliver customer orders in a timely and cost-effective manner. A disruption of transportation systems (air or ground) may create difficulty in fulfilling our orders in a timely manner or increase our costs in meeting delivery commitments. Any disruption in our ability to timely deliver orders to customers could materially undermine our customer relationships and our business. Because a large percentage of our vendors are located in Washington state, we may incur increased shipping charges associated with delivery of print orders to customers in a given time frame. To the extent that we are not able to pass such charges on to customers, our gross margins and operating results could be adversely affected.

     Our arrangements with vendors are not long-term and may be cancelled by either party on relatively short notice, so we have no contractual assurance that these vendors will fulfill orders in a timely way, or that they will not decide to cease doing business with us. Although we believe that alternative vendors are readily available to replace any vendor who terminates its relationship with us, or that is not performing up to our standards, adding new vendors requires time and effort. If we were to encounter excessive vendor turnover, it could undermine our business by diverting personnel and other resources to increased vendor management needs.

OUR STOCK PRICE MAY BE VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE OFFERING PRICE.

     We cannot predict whether the market price of our common stock following this offering will remain at or above the offering price in this offering. As a result, if you decide to purchase our shares, you may not be able to resell your shares at or above the offering price.

     The market price for our shares of common stock is likely to be very volatile due to a number of factors, including:

     - actual or anticipated variations in quarterly operating results;

     - the gain or loss of significant customers;

     - the timing of any acquisitions we may complete;

     - changes in revenue and earning estimates by analysts;

     - announcements of technological innovations or new products by us or our competitors;

     - general conditions in the Internet commerce and printing industries; and

     - other events or factors that negatively affect the stock market.

     In addition, the stock market in general has experienced extreme price and volume fluctuations that have been unrelated to the operating performance of particular companies. This is particularly characteristic of many companies in the technology and emerging growth sectors. These broad market fluctuations could materially adversely affect the market price of our common stock.

     In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class-action litigation. If we were the subject of securities class-action litigation, it could be costly and divert our management's attention and resources.

WE HAVE NO SPECIFIC PLAN FOR ANY SIGNIFICANT PORTION OF THE NET PROCEEDS, AND OUR INVESTMENT OF THE NET PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     Although we currently expect to use the net proceeds we receive from this offering for working capital, capital expenditures and acquisitions of additional businesses, our board of directors has not approved any specific plans for a significant portion of the net proceeds. As a consequence, our management will have the discretion to allocate the net proceeds to uses the shareholders may not deem desirable. We may not be able to invest these proceeds to yield a significant return. Substantially all the net proceeds we receive from this offering will be invested in short-term, interest-bearing, investment-grade securities for an indefinite period of time.

AFTER THIS OFFERING WE WILL CONTINUE TO BE EFFECTIVELY CONTROLLED BY EXISTING SHAREHOLDERS WHOSE INTERESTS MAY CONFLICT WITH YOURS.

     Following the closing of this offering, our officers and directors and holders of at least 10% of our outstanding shares together will beneficially own approximately 38.5% of the outstanding shares of our common stock. As a result, these shareholders will effectively be able to:

     - elect, or defeat the election of, our directors;

     - amend, or prevent amendment of, our articles of incorporation;

     - effect or prevent a merger, sale of assets or other corporate transaction; and

     - control the outcome of any other significant corporate transactions.

     This concentration of ownership may delay, deter or prevent actions that would result in a change of control, which in turn could reduce the market price of our common stock. See "Principal and Selling Shareholders" for further information on the share ownership of our officers, directors and affiliates.

OUR ARTICLES OF INCORPORATION AND BYLAWS AND WASHINGTON LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER.

     Certain provisions of our articles of incorporation, our bylaws and Washington law could make it more difficult for a third party to obtain control of ImageX.com, even if doing so might be beneficial to our shareholders. See "Description of Capital Stock."

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price of our common stock. After this offering, 21,381,639 shares of our common stock will be outstanding. All of the shares sold in this offering and the 3,450,000 shares sold in our initial public offering will be freely tradeable unless held by affiliates of ImageX.com. An aggregate of 12,971,639 shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements signed by the holder. Of these restricted shares, 44,915 are eligible for immediate sale in the public market. The remaining 12,926,724 restricted shares will be available for sale in the public market as follows:

                                                              NUMBER OF
               DATE OF AVAILABILITY FOR SALE                   SHARES
               -----------------------------                  ---------
February 22, 2000 (the expiration date of 180-day lock-up
  agreements entered into in connection with our initial
  public offering, unless released earlier by Prudential
  Securities Incorporated in its sole discretion)...........  3,084,518
In April 2000, upon the expiration of various one-year
  holding periods...........................................  1,610,775
May 11, 2000 (the expiration date of 90-day lock-up
  agreements entered into in connection with this offering,
  unless released earlier by Chase Securities Inc. in its
  sole discretion)..........................................  7,676,817
Thereafter upon expiration of various one year holding
  periods...................................................    554,619

     We have filed a registration statement to register up to 4,500,000 shares of common stock reserved for issuance under our 1996 stock incentive compensation plan and employee stock purchase plan. Of that number of shares, 14,365 shares have been issued upon the exercise of options and 225,145 shares are subject to options that were exercisable as of December 31, 1999. We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register up to 282,837 shares of common stock reserved for issuance under the PrintBid.com, Inc. stock incentive plan. The registration statement will become effective automatically upon filing. Shares issued under the PrintBid stock incentive plan, after the filing of the registration statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the above-referenced 90-day lock-up agreements and vesting restrictions imposed by us. Of the shares reserved under the PrintBid stock incentive plan, 127,440 shares are subject to options that were exercisable as of December 31, 1999.

     We also have 1,343,731 shares of common stock issuable upon exercise of warrants, of which 1,276,286 may be exercised on a net basis (meaning the exercise price may be satisfied by deducting shares otherwise issuable that are equal in value to the exercise price). To the extent such warrants are exercised on a net basis, the shares issued upon such exercise would be available for sale in the public market, subject to expiration of the 180-day lock-up agreements referred to above; with respect to 165,933 shares, to the expiration of various one year holding periods in April 2000; and, with respect to 1,009,541 shares, to the 90-day lock-up agreements referred to above.

     Prudential Securities Incorporated may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements expiring February 22, 2000 entered into in connection with our initial public offering. Chase Securities Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements expiring May 11, 2000 entered into in connection with this offering. See "Shares Eligible for Future Sale" and "Underwriting."

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 4,000,000 shares of common stock we are offering will be approximately $86.5 million ($101.6 million if the underwriters over-allotment option is exercised in full), at the public offering price of $23.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. We will not receive any proceeds from any shares sold by the selling shareholders.

     The principal purposes of this offering are to obtain additional capital and to enhance our ability to acquire other businesses, products or technologies. We intend to use the proceeds for working capital, capital expenditures and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. We currently have no commitments or agreements with respect to any acquisitions.

     The amounts that we actually require for working capital will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the timing and terms of any acquisitions we may complete. As a result, we will retain broad discretion in allocating the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq National Market under the symbol "IMGX" since August 26, 1999, the date of our initial public offering. Prior to that time, there was no public market for our stock. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported on the Nasdaq National Market.

                                                               HIGH        LOW
                                                              -------    --------
1999 FISCAL YEAR
  Third Quarter (since August 26, 1999).....................  $23.00     $10.25
  Fourth Quarter............................................  $45.00     $ 7.75
2000 FISCAL YEAR
  First Quarter (through February 10, 2000).................  $42.125    $23.75

     On February 10, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $24.00 per share. As of December 31, 1999, there were approximately 239 shareholders of record.

                                DIVIDEND POLICY

     We have never paid dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate declaring or paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth at December 31, 1999:

     - the actual capitalization of ImageX.com; and

     - the capitalization of ImageX.com, as adjusted to reflect the sale by us of 4,000,000 shares of common stock in this offering at the public offering price of $23.00 per share less underwriting discounts and commissions and estimated offering expenses we expect to pay in this offering.

     This information should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

                                                                     DECEMBER 31, 1999
                                                             ---------------------------------
                                                               ACTUAL             AS ADJUSTED
                                                             ----------          -------------
                                                             (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                                  (UNAUDITED)
Shareholders' equity:
  Common stock, $0.01 par value per share; 70,000,000
     shares authorized; 17,381,639 shares issued and
     outstanding, actual; 21,381,639 shares issued and
     outstanding, as adjusted;.............................   $    174              $    214
  Additional paid-in capital...............................     67,118               153,548
  Unearned compensation....................................     (2,518)               (2,518)
  Notes receivable from shareholders.......................       (168)                 (168)
  Accumulated deficit......................................    (33,832)              (33,832)
                                                              --------              --------
          Total shareholders' equity.......................     30,774               117,244
                                                              --------              --------
          Total capitalization.............................   $ 30,774              $117,244
                                                              ========              ========

     The outstanding share information set forth above excludes:

     - 1,625,751 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, of which 352,585 shares are exercisable, under our stock option plans at a weighted average exercise price of $5.57 per share, and 682,668 shares available for future issuance under our stock option plans pursuant to options that had not yet been granted;

     - 1,343,731 shares issuable upon exercise of warrants outstanding as of December 31, 1999, all of which are currently exercisable at a weighted average exercise price of $4.26 per share; and

     - 250,000 shares available for future issuance under our employee stock purchase plan.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share and the adjusted pro forma net tangible book value per share after this offering. We calculate pro forma net tangible book value per share by dividing the pro forma net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of common stock.

     The pro forma net tangible book value of ImageX.com at December 31, 1999 was $28.6 million, or $1.65 per share of common stock. After giving effect to the sale of 4,000,000 shares of common stock offered by us in this offering at the public offering price of $23.00 per share (less underwriting discounts and commissions and estimated offering expenses we expect to pay in connection with this offering), the adjusted pro forma net tangible book value of ImageX.com at December 31, 1999 would be $115.1 million, or $5.38 per share. This represents an immediate increase in the adjusted pro forma net tangible book value of $3.73 per share to existing shareholders and an immediate and substantial dilution of $17.62 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share.............................           $  23.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $1.65
  Increase per share attributable to new investors..........   3.73
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................               5.38
                                                                       --------
Dilution per share to new investors.........................           $  17.62
                                                                       ========

     The following table shows on a pro forma basis at December 31, 1999 the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing shareholders and by new investors before deducting the underwriting discounts and commissions and estimated offering expenses payable by us:

                                      SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                    --------------------   ----------------------     PRICE
                                      NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
                                    ----------   -------   ------------   -------   ---------
Existing shareholders.............  17,381,639      81%    $ 64,012,602      41%    $ 3.68
New investors.....................   4,000,000      19%      92,000,000      59%    $23.00
                                    ----------     ---     ------------     ---
          Total...................  21,381,639     100%    $156,012,602     100%
                                    ==========     ===     ============     ===

     At December 31, 1999, we had outstanding options and warrants to purchase shares of common stock as follows:

                                                       NUMBER OF SHARES
                                                          SUBJECT TO       WEIGHTED AVERAGE
                                                       OPTIONS/WARRANTS     EXERCISE PRICE
                                                       ----------------    ----------------
Stock option plans...................................     1,625,751             $5.57
Warrants.............................................     1,343,731              4.26
                                                          ---------
          Total......................................     2,969,482             $4.98
                                                          ---------

     Additionally, as of December 31, 1999, there were 682,668 shares available for future grant under our stock option plan and 250,000 shares available for issuance pursuant to our employee stock purchase plan. To the extent option holders exercise outstanding options, or any options we grant in the future, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

     You should read the selected financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes of ImageX.com, Fine Arts Graphics, Image Press and PrintBid.com included elsewhere in this prospectus. The PrintBid.com acquisition was accounted for under the pooling-of-interest method and all consolidated financial statements of ImageX.com have been restated to include the results and balances of PrintBid.com for all periods presented. Historical results are not necessarily indicative of future results. The balance sheet data as of December 31, 1997, 1998 and 1999 and the statement of operations data for the four years ended December 31, 1999 are derived from the financial statements of ImageX.com included elsewhere in this prospectus and have been audited by PricewaterhouseCoopers LLP, independent accountants. The unaudited pro forma statement of operations data for the year ended December 31, 1999 gives effect to the acquisitions of Fine Arts Graphics on April 13, 1999 and Image Press on September 21, 1999 as if those acquisitions had occurred at the beginning of the period. This pro forma condensed financial information has been prepared from, and you should read it together with, the historical unaudited pro forma condensed consolidated financial statement included elsewhere in this prospectus. We have provided this pro forma condensed financial information for illustrative purposes only. The information does not necessarily represent what our actual results of operations would have been had we acquired Fine Arts Graphics and Image Press on the date assumed, nor is it necessarily indicative of our future operating results.

                                                                                ACTUAL                         PRO FORMA
                                                            ----------------------------------------------    ------------
                                                                              YEAR ENDED                       YEAR ENDED
                                                                             DECEMBER 31,                     DECEMBER 31,
                                                            ----------------------------------------------    ------------
                                                              1996        1997      1998(2)      1999(3)          1999
                                                            --------    --------    --------    ----------    ------------
                                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA (IN THOUSANDS, EXCEPT SHARE
  AND PER SHARE DATA):
Revenues................................................    $     79    $     87    $    968    $   11,499     $   19,346
Cost of sales...........................................          99         100         998         8,541         14,133
                                                            --------    --------    --------    ----------     ----------
Gross profit (loss).....................................         (20)        (13)        (30)        2,958          5,213
                                                            --------    --------    --------    ----------     ----------
Operating expenses:
  Sales and marketing...................................          --       1,018       2,207         6,765          7,226
  Product development...................................         300       1,316       2,750         3,770          3,770
  General and administrative............................         146       1,285       3,549        11,002         12,800
  Amortization of unearned compensation.................          --          --         380         2,284          2,284
  Amortization of goodwill and other intangibles........          --          --          --           213            310
                                                            --------    --------    --------    ----------     ----------
        Total operating expenses........................         446       3,619       8,886        24,034         26,390
                                                            --------    --------    --------    ----------     ----------
Loss from operations....................................        (466)     (3,632)     (8,916)      (21,076)       (21,177)
Other income (expense), net.............................           3          62         (48)          241            184
                                                            --------    --------    --------    ----------     ----------
Net loss before income taxes............................        (463)     (3,570)     (8,964)      (20,835)       (20,993)
State income tax provision..............................          --          --          --            --            (28)
                                                            --------    --------    --------    ----------     ----------
Net loss................................................        (463)     (3,570)     (8,964)      (20,835)       (21,021)
Preferred stock accretion...............................          --          --        (221)          (84)           (84)
                                                            --------    --------    --------    ----------     ----------
Net loss used in calculating net loss per share.........    $   (463)   $ (3,570)   $ (9,185)   $  (20,919)    $  (21,105)
                                                            ========    ========    ========    ==========     ==========
Basic and diluted net loss per share(1).................    $ (13.60)   $ (14.14)   $ (12.25)   $    (3.07)    $    (3.13)
                                                            ========    ========    ========    ==========     ==========
Shares used in computation of basic and diluted net loss
  per share(1)..........................................      34,042     252,425     749,987     6,805,098      6,753,493
                                                            ========    ========    ========    ==========     ==========

                                                                         ACTUAL
                                                              -----------------------------
                                                                      DECEMBER 31,
                                                              -----------------------------
                                                               1997     1998(2)    1999(3)
                                                              -------   --------   --------
BALANCE SHEET DATA (IN THOUSANDS):
Cash and cash equivalents...................................  $   186   $    967   $ 18,257
Working capital (deficit)...................................     (616)      (293)    18,053
Total assets................................................      938      2,469     35,668
Long-term obligations, net of current portion...............      300        454         --
Mandatorily redeemable convertible preferred stock..........    3,459         --         --
Accumulated deficit.........................................   (4,033)   (12,997)   (33,832)
Total shareholders' equity (deficit)........................   (3,642)   (10,887)    30,774

-------------------------
 (1) See Note 1 to ImageX.com Financial Statements for an explanation of the method used in computing basic and diluted net loss per share.

 (2) During December 1999, ImageX.com acquired PrintBid.com. The acquisition was accounted for under the pooling-of-interest method and all consolidated financial statements of ImageX.com have been restated to include the results and balances of PrintBid.com for all periods presented.

 (3) The 1999 results include the operations of Fine Art Graphics and Image Press, which ImageX.com acquired in April 1999 and September 1999 respectively. See Note 13 to ImageX.com's financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     When you read this section of this prospectus, it is important that you also read the financial statements and related notes included elsewhere in this prospectus. This section of this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. We use words such as "anticipate," "believe," "expect," "future" and "intend" and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the factors described below and in "Risk Factors." You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

OVERVIEW

     ImageX.com is an Internet-based business-to-business e-commerce company in the U.S. commercial printing industry. We derive substantially all our revenues from the sale of printed business materials in both the marketing/promotional and general office categories. Such products include business cards, stationary, letterhead and other general office products, as well as color marketing brochures, sell sheets and similar products.

     Our e-procurement solution includes four services:

     - Corporate Online Printing Center, a customized, secure Web site for larger corporate customers containing an online catalog of their repeat-ordered printed business materials;

     - Small Business Printing Center, a small office/home office service through which customers order personalized printed materials from a non-custom site with online templates;

     - PrintBid.com, an online bidding service in which print customers can obtain bids from numerous participating vendors based on a specific set of job criteria; and

     - PaperDeals.com, an online auction service for commercial paper stock aimed at raw materials suppliers and print manufacturers.

     For orders we receive through our Corporate Online Printing Center, we charge customers for the printed products they order in accordance with customer-specific pricing arrangements negotiated with each account. Orders are fulfilled through our network of approximately 40 vendors and two company-owned facilities and shipped directly to customers under the ImageX.com brand. To date, we have derived substantially all of our revenues from our Corporate Online Printing Center and from customers we obtained through acquisitions.

     Orders placed through our Small Business Printing Center are fulfilled by a private label supplier and shipped under the ImageX.com brand. We receive a percentage of the purchase price paid by customers for each order placed through the Small Business Printing Center. As of December 31, 1999, the Small Business Printing Center had not generated significant revenues.

     For our PrintBid.com bidding service, we intend to charge a transaction fee for each print provider who bids on a job, although to date PrintBid.com has been offered free of charge in order to generate traffic and use of the service. For PaperDeals.com commercial paper auctions we charge a transaction fee to the auction originator. As of December 31, 1999, PrintBid.com and PaperDeals.com had not generated any revenues.

     As an element of our sales and marketing strategy we enter into strategic alliances with various parties. In certain of these arrangements we have agreed to share revenue or pay transaction fees on revenue derived from the relationship, and in one case to pay a fixed monthly fee regardless of revenue generated. These relationships have not generated any material revenues to date.

     In our Corporate Online Printing Center and Small Business Printing Center and through our wholly owned subsidiaries, Image Press and Fine Arts Graphics, we recognize product revenues when the order is shipped to the customer and we have fulfilled all of our contractual obligations. We expect to recognize revenue from our PrintBid.com and PaperDeals.com services when the service is performed and we bill the customer.

     In the commercial printing industry, prices tend to move in correlation with paper prices. We generally have been able to pass fluctuations in paper pricing through to our customers, although this cannot be assured in the future. We also offer volume discounts to customers, which we expect will continue.

     Our customers include a wide variety of businesses, from Fortune 500 companies to small office operations. A substantial portion of our revenue has been derived from customers that have come to ImageX.com by means of our acquisitions of Fine Art Graphics, a commercial printer, in April 1999 and Image Press, a print broker, in September 1999. Our goal in such acquisitions is to convert acquired customers to our online print procurement system. Although we generally expect that a majority of the historical revenue of acquired companies will migrate to our online procurement system, such conversions require significant time and effort, and we expect that customers who elect to convert to online procurement will continue to order printing from us through traditional means while they transition to e-procurement. In addition, there will be customers that continue to use traditional procurement practices.

     Currently, a substantial majority of our revenue is generated from acquired customers ordering through traditional offline means. Although we may support such traditional procurement after an acquisition, we intend to encourage our acquired customers to order online over the long-term. To the extent we complete additional acquisitions of print providers, the percentage of our revenue generated by traditional offline procurement will likely increase, offset by any customers and revenue that we convert to online procurement. Depending on the number, size and frequency of acquisitions we may complete, revenue generated through traditional means could continue to account for a significant percentage of our total revenue.

     For products sold through our Corporate Online Printing Center that are produced by our network of vendors, gross profit is calculated as the selling price of a specific product less the price our vendor charges us. For products sold through our Corporate Online Printing Center that we produce in our own facilities, gross profit is calculated as the selling price of the product (including freight), less manufacturing costs, freight costs and certain allocated overhead. For revenue generated through our Small Business Printing Center, our cost of goods sold are not material. We expect that cost of goods sold on revenue we may generate through the PrintBid.com and PaperDeals.com will be minimal.

     Our business incurs operating expenses in three broad expense categories: sales and marketing, product development and general and administrative. We expect our expenses in each of these categories to rise as our revenue grows. As is typical of early-stage technology companies, most of our historical expenditures have been in the product development and general and administrative categories, as we have focused on building the ImageX.com online printing system and an infrastructure suitable for future growth. In the future, we intend to focus on acquiring new customers, converting customers of businesses we may acquire to our online system and increasing our revenue base. As a result, we expect that sales and marketing expenses and the general and administrative expenses associated with our manufacturing operations will account for a relatively larger percentage of our operating expenses. We expect our infrastructure and development costs will decline over time as a percentage of sales.

     Our future success will depend on our ability to expand our customer base in both existing and new geographic markets, improve the lifetime gross profit we earn from our customers and lower our costs of customer acquisition. We intend to focus on these three objectives to recoup our infrastructure and technology investments and achieve profitability.

     We are pursuing an aggressive growth strategy that includes building our direct sales force, acquiring printing businesses that have strong customer relationships and e-commerce companies with complimentary technologies or services, and seeking alliance partners to co-market our services. In connection with this growth strategy, we anticipate incurring substantial additional operating expenses in the immediate future as we:

     - expand our sales force and marketing organization in both existing and new geographic markets and enter into strategic alliances;

     - promote awareness of our brand name;

     - hire additional programmers to further our product development efforts;

     - execute and integrate any additional acquisitions; and

     - expand the infrastructure needed to support the growth of our business.

     We also anticipate incurring additional general and administrative costs to the extent we are successful in growing our business. As a result of these increased expenditures and other related factors, we expect to continue to incur losses during the foreseeable future.

ACQUISITIONS

     ImageX.com commercially launched its services in 1997 and had minimal revenues in fiscal 1997 and 1998. We acquired Fine Arts Graphics, a commercial printer focused exclusively on general office printing, which includes primarily business cards, stationery and letterhead, in April 1999. Fine Arts Graphics' historical revenue for fiscal 1998 was $10.5 million. In September 1999 we acquired Image Press, a print broker, which had historical revenue for fiscal 1998 of $6.6 million. In December 1999, we acquired PrintBid.com, a provider of online auction services in the commercial print procurement and paper markets.

     PrintBid.com, which operates two businesses, PrintBid.com and PaperDeals.com, had an accumulated deficit of approximately $2.2 million as of September 30, 1999. We expect that the operations of PrintBid.com and PaperDeals.com will accelerate our losses for the foreseeable future.

     We incurred goodwill of approximately $1.4 million and $914,000 in the acquisitions of Fine Arts Graphics and Image Press, respectively, whereas the acquisition of PrintBid.com was accounted for as a pooling of interests. We expect that we will incur additional goodwill in the future to the extent we complete other acquisitions, which may have a negative effect on our results of operations in future periods. To the extent we acquire additional e-commerce companies or other businesses that are losing money, our operating results will likely be adversely affected.

RESULTS OF OPERATIONS

     The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated. Historical periods have been restated to reflect our acquisition of PrintBid.com in December 1999, which was accounted for using the pooling-of-interest method. Pro forma consolidated data give effect to the acquisitions of Fine Arts Graphics and Image Press as if each had occurred at the beginning of the period presented.

                                                                      ACTUAL                  PRO FORMA
                                                         --------------------------------   -------------
                                                             YEAR ENDED DECEMBER 31,         YEAR ENDED
                                                         --------------------------------    DECEMBER 31
                                                         1996     1997      1998     1999       1999
                                                         ----    ------    ------    ----   -------------
                                                                                             (UNAUDITED)
Revenues...............................................   100%      100%      100%    100%       100%
Cost of sales..........................................   126       115       103      74         73
                                                         ----    ------    ------    ----       ----
Gross margin...........................................   (26)      (15)       (3)     26         27
                                                         ----    ------    ------    ----       ----
Operating expenses:
  Sales and marketing..................................    --     1,167       228      59         37
  Product development..................................   382     1,509       284      33         19
  General and administrative...........................   186     1,474       367      96         66
  Amortization of unearned compensation................    --        --        39      20         12
  Amortization of goodwill and other intangibles.......    --        --        --       2          2
                                                         ----    ------    ------    ----       ----
         Total operating expenses......................   568     4,150       918     210        136
                                                         ----    ------    ------    ----       ----
Loss from operations...................................  (594)   (4,165)     (921)   (184)      (109)
Other income (expense), net............................     4        71        (5)      2          1
                                                         ----    ------    ------    ----       ----
Net loss...............................................  (590)%  (4,094)%    (926)%  (182)%     (108)%
                                                         ====    ======    ======    ====       ====

     We have incurred significant net losses since our inception. As of December 31, 1999, we had accumulated a deficit of $33.8 million. Our limited operating history and the uncertain and emerging nature of our market make it difficult to assess our prospects or predict our future results of operations. Therefore, you should not consider our recent revenue growth as an indication of our future rate of revenue growth, if any. Our prospects are subject to the risks and uncertainties frequently encountered in establishing a new business enterprise, particularly in the new and rapidly evolving markets for online products and services. Because of our short operating history, period-to-period comparisons of our results of operations are not necessarily meaningful. As a result, you should not rely on such comparisons as indications of our future performance. See "Risk Factors -- We have a limited operating history and are subject to the risks of new enterprises" and "-- Our quarterly results are difficult to predict and are likely to fluctuate, which may have an impact on our stock price."

YEARS ENDED DECEMBER 31, 1999 AND 1998

Revenues

     Revenues were $968,000 and $11.5 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $10.5 million, or 1,088%, over the prior year. This increase was primarily due to the acquisition of Fine Arts Graphics and Image Press customers in 1999 and to an increased number of customers using our online system, from approximately 80 customers at December 31, 1998 to approximately 200 customers at

December 31, 1999. The increase in the number of customers contributes to both increased product and service revenues.

Gross Profit

     Gross profits/(loss) were ($30,000) and $3.0 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $3.0 million in 1999 over the prior year. The increase in gross profit was primarily due to our expanded customer base and consequent increased sales volumes, increased product pricing to our customers, and decreased costs due to renegotiated supplier pricing with several of our key commercial print vendors.

Sales and Marketing Expenses

     Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, advertising expenses, marketing expenses, and travel expenses. Sales and marketing expenses were $2.2 million and $6.8 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $4.6 million, or 208%, over the prior year. The increase in sales and marketing expenses resulted primarily from hiring new sales representatives and marketing personnel, travel expenses, and marketing expenses, including public relations, company Web site maintenance, telemarketing expenses, and printed marketing materials. We expect that sales and marketing expenses will continue to grow as we pursue an aggressive growth strategy and hire additional sales and marketing personnel.

Product Development Expenses

     Product development expenses consist primarily of salaries and benefits for developers, product managers, and quality assurance personnel. Product development expenses were $2.8 million and $3.8 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $1.0 million or 37%, over the prior year. The increase in product development expenses was due to an increase in amortization resulting from the capitalization of certain software development costs relating to our Corporate Online Printing Center, increased salary and benefit related expenses from hiring new personnel and the inclusion of product development expenses associated with PrintBid.com. We believe that continued investment in product development is critical to attaining our goals and the dollar amount of product development expenses will increase in future periods, although they may decline as a percent of total revenues.

General and Administrative Expenses

     General and administrative expenses consist primarily of salaries and benefits for executive, finance, administrative and information technology personnel as well as outside professional services and facilities related expenses. General and administrative expenses were $3.5 million and $11.0 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $7.5 million, or 210%, over the prior year. The increase in general and administrative expenses was primarily due to our hiring additional executive, finance, administrative and information technology personnel as well as outside contractors to support the growth of our business. In addition, we have had higher expenses resulting from depreciation, software maintenance expenses, and professional fees. Increases in general and administrative expenses were also a result of the inclusion of PrintBid.com's expenses. We believe that our general and administrative expenses will continue to increase as a result of the continued expansion of our administrative staff and the expenses associated with becoming a public company, including, but not limited to, annual and other public-reporting costs, directors' and officers' liability insurance, investor-relations programs and professional services fees.

Amortization

     The amortization of unearned compensation was $380,000 and $2.3 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $1.9 million, or 501%, over the prior year. This total unearned compensation amount represents the difference between the fair value of our common stock for accounting purposes at the date of grant and the exercise or purchase price of such securities, as applicable. The unamortized portion of this total unearned compensation amount is reflected as a reduction of shareholders' equity and will be amortized over the remaining vesting period of the applicable stock or options. The unearned compensation is being amortized in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual options, generally four years.

     The amortization of goodwill and other intangibles is $0 and $213,000 for the years ended December 31, 1998 and 1999, respectively, representing an increase of $213,000, or 100%, over the prior year. The goodwill and other intangibles arose as a result of the acquisition of Fine Arts Graphics and Image Press.

Other Income (Expense), Net

     Other income and expense consist primarily of interest income and interest expense. The net other income/expense were an expense of $48,000 and income of $241,000 for the years ended December 31, 1998 and 1999, respectively, representing an increase of $289,000, over the prior year. The expense for the year ended December 31, 1998 was interest on debt outstanding. With the proceeds of our public offering in August 1999, all existing debt was paid off and the remaining proceeds were invested which resulted in a net interest income for the year ended December 31, 1999.

Income Taxes

     No provision for federal income taxes has been recorded to date because we incurred net operating losses from inception through December 31, 1999. As of December 31, 1999, we had approximately $31.2 million of net operating loss carryforwards for federal income tax purposes, expiring in 2011 through 2019. These losses are available to offset future taxable income. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, we do not believe that the realization of the related deferred income tax assets meets the criteria required by generally accepted accounting principles and, accordingly, no deferred tax asset has been recorded.

Net Loss

     The net loss was $9.0 million and $20.8 million for the years ended December 31, 1998 and 1999, respectively, representing an increase of $11.8 million, or 132%, over the prior year. The $11.8 million increase in net loss for the year ended December 31, 1999 was as a result of increased spending in all categories -- sales and marketing, product development, general and administrative, and amortization, as we have completed three acquisitions and had significant growth overall during the year ended December 31, 1999.

YEARS ENDED DECEMBER 31, 1998 AND 1997

Revenues

     Revenues for 1998 increased 1,013% to $968,000 from $87,000 in 1997.
Product revenues for 1998 increased 1,117% to $913,000 from $75,000 for 1997, while our service revenues increased 358% to $55,000 from $12,000 for 1997. The increase in revenues was due to the commercial launch of the ImageX.com system in October 1997, the addition of new customers and launching the sale of marketing promotional materials in 1998.

Gross Profit

     We experienced a negative gross profit of $30,000 in 1998 compared to $13,000 in 1997. Negative gross margin for 1998 was 3% compared to 15% for 1997. The improvement was a result of higher pricing to our customers and lower vendor costs.

Sales and Marketing Expenses

     Sales and marketing expenses for 1998 increased 117% to $2.2 million from $1.0 million for 1997. This increase resulted from a $487,000 increase in salary expense, a $229,000 increase in promotional marketing expenditures and a $171,000 increase in advertising expenditures. In addition, we did not commence commercial marketing efforts until the last quarter of 1997.

Product Development Expenses

     Product development expenses for 1998 increased 109% to $2.8 million from $1.3 million for 1997. The increase resulted primarily from the addition of software developers to our team and our investment in equipment to maintain and upgrade our proprietary software and infrastructure systems.

General and Administrative Expenses

     General and administrative expenses for 1998 increased 176% to $3.5 million from $1.3 million for 1997. The increase resulted primarily from a $531,000 increase in salary expense, a $283,000 increase in contract labor, a $213,000 increase in professional fees and a $147,000 increase in recruiting expense.

Other Income (Expense), Net

     Interest expense, net for 1998 decreased to expense of $48,000 from income of $62,000 for 1997 as a result of establishing and using a working capital line and other bank credit facilities.

Net Loss

     Net loss increased substantially to $9.0 million for the year ended December 31, 1998 from $3.6 million for the year ended December 31, 1997 as a result of increased sales and marketing, product development and general and administrative expenses. These increased expenses resulted from the commercial launch of the ImageX.com system in October 1997. Net loss also increased as a result of the inclusion of PrintBid.com's operating expenses in 1998. As a percentage of sales, net loss decreased to 926% for the year ended December 31, 1998 from 4,103% for the year ended December 31, 1997. The decrease in net loss as a percentage of sales was primarily due to an $881,000 increase in our revenue base.

LIQUIDITY AND CAPITAL RESOURCES

     Prior to our initial public offering, we financed our operations primarily through sales of equity securities and, to a lesser degree, through the use of long-term debt. As of December 31, 1999, we had raised approximately $36.7 million, net of offering costs, from private placements of preferred stock and approximately $4.1 million from borrowings under convertible notes and bank credit facilities. As of December 31, 1999, these borrowings under convertible notes and bank credit facilities were fully paid off. In August 1999, we completed our initial public offering and issued 3,450,000 shares of common stock at an initial public offering price of $7.00 per share. We received approximately $21.0 million in cash proceeds, net of underwriting discounts, commissions and other offering costs.

     As of December 31, 1999, we had cash and cash equivalents of $18.3 million, representing an increase of $17.3 million from cash and cash equivalents held as of December 31, 1998. Our working capital at December 31, 1999 was $18.1 million, compared to a working capital deficit of ($293,000) at December 31, 1998.

     Net cash used in operating activities was $17.3 million and $7.4 million for the years ended December 31, 1999 and 1998, respectively. The operating cash outflows were primarily attributable to significant expenditures on product development, sales and marketing and general and administrative expenses, all of which led to operating losses. The cash outflows resulting from operating losses and increases in accounts receivable, inventories and prepaid expenses were partially offset by increases in current liabilities, including trade payables.

     Net cash used in investing activities was $11.6 million and $895,000 for the years ended December 31, 1999 and 1998, respectively, and consisted of capital expenditures, including equipment and the acquisitions of Fine Arts Graphics and Image Press.

     Net cash provided by financing activities was $46.1 million for the year ended December 31, 1999 and consisted primarily of $21.3 million in net proceeds from the issuance of common stock and $24.7 million in net proceeds from the issuance of convertible preferred stock. Net cash provided by financing activities was $9.1 million for the year ended December 31, 1998 primarily from the issuance of convertible preferred stock and borrowings pursuant to convertible notes and bank credit facilities.

     We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel, including growth associated with product and service offerings, geographic expansion and integration of any new acquired businesses. We expect to substantially increase our operating expenses, which will consume a material amount of our cash resources; however, we believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our future capital requirements will depend on many factors that are difficult to predict, including the size, timing and structure of any acquisitions that we complete, our rate of revenue growth, our operating losses, the cost of obtaining new customers and technical capabilities, and the cost of upgrading and maintaining our network infrastructure and other systems. We expect that we will need to raise additional capital in the future to fund our operations and to pursue our growth strategy. We have no commitments for additional financing, and we may experience difficulty in obtaining additional funding on favorable terms, if at all. Any difficulty in obtaining additional financial resources could force us to curtail our operations or prevent us from pursuing our growth strategy. Any future funding may dilute the ownership of our existing shareholders.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARD

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use." SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including a requirement to capitalize specified costs and amortize such costs. We adopted this statement effective January 1, 1999. As of December 31, 1999, we had capitalized computer software costs of $1,078,000 and had recorded the related amortization expense of $758,000 for the year ended December 31, 1999.

AMORTIZATION OF UNEARNED COMPENSATION, GOODWILL AND OTHER INTANGIBLES

     Amortization consists of the amortization of unearned compensation, goodwill and other intangible assets. The amortization of unearned compensation is a result of recording the difference between the fair value of our common stock at the date of grant and the exercise or purchase price of such securities, as applicable. The unearned compensation is amortized over the remaining vesting period of the applicable stock or options. The amortization of goodwill and other intangible assets is a result of the acquisitions of Fine Arts Graphics and Image Press. The amortization of goodwill is over a 10-year period and the amortization periods of other intangible assets range from 3 to 8 years.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field needed to be expanded to 4 digits. As a result, many companies' software and computer systems were upgraded or replaced in order to comply with these Year 2000 requirements. The use of software and computer systems that are not Year 2000 compliant could have resulted in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities.

     To date, we have not suffered any disruptions in our computer systems or software when the expanded date code field was first used on January 1, 2000. In addition, to date, we have not been made aware that any third-party systems we rely on, the manufacturing systems of our vendors or the systems our customers use to order our services have suffered disruptions in their systems.

                                    BUSINESS

IMAGEX.COM, INC.

     ImageX.com is a leading business-to-business Internet market maker for printed business materials. We offer an end-to-end solution that streamlines the procurement process for business printing customers, their employees and other end users of printed products, printing manufacturers and raw material suppliers to the printing industry. We provide e-commerce solutions that improve the way businesses acquire marketing communications materials, ranging from business cards to high-end printed materials. ImageX.com's nationwide Web-based services include the Corporate Online Printing Center, the Small Business Printing Center, PrintBid.com, an online bidding system for over 2,800 print buyers and more than 4,000 printers, and PaperDeals.com, an online auction site for commercial paper stock with approximately 280 registered paper mills and printers.

     The Corporate Online Printing Center allows medium to large size businesses to access their own customized, secure Web site that contains a digital catalog of their custom-printed business materials -- from marketing brochures to stationery and business cards. Each business can modify, proof, procure and manage its printed business materials from any Windows-based, Internet-enabled personal computer. We reduce the time associated with ordering printed business materials to a few minutes and typically deliver ordered materials to our customers within 6 to 10 days. We believe we also reduce the possibility of errors in the printing process. To date, we have derived substantially all our revenues from our Corporate Online Printing Center and from customers obtained through acquisitions.

     Our Small Business Printing Center provides quick and easy access via the Internet to a wide range of personalized printed business materials based on standard templates at competitive prices. PrintBid.com is an online bidding service for customized print jobs that links over 2,800 print buyers with more than 4,000 printers. PaperDeals.com is an online auction site for paper stock, offering a forum to link buyers with sellers.

     Our customer and revenue base has grown rapidly since we introduced the ImageX.com solution in October 1997. Our customers include Automated Data Processing (ADP), Bell Atlantic Mobile, CB Richard Ellis, CIBC World Markets, Donaldson, Lufkin & Jenrette, Merck & Co., New Energy Ventures, PricewaterhouseCoopers, United Behavioral Health and Waddell & Reed. We have approximately 280 employees and offices in 15 metropolitan markets across the country. We also have 52 patent applications pending on our proprietary technology.

INDUSTRY BACKGROUND

The Growth of Business-to-Business Electronic Commerce

     Industry observers predict the next phase in the Internet revolution will be business-to-business electronic commerce. Forrester Research estimates that businesses bought and sold $43 billion in goods over the Internet in 1998, as opposed to $8 billion bought by consumers. In addition, they predict that business-to-business electronic commerce will grow to $1.3 trillion by 2003, or more than 90% of the total projected electronic commerce market.

     In recent years, businesses have used electronic data interchange (EDI), technology that links businesses directly to their suppliers, to procure materials more efficiently than they could using paper-based transactions. However, electronic data interchange is typically capital-intensive and difficult to implement. Like electronic data interchange, transactions over the Internet are more efficient than paper-based transactions. Internet electronic commerce also offers businesses additional advantages, including:

     - the ability to reach a global audience of other businesses and provide broader product and services selection and unparalleled convenience;

     - the ability to complete transactions with minimal infrastructure, reduced costs and greater economies of scale;

     - the opportunity for anyone within an organization to access suppliers from any Internet-enabled personal computer; and

     - the technology to customize customer interfaces, creating greater convenience and ease of use.

     As a result, industry observers expect that an increasing portion of commerce between businesses will be transacted over the Internet.

     Although many companies in the business-to-business space have commenced offering products and services over the Internet, they typically still offer only standard, rather than customized, products. We believe a larger opportunity exists for companies that can offer solutions to businesses for the procurement of customized products over the Internet.

The Printing Industry

     Printed business materials, which include promotional marketing materials and general office products, are employed throughout business organizations today. Based on data provided by CAP Ventures, sales in the U.S. printing industry totaled $292 billion in 1998. Of that amount, $58 billion was derived from the commercial print industry, including sales of printed business materials for corporate and small office/home office print buyers. This large industry is fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998. We believe most printing is purchased from local and regional printers, and that few of these printers deliver automated service over the Internet.

                                   [GRAPHIC]

   [Graphic: Two pie charts representing (1) breakdown of U.S. Publishing and Printing between (a) publishing and specialty ($186.3 billion) and (b) printing ($105.5 billion and (2) breakdown of the U.S. printing market between (a) forms, printers and other ($47.3 billion) and (b) commercial ($58.2 billion). Cap below graphic: ImageX.com 9 month revenues ending September 30, 1999 were $6,646,000 which represents an immaterial percentage of the commercial printing industry. Over 30,000 printers compete in this industry.]

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

     As the following chart illustrates, the typical process for ordering printed business materials involves a series of interactions with the printer. The individual placing the order must first gather the information relevant to the order and send it to the printer. The printer then uses this information to generate a preliminary proof, which is sent to the customer for approval. The customer then informs the printer of any changes to the proof, which are made by the printer. Only then do the pre-press and manufacturing processes begin.

                                   [GRAPHIC]

   [Graphic: -- traditional print production process flow chart. Subheadings for elements within graphics: Customer Process/Manufacturing Process; Need for a Printed Product, Order Placement, Contact with Printer, Initiate Job Ticket, Typesetting, Send to Customer, Customer Reviews Proof, Customer Makes Corrections, Printer Typesets Corrections, Corrected Proof Sent Back to Customer, Customer Re-Proofs Corrections, This part of the process is repeated until a corrected proof is approved by customer, Customer Approves Proof, Imaging, Job to Press, Printed Product Delivered.]

     We believe that customers seek a more efficient process for ordering and managing printed business materials. We also believe they desire a streamlined ordering process, the capability to customize and differentiate their printed business materials and the minimization of their administrative cost of procurement. Customers also wish to limit the number of vendors they must deal with in order to satisfy their printed business materials requirements. We believe that these customer needs can be addressed with an automated, integrated, Internet-based print procurement solution. At the same time, we believe that both customers and suppliers benefit from a more efficient and streamlined process by which they can purchase and sell printed materials as well as some of the raw materials needed for their printing operations.

THE IMAGEX.COM SOLUTION

     ImageX.com provides an Internet-based end-to-end solution to produce printed business materials for corporate and small office/home office customers. Our solution consists of the Corporate Online Printing Center, the Small Business Printing Center, PrintBid.com and PaperDeals.com.

     The following chart illustrates the printing process using the Corporate Online Printing Center system.

                                   [GRAPHIC]

   [Graphic: ImageX.com print production process flow chart. Subheadings for elements within graphics: Customer Process/Manufacturing Process; Need for Variety of Printed Materials, Customer Logs In, Customer Modifies Proofs & Releases Order Online, Printer Receives Press-Ready Digital Files and Electronic Job Ticket, Press-Ready Digital Files Sent Directly to Plate, Job to a Variety of Presses, A Variety of Printed Products Delivered.]

     The Corporate Online Printing Center gives businesses access to a customized, secure Web site that contains a digital catalog of all their custom-printed business materials from marketing brochures to stationery and business cards and offers the following key features:

Expediency                   Shortens the time required for customers to order
                             printed business materials and allows customers to access, modify, proof and order their printed business materials from their desktops, eliminating the need to send markups and proofs to and from the printer.

Accuracy Enables our customers to directly access their corporate information online through a color consistent and dimensionally accurate screen rendering. Customers can order their products from their own digital online catalog that includes employee data, company graphics and logos, delivery information, reporting requirements and prototypes of the customer's printed business materials. We believe this system reduces errors associated with data reentry, typesetting and the use of outdated document versions.

Single Sourcing              Eliminates the need for customers to engage several
                             different printers to supply their printing needs.
                             Individual printers are typically constrained to a limited range of products that can be supported by their equipment. Through our network of approximately 40 commercial printing vendors and two owned facilities, we are able to provide a wide range of printed business materials.

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

Security and Control         Enables customers to monitor print orders through a
                             password protected, secure Web site. Authorized customer employees can individually access a wide variety of printed business materials within the centralized parameters and rules established by the customer organization. This brings a uniform look to a customer's printed business materials and helps to maintain consistency of the customer's corporate identity.

Scalability                  Scales to a large number of new employees and new
                             products, meaning it has the ability to handle increasing order volume without compromising system integrity and performance.

Streamlined Manufacturing    Eliminates the typesetting process and certain
                             pre-press manufacturing steps by providing our commercial printing vendors with print-ready files that are routed directly to their printing systems.

     Our Small Business Printing Center provides quick and easy access via the Internet to a wide range of personalized printed business materials based on standard templates at competitive prices for small and home-based businesses. Customers can streamline the purchase of high-quality, custom-printed materials, including business cards, labels, letterhead, envelopes and more. Customers can work through a complete layout and design process for their materials, including choosing desired formats, color and paper while having immediate proofing and ordering capability.

     Through PrintBid.com we enable our customers seeking individual, one-time print jobs to achieve the best pricing conditioned to the customer's specifications. By matching the specifications of print jobs against a nationwide database of printers and their specific combinations of equipment, PrintBid.com enables customers to find the ideal suppliers for their work.

     PaperDeals.com connects printers and paper suppliers worldwide through a live e-auction marketplace. This site allows print suppliers to auction different categories and grades of paper to print buyers and also allows print buyers to post a paper requirement for suppliers to post bids.

BUSINESS STRATEGY

     Our objective is to be the leading business-to-business Internet market maker for printed business materials. The following are the key components of our strategy:

Exploit First Mover
Advantage
as the Leading End-To-End
Printing Solution            We believe that as the first company providing an
                             integrated Internet solution for procurement of printed business materials, we have the opportunity to establish ourselves as the leading commercial printing brand on the Internet.

Acquire Enabling Technology
and Broaden Our Service
Offerings                    Acquiring complementary Internet-based commerce
                             capabilities and entering into strategic alliances with other e-procurement companies with complementary product offerings or attractive customer bases will allow us to broaden our service offerings for existing and new customers and increase the functionality and power of our Web site to deliver business products and services to customers.

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

Expand Our Direct Sales
Force We intend to expand our direct sales force to rapidly increase our customer base in both new and existing markets and to expand the use of our services by our customers. We intend to further extend the geographic presence of our sales force to acquire customers in new markets.

Grow Customer Base Through
Acquisitions                 We intend to actively pursue acquisitions of print
                             brokers and commercial printers with strong customer relationships and seek to convert the acquired customers to our Corporate Online Printing
                             Center. By acquiring existing customer
                             relationships, we gain immediate revenue and the opportunity to leverage those relationships to convert those customers to our online procurement system.

Increase Revenues From
Existing Customers           We believe that substantial opportunity exists for
                             us to grow by selling additional products and services to our existing customers. We also believe that broadening our product and service offerings through acquisitions and alliances to encompass a wider range of printing and related procurement requirements will allow us to increase our customer and revenue base and become the single-source provider of printed materials to our customers.

Build Brand Name Awareness   We believe that promoting our brand name and
                             reputation as the leading electronic commerce provider in our industry will build awareness among our potential customers, attract new customers, and increase loyalty and usage of our services by our existing customers.

Maintain Product and
Technology Leadership        We intend to continue our leadership position by
                             pursuing technology initiatives designed to enhance our product and service offerings. We consistently research and reassess customer needs and preferences when developing new products and technologies to achieve customer satisfaction.

PRODUCTS AND SERVICES

     Our end-to-end Web-based solutions incorporate several services that address specific customer needs and inefficiencies in the print industry supply chain. These services can be implemented individually or on an integrated basis, streamlining and reducing cost of the procurement, manufacture and fulfillment processes.

  The Corporate Online Printing Center

     Through our Corporate Online Printing Center, we create customized Web sites for corporate clients. These sites enable the customer's employees to access, modify, proof, procure and manage their printed materials online from any Windows-based, Internet-enabled personal computer. Through the Corporate Online Printing Center, customers can purchase business cards, stationery, envelopes and general office materials, as well as color marketing materials.

     We build these sites in approximately four hours, using proprietary automated tools. These sites provide a secure environment for storing the underlying graphic files and employee data that are needed to procure printed materials on a repeat basis. In addition, they incorporate customer-defined procurement and authorization rules, as well as standardization procedures.

     Our Corporate Online Printing Center simplifies procurement, eliminates certain pre-press steps, and reduces opportunities for errors, resulting in rapid delivery of consistent, high-quality printed business materials. Specifically, our Corporate Online Printing Center offers our customers the following key benefits:

24-Hour, 7-Day Access        Allows customers to modify and order their printed
                             business materials in minutes, at any time, on any day, without any degradation of services;

Brand Control                Standardization procedures embedded in the site
                             setup ensure consistency of printed business materials and a uniform look throughout their worldwide organization;

Online Editing and Proofing  Color-consistent and dimensionally accurate screen rendering eliminates the traditional process of manual markups for proofing;

Online Database of Company
Information                  Ensures all company and delivery information and
                             reporting are current for employee-specific data, promotional marketing materials, office stationery and business cards;

Online Tracking and
Reporting                    Provides online order status reports. Order history
                             reports can be configured online;

Central Order Management     Enables customers to queue their orders and release
                             them in batches to take advantage of volume pricing; and

Scalability                  The customized sites can be scaled to incorporate
                             any number of new employees and new products.

  The Small Business Printing Center

     Small business customers can also take advantage of the benefits of our services through a new feature targeted specifically at the small office/home office market. This recently launched feature allows small business customers to order simple, templated personalized stationery, business cards and other items from a common, rather than a customized, Web site. Our goal is to generate a customer base and revenue through alliances and other marketing strategies. In January 2000, we established an alliance with InfoSpace.com, Inc. that in part is designed to increase traffic on our Small Business Printing Center.

  PrintBid.com

     On December 9, 1999, we acquired PrintBid.com, an Internet-based bidding service to help commercial print customers identify a short list of manufacturers for their print jobs based on a defined set of job specifications and obtain quotes from targeted vendors. PrintBid.com connects printing buyers and suppliers and is intended to create an online "community" for commercial printing. We are currently developing additional services to allow these buyers and suppliers to source print materials and information.

  PaperDeals.com

     In August 1999, PrintBid.com launched the PaperDeals.com Web site, which is a live, Internet-based auction marketplace for the paper industry. PaperDeals.com is designed to provide PrintBid.com's audience of commercial printers with access to paper mills, merchants, distributors, converters, brokers, import/exporters, publishing companies and major corporations.

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

CUSTOMERS AND MARKETS

     Our target customers for the Corporate Online Printing Center are medium- to large-sized businesses with more than 100 employees in major markets nationwide. At September 30, 1999, we had obtained over 156 target customers through our direct sales efforts and through conversion of acquired customers to our Corporate Online Printing Center. During the quarter ended December 31, 1999, we added 39 customers who have agreed to implement our online procurement system, including two of the top five Fortune 500 companies. All such customers are in the process of having their Web sites implemented. In addition to online customers, we also have customers acquired through acquisitions who order printed business materials from us through traditional means. Our goal is to convert as many such customers as possible to our online system. In addition, customers who are in the process of establishing Corporate Online Printer Center sites often continue to purchase through traditional means during this transition period. Fine Arts Graphics and Image Press, which we acquired in April and September 1999, respectively, sold printed business materials to over an aggregate of 760 customers in 1998. The following is an alphabetical list of the top 10 customers for ImageX.com, based on revenues during the year ended December 31, 1999:

Automatic Data Processing (ADP)         Merck & Co.
Bell Atlantic Mobile                    New Energy Ventures
CB Richard Ellis                        PricewaterhouseCoopers
CIBC World Markets                      United Behavioral Health
Donaldson, Lufkin & Jenrette            Waddell & Reed

SALES AND MARKETING

Organization

     We sell our Corporate Online Printing Center through our direct sales force. As of December 31, 1999, our sales and marketing team consisted of 35 employees. We had a Director of Sales in Bellevue, Washington and 22 sales representatives covering 15 sales regions throughout the United States. We intend to expand our direct sales force into additional major markets across the country in order to expand our customer base.

Promotion

     We market the Corporate Online Printing Center solution to both the purchasing and marketing departments of our customers. Our solution allows purchasing departments to quickly process their orders for general office materials, such as business cards, stationery and labels, and marketing departments to more efficiently provide promotional marketing materials, such as sell sheets to their sales organizations, channel partners and customers.

     Our sales force uses three primary tools to generate leads and ultimately gain new customers rapidly and efficiently:

Telemarketing                Telemarketing has been our most effective tool for
                             targeted lead generation since we began
                             telemarketing efforts in September 1998.
                             Telemarketing has allowed us to efficiently find the appropriate contact within an organization.
                             From targeted marketing lists, telemarketers qualify leads by using creative scripts and online demonstrations. The qualified sales leads, some with prescheduled meetings, are then passed on to our direct sales force.

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

Online Demonstrations        Online demonstrations are used to showcase our
                             products. Links at complementary Web sites direct customers to our Web site.

Print Media/Public
Relations                    Print media/public relations build awareness of our
                             solution in major markets and draw target customers to our Web site. ImageX.com uses advertising and public relations agencies to integrate all marketing programs and ensure efficient and effective spending.

Selling Process

     When we receive a qualified sales lead, an ImageX.com sales representative makes contact with the potential customer and arranges a phone or live sales presentation and demonstration of the Corporate Online Printing Center. The sales representative assesses the potential customer's needs and returns with a sales proposal, which includes a customized presentation of the benefits for that potential customer, their Corporate Online Printing Center build fee, per-item setup charges, monthly site maintenance fee and printed product quotes. Once this sales proposal is accepted, we begin to build the customer's customized Corporate Online Printing Center. For typical customers, the sales cycle takes between two weeks to four months, but for large customers the sales cycle may require more than one year.

Strategic Alliances

     We are actively pursuing strategic relationships with other business-to-business e-procurement providers in order to attract additional customers to our Web site, strengthen our brand, expand the range of products and services available to our customers and generate additional sources of revenue. We have established strategic relationships with Internet-based businesses in four general categories:

     - Electronic procurement solution providers, such as Ariba.com, Commerce One and Concur Technologies;

     - Internet service businesses, such as InfoSpace.com;

     - Businesses that offer products and services related to ours or targeted at a similar customer base, such as Corporate Express, eCompanyStore.com and ePromos.com; and

     - Businesses that provide products and services to end users who operate within the graphic arts and printing industry, such as Getty Images, Inc.'s EyeWire and OnDemand, Inc.

     Ideal candidates for strategic relationships are companies with a national sales capacity, market leadership position and extensive contact with the purchasing and marketing managers of their customers.

E-Procurement                Strategic relationships with leading e-procurement
                             portals enable us to introduce our services to major global buying organizations that utilize the e-commerce solutions those portals provide. We have arrangements with Ariba.com, Commerce One and Concur Technologies pursuant to which those businesses have agreed to offer and integrate the Corporate Online Printing Center through their e-procurement systems.

                             Ariba.com's software and services automate and integrate the internal and external commerce processes of buyers, suppliers,

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

                             Internet market makers and value-added service providers. Commerce One provides electronic commerce solutions that dynamically link buying and supplying organizations into real-time trading communities. Concur Technologies' Concur Procurement(TM) System is a buy-side Intranet-based application that automates the entire administrative procurement process throughout the enterprise.

Internet Service Businesses  Strategic relationships with Internet service businesses allow us to introduce and make available our products and services to a broader audience of Internet users. We recently entered into an agreement with InfoSpace.com whereby ImageX.com will appear throughout the InfoSpace.com Web site and its affiliate network sites, allowing users to either directly link to or be introduced to ImageX.com's product and service offerings. InfoSpace.com is an Internet information infrastructure company that, according to its published reports, provides Internet functionality to over 2,100 Web sites reaching 86% of Internet users.

Related Products and
Services We are co-marketing and co-selling our products and services with Internet-based businesses that offer complementary products to the similar target audience as ImageX.com. These alliances provide us access to additional customers and enable us to expand the range of products and services we can provide to our customers. We have relationships with Corporate Express, eCompanyStore.com and ePromos.com, pursuant to which those companies' customers can procure printed business materials from ImageX.com.

                             Corporate Express is a provider of office supplies to Fortune 1000 companies, both online and via traditional procurement processes.
                             eCompanyStore.com is a provider of logo merchandise for mid- to large-size businesses that develops custom Web sites which allow its customers to offer corporate identity merchandise via the Internet to employees. ePromos.com is a Internet-based promotional products store specializing in custom imprinted promotional items for small businesses, such as hats, mugs and shirts.

Graphic Arts Industry        We partner with firms that offer complementary
                             Internet-based services to their end users in areas such as marketing, advertising and creative services. We have arrangements with Getty Images, Inc's subsidiary, EyeWire, and OnDemand, Inc., pursuant to which we have agreed to co-market each others' services and products.

                             EyeWire is a provider of visual and audio content, online software tools, design resources, and information for graphic designers and others creating professional-looking graphics through its Web site and catalog. OnDemand, Inc. is a channel management and communication portal that delivers critical vendor information.

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

     These strategic relationships are new and as yet unproven. We cannot be certain that these strategic relationships will result in significant revenue. Some of these relationships involve revenue sharing or transaction fees on the part of ImageX.com and the InfoSpace.com agreement involves a fixed arrival fee regardless of revenue.

Pricing

     We provide each customer with a pricing proposal for each item on their Corporate Online Printing Center. As customers add new products, we agree on appropriate pricing. In preparing a pricing proposal, we also consider:

     - the complexity of the printed product;

     - the expected production volume;

     - external market factors; and

     - internal margin requirements.

     Diverse pricing exists in the printing industry. For example, quotes for 500 business cards can range from $8.00 to $90.00 and quotes for 10,000 marketing brochures can range from $1,000 to $9,000 depending on the customer's desired specifications.

     Our Small Business Printing Center is an outsourced service for which we receive transaction fees based on a percent of revenue generated from each order. PrintBid.com is currently operating free of charge to print buyers and printers. With the introduction of its enhanced version, PrintBid.com has advised printers participating in the system that a transaction fee will be charged for bids submitted and contracts won. In both public auctions and private auctions conducted through PaperDeals.com, the seller pays a fee whenever an auction lot is successfully sold. This fee is calculated on a sliding scale based on the total lot value.

CUSTOMER SERVICE

     We are committed to providing a high level of service and support to our customers. Because our Internet services are available to users 24 hours a day, our network support services are likewise continuously available. We value frequent communication and feedback from our customers to continually improve our services and products. To facilitate this communication, we have established a customer advisory board with which our sales representatives meet quarterly. By offering customers a compelling and personalized service, we seek to strengthen customer relationships, to encourage repeat visits and purchases and to extend customer retention. Our technical support and our customer service desks are staffed during normal business hours. Inquiries come to us through our Web site, via e-mail and telephone. As of December 31, 1999, we had 83 employees engaged in customer service and operations.

ACQUISITIONS

     We are pursuing a two-pronged acquisition strategy of targeting print-related companies and Internet-related companies with complementary technologies or service offerings. The primary goals of this two-pronged strategy are to increase our customer and revenue base, broaden our product and service offerings, increase the functionality and power of our online procurement system and further our overall objective of being the leading Internet-based marketplace for commercial printing.

Print-Related Businesses

     Along with direct sales, acquisitions are an important part of our growth strategy because they offer an efficient way to access high-quality customers. We believe the first element of our acquisition strategy, acquiring print brokers, printers, direct mail houses, fulfillment houses and service bureaus, offers the following strategic advantages:

     - enables us to more quickly acquire desirable customers in existing and new markets and avoid a lengthy direct sales cycle;

     - allows us to acquire an established and knowledgeable sales force;

     - builds the ImageX.com brand by introducing our solution to a broader audience of customers and a wider range of geographic markets; and

     - provides us with valuable expertise in integrating our technology with other printers' systems and equipment.

Internet Technology and Electronic Commerce Business Procurement Companies

     The second element of our acquisition strategy is to acquire Internet-based companies with technologies that are complementary to ours or who offer related products or services to businesses through the Internet. We believe these acquisitions will offer us the following strategic advantages:

     - expand the range of products and services available to our customers through our Web site;

     - build the ImageX.com brand in the Internet-based business procurement marketplace;

     - broaden our customer base and increase sales from existing customers; and

     - augment our core technology.

     We believe that acquiring Internet companies with complementary technologies and service offerings for business procurement is critical to achieving our goal of being the leading Internet-based marketplace for commercial printing.

Recent Acquisitions

     PrintBid.com. On December 9, 1999, we acquired PrintBid.com, an Internet-based bidding service to help commercial print customers identify a short list of ideal manufacturers for their print jobs based on a defined set of job specifications and obtain quotes from targeted vendors. PrintBid.com connects printing buyers and suppliers and is intended to create an online "community" for commercial printing. We are currently developing additional services to allow these buyers and suppliers to source print material and information.

     In August 1999, PrintBid.com launched the PaperDeals.com Web site. PaperDeals.com is a live, global e-auction marketplace for the paper industry. PaperDeals.com is designed to provide PrintBid.com's audience of commercial printers with access to paper mills, merchants, distributors, converters, brokers, import/exporters, publishing companies and major corporations.

     Image Press. On September 21, 1999, we acquired Image Press, a print sales organization with approximately $6.6 million in 1998 revenues focused primarily on marketing materials. Image Press sales representatives serve as brokers between customers and its supplier network, providing assistance with bidding, buying and service order processing.

     Fine Arts Graphics. On April 13, 1999, we acquired Fine Arts Graphics, a commercial printer with approximately $10.5 million in 1998 revenues focused primarily on the general office category. The business has two facilities, one in New Jersey and the other in Oregon. Sales offices are co-located with manufacturing facilities.

TECHNOLOGY

     The technology behind the ImageX.com solutions is based on an integrated view of the entire print procurement and manufacturing process. Other systems seek to automate either the printer's manufacturing process or the customer's ordering process. ImageX.com's solutions address four specific, yet broad application areas in the commercial printing marketplace: Corporate print procurement, small office/home office print ordering, print project bidding, and paper purchasing.

     The ImageX.com corporate print procurement solution combines both the print manufacturing process and the customer procurement process into one coherent system, and drives the entire ordering and manufacturing process. The solution was designed as a scalable manufacturing system to process thousands of printing orders daily.

     ImageX.com hosts substantially all elements of the system for all customers and print vendors. Customers use standard Internet browsers to access the system. We install and configure a small amount of software onsite for key vendor partners.

Systems Architecture

     The ImageX.com system is composed of three main elements:

Corporate Online Printing
Center We build a Corporate Online Printing Center for each customer that contains the customer's print products and the business and procurement rules required by that customer. ImageX.com customer service and pre-press representatives build these Corporate Online Printing Centers using proprietary tools developed especially for this task. Each Corporate Online Printing Center has all the requisite features of a business-to-business electronic commerce site, including high levels of security, ease of navigation, extensive customization, order management, order tracking and administrative controls. The Corporate Online Printing Center handles all customer interaction with ImageX.com's system. The Corporate Online Printing Center accepts the customer's order, gathers the required information, creates and renders a proof of the document on screen and submits the order into the manufacturing queuing system.

Imaging Logic Information
Database (ILIAD)             ILIAD is the heart of the ImageX.com corporate
                             print procurement solution. When a customer initiates an order, the ILIAD engine establishes the boundaries within which the customer can modify the item. This allows the Corporate Online Printing
                             Center to guide the customer's interaction so that elements are modified properly and in the right combinations, based on the customer-prescribed business rules maintained within ILIAD. This composition engine is a robust and central technology developed by ImageX.com expressly for this purpose.

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

Manufacturing Systems        The ImageX.com manufacturing systems prepare the
                             digital information file for a particular printer and printing process, deliver the file electronically using the industry-standard
                             PostScript file format and establish the information flow between the printer and ImageX.com for monitoring and quality control.

                                      LOGO

[GRAPHIC -- Depiction of the ImageX.com system. The order and composition Engine (ILIAD) appears at the middle of the graphic, surrounded by the Online Printing Center, the Digital Library, the Specialists and the Manufacturing System. These components are grouped in a circle and labeled as the "ImageX.com core Technology." Outside the circle are icons showing the relationship between the ImageX.com technology, the Internet, Goods Delivered, Business Card Printers, Stationery Printers and Brochure Prints.]

     The ImageX.com corporate print procurement solution runs on a distributed Oracle database that holds and manages all ordering rules, content information and process data. The Oracle database was chosen because it provides the industry's leading scalable solution for enterprise data management. The system utilizes Microsoft's Internet Information Server and application server technology provided by Microsoft's Transaction Server and Message Queue

Server. Finally, Adobe PDF technology is utilized for online proofing of materials prior to ordering. Every component of the ImageX.com corporate print procurement solution architecture was chosen with scalability as the primary consideration. By using scalable technologies from Oracle, Microsoft and Adobe, the ImageX.com solution is able to leverage innovations and capabilities from those vendors on an incremental basis, without impacting other elements of the system or its fundamental architecture.

     PrintBid.com's first-generation technology, which is presently visible on the PrintBid.com Web site, was developed largely through contracts with outside software development firms and represents a fraction of the company's software technology. The current PaperDeals.com Web site is a first-generation site, developed largely by outside software contractors, and utilizes Moai Technology's LiveExchange 2.0 eAuction software for part of its functionality. We have an ongoing development effort to upgrade the features and functionality of both PrintBid.com and PaperDeals.com.

OPERATIONS

     The operations strategies for the Corporate Online Printing Center and the Small Business Printing Center are directly tied to the business model for those services. The Corporate Online Printing Center leverages a network of approximately 40 commercial printing vendors and two facilities that we own. Our network of commercial printing vendors includes printers located across the Unites States, all of whom can ship nationwide. A substantial majority of our vendors are small, regional operators. With this network of vendors and the facilities that we own, we are able to deliver printed business materials nationwide. We believe that the Corporate Online Printing Center offers improved corporate utilization within our vendor network, direct cost and overhead cost reduction and improved vendor management.

     In contrast, the Small Business Printing Center is completely outsourced. The Web site, customer service, and manufacturing are all performed by a third-party provider. The third-party sets up templates for every new class of product on the site and integrates, manufactures and fulfills orders either through their own manufacturing facility or through a subcontractor.

PRODUCT DEVELOPMENT

     Our future success will depend on our ability to maintain and develop competitive technologies, to continue to enhance our current services, and to develop and introduce new services in a timely and cost-effective manner that meet changing conditions, including evolving customer needs, new competitive service offerings, emerging industry standards and rapidly changing technology. We maintain a customer advisory board that meets quarterly to provide feedback on product and service enhancements. We have a dedicated product development organization that creates new features and functionality for our existing services, as well as the software that supports new services. The product development team has expertise in database systems, network technology, digital print imaging systems, Internet protocols and security, distributed computing and computer-integrated manufacturing. At December 31, 1999, we had 42 employees engaged in product development. Product development expenses were $3.8 million for the year ended December 31, 1999, $2.8 million in 1998 and $1.3 million in 1997. We expect to continue making substantial expenditures on product development in the future. See "Risk Factors -- If we cannot continuously enhance our technology and services in response to rapid changes in customer needs, competitive offerings, industry standards and technology, our business will fail."

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

INTELLECTUAL PROPERTY

     We rely on intellectual property laws in the United States and other jurisdictions to protect our proprietary rights. We have filed trademark applications for the ImageX.com name in the U.S., Canada and other key foreign countries. We currently have fifty-two U.S. patents pending. We do not yet have any issued patents. We own copyrights in the computer software and online materials that we have developed, and we currently hold limited licenses to use software in which third parties own copyrights, including software for database management and electronic pre-press. For a discussion of risks related to our intellectual property, refer to "Risk Factors -- Possible infringement of intellectual property rights could harm our business."

COMPETITION

     The market for printed business materials is intensely competitive. We compete primarily with local and regional printers, which are either independent or owned by print industry consolidators, and with other Internet-based print providers. The U.S. commercial printing industry is highly fragmented, with over 30,000 local and regional commercial printers operating nationwide in 1998. These printers compete aggressively for business printing orders in the markets they serve.

     Traditional commercial printers often have long-standing relationships with customers. We face substantial challenges in convincing businesses to consider alternatives to their traditional printer. In addition, printers typically have extensive local sales forces that regularly canvass and solicit businesses in the areas they serve. Commercial printers compete primarily on product pricing, product and service quality and, to a lesser extent, on innovation in printing technologies and techniques. To attract new customers and retain our existing customers, we must compete effectively in each of these areas.

     We also face substantial competition from printing services brokers -- companies that contract with businesses to select and procure printing services from a variety of printers. Brokers are able to offer customers a relatively wide variety of products and services and are often able to obtain favorable pricing for their customers by soliciting bids from a variety of printers. Like local and regional printers, printing services brokers often have long-standing customer relationships and extensive local direct sales resources.

     We also face direct competition from other Internet-based companies that offer business printing services, as well as from others who may develop such services in the future. Potential developers of competing electronic commerce services may include consumer printing services providers, office service providers, equipment manufacturers and financial printers and publishers.

     Many of our current and potential future competitors have substantially greater financial, marketing and other resources than we have. As a result, they may be able to market their products, services and branding more aggressively than we are able to, and they may be able to significantly undercut our pricing for extended periods of time. They may also be able to respond more quickly and effectively to emerging new technologies and to changes in customer requirements and preferences. See "Risk Factors -- If we are unable to compete successfully against traditional printing companies or other businesses offering Internet-based printing services, our business will fail."

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

EMPLOYEES

     As of December 31, 1999, we had 280 employees. We also employ a limited number of independent contractors and temporary employees on a periodic basis. None of our employees are represented by a labor union, and we consider our labor relations to be good.

     We believe our success depends to a significant extent on our ability to attract, motivate and retain highly skilled management and employees. To this end, we focus on incentive programs such as employee stock options, competitive compensation and benefits for our employees.

FACILITIES

     We are headquartered in Bellevue, Washington, where we lease approximately 18,000 square feet, pursuant to a term lease that expires on March 31, 2002. These facilities are used for executive office space, including sales and marketing, finance and administration, and customer support. Additionally, we have signed a term lease for 44,044 square feet of office space in Kirkland, Washington, which expires on December 31, 2004. The space consists of three suites and we plan to move into the first of the suites in February 2000.

     Through the acquisition of Fine Arts Graphics, we have added an approximately 40,000-square-foot production facility and administrative office in Tualatin, Oregon, and an approximately 15,000-square-foot production facility and administrative office in Union, New Jersey. We have added an approximately 4,811-square-foot administrative office in San Leandro, California through our acquisition of Image Press and an approximately 9,495-square-foot administrative office in Portland, Oregon through our acquisition of PrintBid.com.

LEGAL PROCEEDINGS

     We are not a party to any material litigation as of the date of this prospectus.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of ImageX.com as of December 31, 1999 are as follows:

              NAME                AGE                          POSITION
              ----                ---                          --------
Richard P. Begert(1)............  43    President, Chief Executive Officer and Director
Robin L. Krueger................  49    Vice President, Chief Financial Officer, Treasurer and
                                        Assistant Secretary
F. Joseph Verschueren...........  48    Chairman of the Board
Eric J. Bean....................  41    Vice President, Products and Technology
Cory E. Klatt...................  31    Vice President and Chief Technology Officer
Dana F. Manciagli...............  39    Vice President, Sales and Marketing
John R. Higgins.................  34    Vice President, Finance and Acquisitions and Assistant
                                        Secretary
Mariam J. Naini.................  36    Vice President, General Counsel and Secretary
John E. Ardell, III.............  59    Director
Garrett P. Gruener(2)...........  45    Director
Elwood D. Howse, Jr.(1)(2)......  60    Director
Wayne M. Perry..................  50    Director
Richard R. Sonstelie(1)(3)......  54    Director
Bernee D. L. Strom(3)...........  52    Director

-------------------------
(1) Member of the Acquisition Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

     Richard P. Begert has been President, Chief Executive Officer and director of ImageX.com since November 1998. From 1993 to 1998, Mr. Begert was Regional President of AT&T Wireless Services (and its predecessor, McCaw Cellular Communications, Inc.), a telecommunications company. From 1986 to 1993, Mr. Begert held various other positions at McCaw Cellular. Mr. Begert received his B.A. in business administration from the University of Washington.

     Robin L. Krueger has been Chief Financial Officer since July 1999 and Vice President, Treasurer and Assistant Secretary since December 1999. From 1994 to July 1999, Ms. Krueger was Vice President of Finance and Treasurer of Alaska Airlines, Inc., a commercial airline. From 1987 to 1994, Ms. Krueger served as Alaska Airlines' Assistant Vice President and Treasurer and from 1984 to 1987 as Assistant Treasurer. Ms. Krueger received her B.B.A. from the University of Washington and her M.B.A. from The George Washington University.

     F. Joseph Verschueren, a co-founder of ImageX.com, has been a director of ImageX.com since its inception in 1995 and has served as Chairman of the Board since August 1997. In addition, he served as President from September 1996 to November 1998 and Chief Executive Officer from August 1997 to November 1998. Mr. Verschueren served as Chief Executive Officer of Parallel Communications Inc., an advertising agency, from 1992 to 1996 and as Chairman of the Board of Parallel Communications until July 1999. Mr. Verschueren received his B.A. in English and a B.A. in philosophy from Gonzaga University.

     Eric J. Bean has been Vice President, Products and Technology, of ImageX.com since July 1998. From June 1991 to July 1998, Mr. Bean held several positions, including Director of Product Management and Business Line Manager, with Adobe Systems Inc., a software company (and Aldus Corporation, which was acquired by Adobe Systems in 1994). Mr. Bean received his M.B.A. from the University of Washington, his master's degree in software engineering from Seattle Pacific University, and his B.S. in mathematics from Pacific Lutheran University.

     Cory E. Klatt, a co-founder of ImageX.com, served as a director of ImageX.com from August 1995 to December 1996, as Secretary from September 1996 to August 1997 and from July 1998 to December 1999, as Assistant Secretary from August 1997 to July 1998, as Treasurer from July 1998 to December 1999, as Chief Technology Officer since August 1997 and as Vice President since December 1999. From 1995 to 1996, Mr. Klatt was Chief Technology Officer of Parallel Communications. From 1992 to 1995, Mr. Klatt was a general partner of Practical Applications, Inc., a software development company.

     Dana F. Manciagli has been Vice President, Sales and Marketing, of ImageX.com since May 1998. From August 1996 to May 1998, Ms. Manciagli was Vice President of Worldwide Marketing of the Kodak Professional Division of Eastman Kodak Company, a photographic equipment and supply company. From June 1991 to July 1996, she was Director of Marketing for Europe and Asia of Sea-Land Service, Inc., a subsidiary of CSX Corporation, a transportation company, in Hong Kong. Ms. Manciagli received her B.A. in political science from the University of California, Santa Barbara and her master's degree in international management from the American Graduate School of International Management.

     John R. Higgins has been Vice President, Finance and Acquisitions, of ImageX.com since May 1999 and Assistant Secretary since December 1999. He served as Director of Business Development and Acquisitions from June 1998 to May 1999. From November 1996 to January 1998, Mr. Higgins was Business Manager of the International Group of Simpson Investment Company and Simpson Paper Company, a forest products manufacturer. From June 1994 to November 1996, he served as a Senior Business Analyst in Simpson Paper Company's Commercial Printing Business Unit. Mr. Higgins received his B.S. in chemistry from the United States Military Academy at West Point and his M.B.A. with distinction from Harvard University.

     Mariam J. Naini has been Vice President, General Counsel, of ImageX.com since November 1999 and Secretary since December 1999. From April 1999 to October 1999, Ms. Naini was an Associate General Counsel at Amazon.com, Inc. From April 1998 to March 1999, she was Of Counsel with Irell & Manella LLP's Los Angeles, California office. From July 1994 to March 1998, Ms. Naini was a senior associate with Morgan, Lewis & Bockius LLP's Washington, D.C. office, and from December 1988 to June 1994, she was with Howrey & Simon LLP's Washington D.C. office. Ms. Naini received her B.A. degree with honors, in three years, from Wellesley College and her Juris Doctorate degree from Georgetown University Law Center.

     John E. Ardell, III has been a director of ImageX.com since December 1996. Mr. Ardell has been a general partner of Technology Partners, a venture capital firm, since January 1994. From June 1996 to November 1998, Mr. Ardell served as Chairman of the Board and Chief Executive Officer of Crystal Dynamics, a video game developer. He is also a director of several private companies. Mr. Ardell received his B.S. in engineering from the United States Naval Academy.

     Garrett P. Gruener has been a director of ImageX.com since April 1999. Mr. Gruener has been a general partner of Alta Partners, L.P., a venture capital firm, since 1996 and of certain funds affiliated with Burr, Egan, Deleage & Co., a venture capital firm, since 1992. Mr. Gruener also serves as a director of CyberGold, Inc., a membership-based Internet incentives and promotions company, Be Inc., an operating system provider for digital media application and Internet appliances, and Ask Jeeves, Inc., a provider of natural language question answering services on the Internet for companies and consumers. Mr. Gruener received his B.A. in political science from the University of California, San Diego and his M.A. in political science from the University of California, Berkeley.

     Elwood D. Howse, Jr. has been a director of ImageX.com since December 1996. Mr. Howse served as President of Cable & Howse Ventures, a Northwest venture capital management firm, from 1981 to 1997, and as Managing Member since 1997. He has served as a director of OrthoLogic Corporation, a manufacturer of orthopedic products, since September 1987 and of Applied Microsystems Corporation, a manufacturer of microprocessors, since February 1992. He also serves as a director of several private companies and charitable institutions. Mr. Howse received his B.S. in engineering and his M.B.A. from Stanford University.

     Wayne M. Perry has been a director of ImageX.com since December 1999. Mr. Perry has served as Vice Chairman of NEXTLINK Communications, Inc., a telecommunications company, since June 1997. From July 1997 to March 1999, Mr. Perry was Chief Executive Officer of NEXTLINK. From September 1994 to July 1997, Mr. Perry was also Vice Chairman of AT&T Wireless Services, Inc., a telecommunications company, following the merger with McCaw Cellular Communications, Inc. From June 1989 to September 1994, he served as Vice Chairman of the Board of McCaw Cellular, and from December 1985 to June 1989, served as President. From 1976 to 1985, Mr. Perry served as Executive Vice President and General Counsel of McCaw Cellular. From 1990 to 1994, Mr. Perry was Vice Chairman of the Board of LIN Broadcasting Corporation. He also served as Chairman of the Board of Directors of the Cellular Telecommunications Industry Association, the nationwide wireless industry association, for the 1993/94 term.

     Richard R. Sonstelie has been a director of ImageX.com since June 1998. Mr. Sonstelie served as Chairman of the Board of Puget Sound Energy, Inc., a power company, from February 1997 to January 2000 and as a director from 1987 to January 2000. His other positions with Puget Sound Energy included Chief Executive Officer from 1992 to 1998, Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991, and Executive Vice President from 1985 to 1987. Mr. Sonstelie received his B.S. from the United States Military Academy at West Point, his M.S. in nuclear engineering from Massachusetts Institute of Technology and his M.B.A. from Harvard University.

     Bernee D. L. Strom has been a director of ImageX.com since May 1999. Ms. Strom has served as President of InfoSpace.com Ventures since January 2000. Ms. Strom served as President and Chief Operating Officer of InfoSpace.com, Inc., an Internet information infra structure company, from November 1998 to December 1999 and as a director of InfoSpace.com since December 1998. Ms. Strom has served as President and Chief Executive Officer of the Strom Group, a venture investment and business advisory firm specializing in high technology, since 1990. From April 1995 to June 1997, Ms. Strom served as President and Chief Executive Officer of USA Digital Radio, LP, a partnership of Westinghouse Electric Corporation and Gannett Co., Inc. that develops technology for AM and FM digital radio broadcasting. Ms. Strom also serves as a director of the Polaroid Corporation, a photographic equipment and supply company, eLetter, an Internet-based direct mail company, and iGP, an Internet portal for grandparents, MilleCom, an Internet-based communications company, Walker Digital, an intellectual property studio, and Quantum Development, a software and services company. Ms. Strom received her B.S. in mathematics and history, her M.A. and her Ph.D. in mathematics and mathematics education from New York University and her M.B.A. from the University of California, Los Angeles.

COMMITTEES OF THE BOARD OF DIRECTORS

     The compensation committee currently consists of Mr. Sonstelie and Ms. Strom. The compensation committee establishes and reviews the compensation and benefits of our executive officers, considers incentive compensation plans for our employees and carries out duties assigned to the committee under our option plans and our employee stock purchase plan.

     The audit committee currently consists of Messrs. Gruener and Howse. The audit committee makes recommendations to our board of directors regarding the selection and retention of independent auditors, reviews the scope and results of the audit with the independent auditor and management, and reviews and evaluates our audit and control functions.

     The acquisition committee currently consists of Messrs. Begert, Howse and Sonstelie. The acquisition committee reviews and approves the terms of acquisitions that ImageX.com proposes to complete. However, the authority of the acquisition committee to approve the terms of acquisitions is limited to acquisitions in which the aggregate consideration is less than $10 million.

CLASSIFIED BOARD OF DIRECTORS

     As of the first annual meeting of shareholders after the completion of this offering, our board of directors will be divided into three classes of directors. Directors in the first class will be elected for a one-year term, those in the second class will be elected for a two-year term and those in the third class will be elected for a three-year term. At each subsequent annual meeting, shareholders will elect replacements for the directors whose terms are then expiring, and the directors so elected will serve for three-year terms.

DIRECTOR COMPENSATION

     We reimburse our directors for all reasonable expenses incurred in connection with their attendance at board and committee meetings. In April 1999, we granted to Ms. Strom a nonqualified stock option to purchase 12,500 shares of common stock at an exercise price of $6.00 per share. In December 1999, we granted to Mr. Perry a nonqualified stock option to purchase 12,500 shares of common stock at an exercise price of $25.9375 per share. Other than stock options issued pursuant to the 1999 Nonemployee Directors Stock Option Program described below, we do not currently pay compensation to our directors.

Nonemployee Directors Stock Option Program

     Our board of directors has adopted our 1999 Nonemployee Directors Stock Option Program. Under the program, our nonemployee directors are entitled to receive stock options. All options granted under the program expire 10 years from the date of the option grant. The exercise price for these options is the fair market value of our common stock on the grant date.

     The program provides for the grant of an option to purchase 12,500 shares of common stock to each of our nonemployee directors upon their initial election or appointment to the board following our initial public offering in August 1999. Thereafter, beginning with the annual meeting of shareholders in 2000, we will grant each nonemployee director who continues to serve on the board an additional option to purchase 5,000 shares of common stock upon such reelection or reappointment. All options granted under the program fully vest on the grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our compensation committee currently consists of Mr. Sonstelie and Ms. Strom. No member of the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee. Mr. Sonstelie and his spouse have purchased ImageX.com securities as follows:

     - 12,575 shares of our Series D Preferred Stock on October 1, 1998 at $3.98 per share;

     - 8,334 shares of our Series E Preferred Stock on April 8, 1999 at $4.20 per share; and

     - 1,258 warrants to purchase shares of our Series D Preferred Stock on October 1, 1998 at an exercise price of $3.98 per share.

     See "Certain Transactions."

DIRECTOR AND OFFICER INDEMNIFICATION AND LIABILITY

     Our articles of incorporation limit the liability of directors to the fullest extent permitted by the Washington Business Corporation Act as it currently exists or as it may be amended in the future. Consequently, subject to the Washington Business Corporation Act, no director will be personally liable to ImageX.com or its shareholders for monetary damages resulting from his or her conduct as a director of ImageX.com, except liability for:

     - acts or omissions involving intentional misconduct or knowing violations of law;

     - unlawful distributions; or

     - transactions from which the director personally receives a benefit in money, property or services to which the director is not legally entitled.

     Our articles of incorporation also provide that we will indemnify any individual made a party to a proceeding because that individual is or was a director of ImageX.com and that we will advance or reimburse reasonable expenses incurred by that individual in advance of the final disposition of the proceeding to the full extent permitted by applicable law. Any repeal of or modification to our articles of incorporation may not adversely affect any right of a director of ImageX.com who is or was a director at the time of that repeal or modification.

     Our bylaws provide that we will indemnify our directors and officers and may indemnify our employees and agents to the full extent permitted by law. In addition, we have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that arise because of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also maintain a liability insurance policy, pursuant to which our directors and officers may be indemnified against liability they may incur as a result of their service as directors and officers of ImageX.com.

     To the extent the provisions of the articles of incorporation, bylaws and indemnification agreements provide for indemnification of directors for liabilities arising under the Securities Act, those provisions are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act and are therefore unenforceable.

EXECUTIVE COMPENSATION

     The following table provides information concerning the compensation received for services rendered to ImageX.com in all capacities for the years ended December 31, 1999 and 1998 by our Chief Executive Officer and each of our four most highly compensated executive officers other than the Chief Executive Officer whose compensation exceeded $100,000 in fiscal 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                        ANNUAL COMPENSATION     SECURITIES
                                                        --------------------    UNDERLYING
          NAME AND PRINCIPAL POSITION            YEAR    SALARY      BONUS      OPTIONS(#)
          ---------------------------            ----   --------    --------   ------------
Richard P. Begert..............................  1999   $225,000          --      49,999
  Chief Executive Officer and President          1998     28,125(1)       --          --
F. Joseph Verschueren..........................  1999    187,270          --          --
  Chairman of the Board(2)                       1998    154,211          --          --
Eric J. Bean...................................  1999    157,904    $ 50,000      37,500
  Vice President, Products and                   1998     68,750(3)       --      75,000
  Technology
Dana F. Manciagli..............................  1999    160,181     100,000      49,999
  Vice President, Sales and Marketing            1998     96,633(4)       --      62,500
John R. Higgins................................  1999     91,667      65,000      25,000
  Vice President, Finance and Acquisitions       1998     44,256(5)               50,000

-------------------------
(1) Mr. Begert joined ImageX.com in November 1998. Represents salary earned as of December 31, 1998 and is based on an annualized salary of $225,000. In November 1998, Mr. Begert purchased 500,000 shares of common stock at the then fair market price of $0.40 per share, as determined by our board of directors. He paid the purchase price for the shares by issuing a promissory note to us. The promissory note accrues interest at the rate of 7% per year. Principal and interest under the promissory note are due and payable as follows: (a) 24% of the principal, plus interest accrued thereon, was due in November 1999 and has been paid and (b) 2% of the principal is due each month thereafter until the promissory note is paid in full. Pursuant to the stock vesting and pledge agreement, Mr. Begert granted ImageX.com a right to repurchase a portion of these shares if his employment terminates. As of December 31, 1999, the repurchase right had lapsed with respect to 130,000 of the shares. The repurchase right with respect to the remaining shares lapses ratably over the next 37 months. As of December 31, 1999, the value of Mr. Begert's aggregate restricted stock holdings was $20.7 million, based on the last reported sale price of our common stock on the Nasdaq National Market on December 31, 1999 of $41.875 per share.

(2) Prior to November 1998, Mr. Verschueren served as President and Chief Executive Officer.

(3) Mr. Bean joined ImageX.com in July 1998. Represents salary earned as of December 31, 1998.

(4) Ms. Manciagli joined ImageX.com in May 1998. Represents salary earned as of December 31, 1998.

(5) Mr. Higgins joined ImageX.com in June 1998. Represents salary earned as of December 31, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options we granted to the officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1999.

                                                   INDIVIDUAL GRANTS
                                   -------------------------------------------------   POTENTIAL REALIZABLE
                                                 PERCENT OF                              VALUE AT ASSUMED
                                                   TOTAL                                  ANNUAL RATES OF
                                   NUMBER OF      OPTIONS                                   STOCK PRICE
                                   SECURITIES    GRANTED TO    EXERCISE                    APPRECIATION
                                   UNDERLYING   EMPLOYEES IN    PRICE                   FOR OPTION TERM(4)
                                    OPTIONS        FISCAL        PER      EXPIRATION   ---------------------
              NAME                 GRANTED(1)     YEAR(2)      SHARE(3)      DATE         5%          10%
              ----                 ----------   ------------   --------   ----------   ---------   ---------
Richard P. Begert................    49,999         4.20%       $ 6.00     4/21/09     $188,996    $476,990
F. Joseph Verschueren............        --           --            --          --           --          --
Eric J. Bean.....................    37,500         3.15          6.00     4/21/09      141,750     357,750
Dana F. Manciagli................    49,999         4.20          6.00     4/21/09      188,996     476,990
John R. Higgins..................    25,000         2.10          6.00     4/21/09       94,500     238,500

-------------------------
(1) The options granted to the officers listed in the table vest according to our customary vesting schedule for all employees as follows: (a) 24% of the options vest and become exercisable one year from the date of grant and (b) an additional 2% of the options vest and become exercisable each month thereafter. The options granted to Ms. Manciagli and Messrs. Begert, Higgins and Bean were granted on April 21, 1999. For a description of the options see "Employee Benefit Plans."

(2) Based on a total of 1,189,796 options granted to employees during fiscal year 1999.

(3) Options were granted at an exercise price equal to the fair market value of our common stock at the time of grant, as determined by our board of directors.

(4) The dollar amounts under these columns result from calculations at the 5% and 10% rates required by Securities Exchange Commission regulations and are not intended to forecast possible future appreciation, if any, of the common stock price. The amount represents appreciation in the value of the common stock from the fair market value of our common stock at the time of grant, as determined in good faith by our board of directors. The information in this table assumes all options are exercised at the end of each of their 10-year terms. Actual gains, if any, on stock option exercises depends on the future performance of the common stock and overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts shown in this table may not be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information regarding unexercised stock options held by the officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1999. None of the officers exercised any options during this period.

                                                                 NUMBER OF SECURITIES         VALUE OF UNEXERCISABLE
                                                                UNDERLYING UNEXERCISED             IN-THE-MONEY
                                   SHARES                          OPTIONS AT FISCAL             OPTIONS AT FISCAL
                                  ACQUIRED                             YEAR-END                     YEAR-END(2)
                                     ON          VALUE        ---------------------------   ---------------------------
              NAME                EXERCISE    REALIZED(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
              ----                --------   --------------   -----------   -------------   -----------   -------------
Richard P. Begert...............       --             --            --          49,999             --      $1,793,964
F. Joseph Verschueren...........       --             --            --              --             --              --
Eric J. Bean....................    2,000       $ 13,400        23,500          87,000       $977,130       3,415,110
Dana F. Manciagli...............   21,250        230,063         2,500          88,749        103,950       3,405,189
John R. Higgins.................       --             --        15,000          60,000        618,300       2,335,200

-------------------------
(1) "Value Realized" represents the fair value of the underlying securities on the date of exercise minus the exercise price of the options. Ms. Manciagli exercised a portion of her options and Mr. Bean exercised all of his options prior to our initial public offering. Prior to our initial public offering, the fair value of our common stock was determined in good faith by our board of directors. Since our initial public offering, the fair value of our common stock is assumed to equal to the last reported closing price of our common stock on the Nasdaq National Market.

(2) Amounts are based on the December 31, 1999 closing price of our common stock of $41.875 per share as reported on the Nasdaq National Market.

EMPLOYMENT AGREEMENTS

     Pursuant to an offer letter dated November 12, 1998, we agreed to provide Mr. Begert with an annual base salary of $225,000; participation in our bonus program (at up to 100% of Mr. Begert's base salary); insurance and participation in other employee benefit plans; eligibility for an additional bonus for the achievement of profitability goals; a restricted stock award of 500,000 shares of common stock at $0.40 per share, issued on November 16, 1998, which is subject to our repurchase option, which lapses incrementally over a period of approximately four years; and upon completion of a private placement at a level of $15,000,000 or greater, an additional option to purchase 49,999 shares of common stock. In April 1999, we granted Mr. Begert this option to purchase 49,999 shares of common stock at an exercise price of $6.00 per share after we completed our private placement of Series E Preferred Stock.

EMPLOYEE BENEFIT PLANS

Amended and Restated 1996 Stock Incentive Compensation Plan

     In December 1996, our board of directors and shareholders adopted our 1996 stock incentive compensation plan. In April 1999, our board of directors approved, and in August 1999 our shareholders approved, an increase in the number of shares of common stock reserved under the plan, as well as certain other amendments. The purpose of the plan is to enhance long-term shareholder value by offering opportunities to selected persons to participate in our growth and success, and to encourage them to remain in our service or in the service of our subsidiaries and to acquire and maintain ownership in ImageX.com. The plan permits the issuance of incentive stock options, nonqualified stock options and stock awards. Our board has reserved a total of 2,800,000 shares of common stock under the plan, of which

682,668 shares remain available for grant as of December 31, 1999, plus an automatic annual increase, to be added on the first day of each fiscal year beginning on January 1, 2001, equal to the least of (1) 1,000,000 shares, (2) 5% of the average number of common shares outstanding as used to calculate fully diluted earnings per share as reported in ImageX.com's annual financial statements for the preceding year and (3) a lesser amount determined by our board of directors. As of December 31, 1999, 173,295 shares had been issued upon the exercise of stock options granted under the plan, 650,000 shares had been issued pursuant to restricted stock awards and 1,336,037 shares were subject to outstanding options.

     Our committee or an officer designated by our board serves as the plan administrator of the option plan. Unless the plan administrator permits otherwise, no awards granted under the plan may be assigned or transferred by the holder other than by will or by the applicable laws of descent and distribution, and, during the holder's lifetime, options generally may be exercised only by the holder. The board may suspend or terminate the plan at any time. Unless sooner terminated by the board, the option plan will terminate on April 21, 2009.

     Stock Option Grants. The plan administrator selects individuals to receive options under the plan and specifies the terms and conditions of each option granted, including the exercise price (which, for incentive stock options, must be at least equal to the fair market value of the common stock on the grant date and, for nonqualified stock options, must be not less than 85% of the fair market value of the common stock on the grant date), the vesting provisions and the option term. Unless otherwise provided by the plan administrator, options granted under the plan will expire 10 years from the grant date.

     Stock Awards. The plan administrator is authorized under the plan to award shares of common stock subject to terms and restrictions established by the plan administrator in its sole discretion. These terms and restrictions may include the manner in which shares subject to stock awards must be held during the periods they are subject to restrictions and the circumstances under shares of restricted stock will be forfeited upon termination of the holder's services. Holders of restricted stock are shareholders of ImageX.com and have, subject to certain restrictions, all the rights of shareholders with respect to those shares.

     Corporate Transactions. Unless individual letter agreements provide otherwise, in the event of certain corporate transactions, such as a merger or sale of ImageX.com, each outstanding award will automatically accelerate and become 100% vested and exercisable immediately before the corporate transaction, unless (1) the option is assumed, continued or replaced with a comparable award by the successor corporation or the parent of the successor corporation or (2) acceleration will render unavailable "pooling of interest" accounting for a transaction that otherwise qualifies for this accounting treatment. Any option that is assumed, continued or replaced with a comparable award in the corporate transaction will accelerate if the holder's employment or services are terminated by the successor corporation without cause or by the holder voluntarily with good reason within two years of the corporate transaction.

PrintBid.com Stock Option Plan

     On December 9, 1999, we acquired 100% of PrintBid.com, Inc. and assumed all stock options outstanding under the PrintBid.com, Inc. stock incentive plan. Assumed options were converted into options to purchase a total of 289,714 shares of our common stock on substantially the same terms and conditions under which the options were initially granted by PrintBid.com, Inc. The per-share exercise price and the total number of shares subject to each option were adjusted to reflect the terms of the merger.

     The incentive plan permits the issuance of stock options and other stock awards, but only options were granted under the plan. No additional options will be granted under the incentive plan, and the plan will remain in existence only until all assumed options are exercised by optionees or expire without being exercised. Our compensation committee serves as the current plan administrator of the incentive plan.

     Optionees under the incentive plan all have letter agreements from PrintBid.com, Inc. that describe the terms and conditions of their options, including the vesting schedule, the term of the option and the exercise price, which, for incentive stock options, must have been at least equal to the fair market value of the common stock on the grant date. We have supplemented optionees' letter agreements with notices about the new per share exercise price of the options and the total number of shares now subject to the options as a result of the acquisition.

     The plan administrator will make proportional adjustments to the number of shares issuable under the incentive plan and to outstanding options in the event of stock splits or other similar capital adjustments.

     If a merger, consolidation or sale of ImageX.com occurs, the board will determine its effect on outstanding options. Alternatives permitted by the incentive plan include converting outstanding options into options to purchase common stock of a successor company and terminating all outstanding options that are not exercised prior to the corporate transaction.

1999 Employee Stock Purchase Plan

     In April 1999, our board of directors adopted our 1999 employee stock purchase plan, which was approved by our shareholders in August 1999. The stock purchase plan became effective on August 26, 1999, the effective date of our initial public offering. The plan's purpose is to encourage employees to remain in our employ or the employ of our subsidiaries and to acquire a stock ownership interest in ImageX.com. We intend for the plan to qualify under Section 423 of the Internal Revenue Code.

     Our stock purchase plan permits our eligible employees and eligible employees of our subsidiaries to purchase common stock through payroll deductions of up to 15% of their salary or wage compensation (or higher percentage established by the plan administrator from time to time for a future offering period). Under our stock purchase plan, no employee may purchase common stock with a fair market value of more than $25,000 in any calendar year, or purchase more than 1,200 shares of common stock in any single purchase period. Our compensation committee serves as the plan administrator of the plan.

     Except for the first offering period, the stock purchase plan has two-year offering periods. Each two-year offering period has four consecutive six-month purchase periods. The first offering period began on August 26, 1999 and will end on July 31, 2001. The first purchase period began on August 26, 1999 and will end on January 31, 2000. Subsequent purchase periods will begin on each February 1 and August 1 and end on the next July 31 and January 31. Subject to certain limitations, the plan administrator may establish a different term and different commencing and ending dates for future offerings.

     The price of the common stock purchased under the stock purchase plan will be the lesser of 85% of the fair market value on the first day of the applicable offering period and 85% of the fair market value on the last day of the applicable purchase period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the common stock, which was $7.00 per share, and 85% of the fair market value on the last day of the applicable purchase period. The stock purchase plan terminates ten years after the date of adoption by our board of directors, but the board may terminate it at any earlier time. We have not yet issued any shares of common stock under the stock purchase plan.

     Employees generally will be eligible to participate in the stock purchase plan if they are customarily employed by ImageX.com for 20 hours or more per week and are not holders of 5% or more of the common stock of ImageX.com or its subsidiaries. In addition, for future offering periods, the plan administrator may require that employees work a minimum of up to five months per year and have been an employee for some minimum period of time not to exceed two years. Options granted under the stock purchase plan are not transferable and are only exercisable during the optionee's lifetime.

     250,000 shares of common stock are authorized for issuance under the plan, plus an automatic annual increase, to be added on the first day of each fiscal year beginning on January 1, 2001, equal to the least of (1) 100,000 shares, (2) 0.5% of the average number of common shares outstanding as used to calculate fully diluted earnings per share as reported in ImageX.com's annual financial statements for the preceding year and (3) a lesser amount as determined by our board of directors.

     In the event of a merger or consolidation resulting in a change of control or acquisition by another corporation of all or substantially all our assets, each outstanding option to purchase shares under the stock purchase plan will be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the option, the offering period during which a participant may purchase stock will be shortened to a specified date before such proposed transaction. In the event of a proposed liquidation or dissolution of ImageX.com, the offering period during which a participant may purchase stock will be shortened to a specified date before the date of the proposed liquidation or dissolution.

401(k) Plan

     We maintain a 401(k) plan that covers all our employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any such contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

     From January 1, 1997 through December 31, 1999, in a series of private transactions, we sold securities as follows:

                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                       PURCHASE   EXERCISE
             SECURITY                 DATE OF ISSUANCE      SHARES      PRICE      PRICE
             --------                -------------------   ---------   --------   --------
Series C Preferred Stock...........  1/9/98 and 5/14/98    2,000,006    $3.00         --
Series D Preferred Stock...........  10/1/98 and 1/11/99     898,735     3.98         --
Series E Preferred Stock...........  4/8/99 and 4/15/99    5,952,391     4.20         --
Common Stock Warrants..............        1/9/98            500,000      .02      $3.00
                                           1/9/98            290,000      .02       7.50
                                           5/14/98           390,000      .02       3.00
                                           4/13/99            75,000      .02       4.00
                                           4/21/99            48,165      .02       4.20
Series C Warrants..................        8/24/98            13,334      .02       3.00
                                           8/28/98             6,667      .02       3.00
Series D Warrants..................        10/1/98            69,542      .02       3.98
Series E Warrants..................        4/8/99             42,768      .02       4.20

     We sold these securities pursuant to preferred stock purchase agreements on similar terms (except for terms relating to date and price), under which we made representations, warranties and covenants, and provided the purchasers with registration rights, information rights, and rights of first refusal, among other provisions. Listed below for holders of 5% or more of our common stock and our directors, officers and entities affiliated with our directors and our officers are the securities they purchased in the above financings.

                                                                     SHARES OF
                                                             PREFERRED STOCK PURCHASED           WARRANTS PURCHASED
                                                          -------------------------------   -----------------------------
                        INVESTOR                          SERIES C   SERIES D   SERIES E    COMMON    SERIES C   SERIES D
                        --------                          --------   --------   ---------   -------   --------   --------
Entities affiliated with Acorn Ventures, Inc.(1)........  691,668               1,464,287   924,875
Entities affiliated with Technology Partners(2).........  473,334    101,294      952,381   92,300     13,334     10,060
Entities affiliated with Alta Partners(3)...............                        1,428,572
Vanguard V, L.P.........................................  273,334     51,111                53,300      6,667      5,030
Eric J. Bean(4).........................................              12,575                                       1,258
Dana F. Manciagli(5)....................................              62,875       59,524                          6,288
Elwood D. Howse, Jr.(6).................................   36,667                  65,476    7,150
Richard R. Sonstelie(7).................................              12,575        8,334                          1,258

-------------------------
(1) Includes shares purchased by Acorn Ventures IX, LLC and Internet Ventures, LLC. Acorn Ventures, Inc. is a member of Acorn Ventures IX, LLC and Internet Ventures, LLC.

(2) Includes shares purchased by Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P. Mr. Ardell, a director of ImageX.com, is a general partner of TPW Management V, L.P., which is the general partner of Technology Partners Fund V, L.P. and a managing member of TP Management VI, LLC, which is the general partner of Technology Partners Fund VI, L.P.

(3) Includes shares purchased by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Gruener, a director of ImageX.com, is a general partner of Alta California Management Partners II, L.P., which is the general partner of Alta California Partners II, L.P. Mr. Gruener is also a member of Alta Embarcadero Partners II, LLC.

(4) Includes shares and warrants purchased by Waterhouse National Bank, of which Mr. Bean, an executive officer of ImageX.com, is the beneficial owner.

(5) Includes shares and warrants purchased by Galaxy Investment Partners. Ms. Manciagli, an executive officer of ImageX.com, is a general partner of Galaxy Investment Partners.

(6) Includes shares and warrants purchased by Howse Family Partnership. Mr. Howse, a director of ImageX.com, is a general partner of Howse Family Partnership.

(7) Includes shares and warrants purchased jointly by Mr. Sonstelie and his spouse.

     In August 1997, we entered into a stock subscription and repurchase agreement with Elwood D. Howse, Jr., pursuant to which we issued 100,000 shares of common stock to Mr. Howse at a purchase price of $.20 per share. Mr. Howse paid the purchase price for the shares by issuing a $20,000 promissory note to ImageX.com. Interest on the promissory note is due and payable monthly at the rate of 7% per year. The principal amount of the promissory note is due in full in April 2000. Pursuant to the stock subscription and repurchase agreement, Mr. Howse granted ImageX.com a right to repurchase a portion of his shares if his consulting services terminate. The repurchase right lapses ratably over the 36-month term beginning May 1, 1997 and ending April 30, 2000.

     In May 1998, in connection with its purchase of Series C Preferred Stock, Acorn Ventures IX, LLC issued a promissory note to ImageX.com in the amount of $490,000.50. No interest was payable on the unpaid principal amount of the note. In October 1998, Acorn Ventures IX, LLC satisfied its obligation under the note with a cash payment of the principal amount.

     In August 1998, we issued convertible promissory notes to Technology Partners Fund V, L.P. in the amount of $400,000 and to Vanguard V, L.P. in the amount of $200,000. The notes accrued interest at the rate of 7% per annum. Technology Partners Fund V, L.P. and Vanguard V, L.P. paid the purchase price for their shares of Series D Preferred Stock by canceling the convertible promissory notes.

     In November 1998, Richard P. Begert, our President, Chief Executive Officer and a director, purchased 500,000 shares of common stock at $0.40 per share. Mr. Begert paid the purchase price for the shares by issuing a promissory note to us. The promissory note accrues interest at the rate of 7% per year. Principal and interest under the promissory note are due and payable as follows: (a) 24% of the principal, plus interest accrued thereon, was due in November 1999 and has been paid and (b) 2% of the principal is due each month thereafter until the promissory note is paid in full. Pursuant to the stock vesting and pledge agreement, Mr. Begert granted ImageX.com a right to repurchase a portion of these shares if his employment terminates. As of December 31, 1999, the repurchase right had lapsed with respect to 130,000 of the shares. The repurchase right with respect to the remaining shares lapses ratably over the next 37 months.

     In January 1998, we entered into a consulting agreement with Acorn Ventures IX, LLC, pursuant to which we were required to pay reasonable out-of-pocket expenses incurred by Acorn Ventures in connection with its services as a consultant. In connection with the consulting agreement, Acorn Ventures received a warrant to purchase 790,000 shares of common stock. Other than the reimbursement of out-of-pocket expenses, there was no other cash compensation under the consulting agreement. In addition, we entered into agreements to indemnify Acorn Ventures against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by Acorn Ventures as a party or participant arising out of Acorn

Ventures' services as a consultant. On April 7, 1999, Acorn Ventures and ImageX.com mutually agreed to terminate the consulting agreement and accelerate the unvested portion of the warrant.

     During 1998 and the period from January 1, 1999 to July 23, 1999, we paid approximately $521,000 and $460,000, respectively, to Parallel Communications, our advertising agency during those periods, for services rendered in connection with our marketing efforts. Mr. Verschueren, a director of ImageX.com served as a director and owned one-third of the outstanding shares of capital stock of Parallel Communications until he sold his interest in Parallel on July 23, 1999. Mr. Klatt, an executive officer of ImageX.com, owned one-third of the outstanding shares of capital stock of Parallel Communications until he sold his interest in Parallel on July 23, 1999. During 1996, ImageX.com had a payable to Parallel Communications in the amount of $86,627 for various services performed and expenses incurred on behalf of ImageX.com, which amount was disputed by ImageX.com and, as a consequence, was written off in 1996.

     On January 5, 2000, we entered into a strategic relationship with InfoSpace.com, an Internet information infrastructure company, whereby ImageX.com will appear throughout the InfoSpace.com Web site and its affiliate network sites, allowing users to either directly move to or be introduced to ImageX.com's product and service offerings. Under the agreement entered into between ImageX.com and InfoSpace.com, ImageX.com has agreed to pay InfoSpace.com $100,000 per month for 12 months for this alliance. In addition, ImageX.com and InfoSpace.com have agreed to share advertising revenues received by InfoSpace.com for banner advertisements on the companies' co-branded Web pages. Bernee D.L. Strom, a director of ImageX.com, currently serves as a director of InfoSpace.com, Inc., and is President of InfoSpace.com Ventures. From November 1998 to December 1999, Ms. Strom also served as President and Chief Operating Officer of InfoSpace.com. Acorn Ventures, Inc. and its affiliated entities beneficially own approximately 16% of our outstanding common stock. Rufus Lumry, a director of InfoSpace.com, is a principal of Acorn Ventures, Inc. Naveen Jain, President and Chief Executive Officer, director and holder of approximately 33% of the stock of InfoSpace.com, is a principal of Internet Ventures, LLC which beneficially owns approximately 8.4% of our outstanding stock.

     We have entered into indemnification agreements with each of our executive officers and directors. See "Management -- Director and Officer Indemnification and Liability."

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table summarizes certain information regarding the beneficial ownership of our common stock as of December 31, 1999 for

     - each person or group that we know owns more than 5% of the common stock;

     - each of our directors;

     - our chief executive officer;

     - our top four most highly compensated executive officers (other than the Chief Executive Officer) whose compensation exceeded $100,000 in 1999;

     - all our directors and executive officers as a group; and

     - the selling shareholders.

     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names. Unless otherwise indicated, the following officers, directors and shareholders can be reached at the principal offices of ImageX.com.

                                         SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                           OWNED PRIOR TO      SHARES BEING        OWNED AFTER
                                             OFFERING(1)         SOLD BY          OFFERING(1)(2)
                                         -------------------     SELLING       --------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER     NUMBER     PERCENT   SHAREHOLDERS     NUMBER      PERCENT
 ------------------------------------    ---------   -------   ------------    ---------    -------
Entities affiliated with Acorn
  Ventures, Inc.(3)....................  3,080,830    16.8       300,000(4)    2,780,830     12.5
  1309 114th Avenue S.E., Suite 200
  Bellevue, WA 98004
Entities affiliated with Technology
  Partners(5)..........................  2,503,832    14.4       375,575(6)    2,128,257     10.0
  1550 Tiburon Boulevard, Suite A
  Belvedere, CA 94920
Entities affiliated with Alta
  Partners(7)..........................  1,428,572     8.2       142,857(8)    1,285,715      6.0
  One Embarcadero Center, Suite 4050
  San Francisco, CA 94111
Vanguard V, L.P........................    889,442     5.1            --         889,442      4.1
  525 University Avenue, Suite 600
  Palo Alto, CA 94301
Richard P. Begert......................    500,000     2.9            --         500,000      2.3
F. Joseph Verschueren..................    580,150     3.3            --         580,150      2.7
Eric J. Bean(9)........................     40,833       *            --          40,833        *
Dana F. Manciagli(10)..................    154,937       *            --         154,937        *
John R. Higgins(11)....................     17,000       *            --          17,000        *
John E. Ardell, III(12)................  2,503,832    14.4            --       2,128,257(13)  10.0

                                         SHARES BENEFICIALLY                   SHARES BENEFICIALLY
                                           OWNED PRIOR TO      SHARES BEING        OWNED AFTER
                                             OFFERING(1)         SOLD BY          OFFERING(1)(2)
                                         -------------------     SELLING       --------------------
 NAME AND ADDRESS OF BENEFICIAL OWNER     NUMBER     PERCENT   SHAREHOLDERS     NUMBER      PERCENT
 ------------------------------------    ---------   -------   ------------    ---------    -------
Garrett P. Gruener(14).................  1,428,572     8.2            --       1,285,715(15)   6.0
Elwood D. Howse, Jr.(16)...............    334,293     1.9        10,000         324,293      1.5
Wayne M. Perry.........................     42,500       *            --          42,500        *
Richard R. Sonstelie(17)...............     39,667       *            --          39,667        *
Bernee D. L. Strom(18).................     17,500       *            --          17,500        *
Ron Weiner(19).........................    382,891     2.2       100,000         282,891      1.3
All directors and executive officers as
  a group (14 persons)(20).............  6,117,284    35.0        10,000(21)   5,588,852(22)  26.0
Other selling shareholders (15 persons,
  each owning less than 1% of the
  shares outstanding)(23)..............    332,669     1.9        71,568         261,101      1.2

-------------------------
  *  Less than 1%.

 (1) This information is based on 17,381,639 shares outstanding on December 31, 1999 and 21,381,639 shares outstanding after this offering.

 (2) Assumes no exercise of the underwriters' over-allotment option.

 (3) Includes 35,715 outstanding shares held by Acorn Ventures, Inc. Also includes 658,334 outstanding shares and 918,375 shares issuable pursuant to warrants currently exercisable held by Acorn Ventures IX, LLC. Also includes 1,461,906 outstanding shares and 6,500 shares issuable pursuant to warrants currently exercisable held by Internet Ventures, LLC. Acorn Ventures, Inc. is a member of Acorn Ventures IX, LLC and Internet Ventures, LLC.

 (4) Represents shares to be sold in this offering by Acorn Ventures IX, LLC.

 (5) Represents 2,503,832 outstanding shares held by Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P.

 (6) Represents 232,718 shares to be sold in this offering by Technology Partners Fund V, L.P. and 142,857 shares to be sold in this offering by Technology Partners Fund VI, L.P.

 (7) Represents 1,415,483 outstanding shares held by Alta California Partners II, L.P. and 13,089 outstanding shares held by Alta Embarcadero Partners II, LLC.

 (8) Represents 141,548 shares to be sold in this offering by Alta California Partners II, L.P. and 1,309 shares to be sold in this offering by Alta Embarcadero Partners II, LLC.

 (9) Includes 12,575 outstanding shares and 1,258 shares issuable pursuant to warrants currently exercisable held by Waterhouse National Bank, F/B/O Eric
     J. Bean IRA. Also includes 25,000 shares issuable pursuant to options exercisable with 60 days of December 31, 1999.

(10) Includes 122,399 outstanding shares and 6,288 shares issuable pursuant to warrants currently exercisable held by Galaxy Investment Partners, of which Ms. Mancigli is co-general partner. Also includes 5,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

(11) Represents 17,000 shares issuable pursuant to options exercisable with 60 days of December 31, 1999.

(12) Represents outstanding shares held by Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P. Mr. Ardell is a general partner of TPW Management V, L.P., which is the general partner of Technology Partners Fund V, L.P., and a managing member of TP Management VI, LLC, which is the general partner of Technology Partners Fund VI, L.P. Mr. Ardell disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Technology Partners.

(13) Assumes the sale in this offering of 375,575 shares held by entities affiliated with Technology Partners, which shares are beneficially owned by Mr. Ardell.

(14) Represents outstanding shares held by Alta California Partners II, L.P. and Alta Embarcadero Partners II, LLC. Mr. Gruener is a general partner of Alta California Management Partners II, L.P., which is the general partner of Alta California Partners II, L.P. Mr. Gruener is also a member of Alta Embarcadero Partners II, LLC. Mr. Gruener disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these shares arising from his interest in Alta California Management Partners II, L.P.

(15) Assumes the sale in this offering of 142,857 shares held by entities affiliated with Alta Partners, which shares are beneficially owned by Mr. Gruener.

(16) Includes 327,143 outstanding shares and 7,150 shares issuable pursuant to warrants currently exercisable held by Howse Family Partnership. Mr. Howse is a general partner of Howse Family Partnership.

(17) Includes 20,909 outstanding shares and 1,258 shares issuable pursuant to warrants currently exercisable held jointly by Mr. Sonstelie and his spouse.

(18) Includes 5,000 shares held by the Strom Family Trust, of which Ms. Strom is trustee. Also includes 12,500 shares issuable pursuant to options currently exercisable.

(19) Includes 80,246 shares issuable pursuant to options exercisable within 60 days of December 31, 1999. Mr. Weiner is President of PrintBid.com, Inc., a wholly owned subsidiary of ImageX.com.

(20) Includes 87,953 shares issuable pursuant to options and warrants exercisable within 60 days of December 31, 1999.

(21) Represents shares to be sold in this offering that are held by Elwood D. Howse, Jr.

(22) In addition to the shares to be sold in this offering by our directors and executive officers, also assumes the sale in this offering of 375,575 shares held by entities affiliated with Technology Partners, which are beneficially owned by John E. Ardell, III, 142,857 shares held by entities affiliated with Alta Partners, which shares are beneficially owned by Mr. Gruener.

(23) Includes 33,225 shares issuable pursuant to options and warrants exercisable within 60 days of December 31, 1999. These shareholders have granted an option to the underwriters to purchase up to an aggregate of 54,405 shares to cover over-allotments, if any.

                          DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 70,000,000 shares of common stock, $0.01 par value per share, and 30,000,000 shares of preferred stock, $0.01 par value per share. The following summary of certain provisions of the common stock and preferred stock is not complete and is qualified in its entirety by reference to our articles of incorporation, which are included as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

     As of December 31, 1999, there were 17,381,639 shares of common stock outstanding held of record by 238 shareholders. Following this offering, there will be 21,381,639 shares of common stock outstanding (assuming no exercise of outstanding options after December 31, 1999). The holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to the prior rights of holders of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for the payment of dividends. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of ImageX.com, the holders of common stock are entitled to share pro rata all assets remaining after payment of liabilities and prior liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued following this offering will be fully paid and nonassessable.

PREFERRED STOCK

     No shares of preferred stock are outstanding as of the date of this prospectus. Pursuant to our articles of incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 30,000,000 shares of preferred stock in one or more series. The board of directors also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any preferred stock issues, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could delay or prevent a change in control of ImageX.com or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. We have no plans to issue any preferred stock.

WARRANTS

     As of December 31, 1999, there were outstanding warrants to purchase 1,343,731 shares of common stock exercisable as follows:

     - 1,034,400 shares at a weighted average price of $4.26 per share, expiring on January 8, 2005;

     - 54,452 shares at an exercise price of $3.98 per share, expiring on October 1, 2005;

     - 75,000 shares at an exercise price of $4.00 per share, expiring on April 13, 2006;

     - 42,768 shares at an exercise price of $4.20 per share, expiring on April 8, 2004;

     - 48,165 shares at an exercise price of $4.20 per share, expiring on April 21, 2004;

     - 67,446 shares at an exercise price of $4.36 per share, expiring between May 2008 and October 2009; and

     - 21,500 shares at an exercise price of $6.00 per share, expiring on April 20, 2004.

REGISTRATION RIGHTS

     Pursuant to an investor rights agreement dated April 8, 1999 between us and holders of 11,280,693 shares of our common stock and warrants to purchase 1,187,477 shares of our common stock, these holders are entitled to certain registration rights. Under the investor rights agreement, the holders, by written request of at least 40% of these shares then outstanding, may demand that we file a registration statement under the Securities Act covering all or a portion of the holders' shares, provided that the registration statement has a proposed aggregate offering price, net of underwriting discounts and commissions, of at least $10 million.

     In addition, if any holder who is a party to the investor rights agreement requests that we file a registration statement on Form S-3 and there is a reasonably anticipated aggregate offering price exceeding $1 million, we are required to use our best efforts to cause these shares to be registered. The holders who are parties to that investor rights agreement may not demand more than two Form S-3 registrations in any 12-month period.

     Further, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders (other than registrations relating solely to employee benefit plans or acquisitions), holders who are parties to the investor rights agreement are entitled to notice of the registration and to include their shares in the registration at our expense. This registration right is subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares held by parties to the investor rights agreement included in the registration (but not below 25% of the total number of shares to be included therein).

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS AND WASHINGTON LAW

     As noted above, our board of directors, without shareholder approval, has the authority under our articles of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control of ImageX.com or make removal of members of the board of directors or management more difficult.

     Election and Removal of Directors. Effective as of the first annual meeting of shareholders following this offering, our articles of incorporation provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our shareholders. Directors may be removed only for cause. Because this system of electing and removing directors generally makes it more difficult for shareholders to replace a majority of the board of directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of ImageX.com and may maintain the incumbency of the board of directors.

     Approval for Certain Business Combinations. Our articles of incorporation require that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of our assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the board of directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

     Shareholder Meetings. Under our articles of incorporation and bylaws, our shareholders may call a special meeting only upon the request of holders of at least 25% of the outstanding shares. Additionally, the chairman of the board, the chief executive officer, the president or the board of directors may call special meetings of shareholders.

     Requirements for Advance Notification of Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of the board of directors or a committee thereof.

     Washington Law. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain significant business transactions with an "acquiring person," which is defined as a person or group of persons that beneficially owns 10% or more of the voting securities of the target corporation, for a period of five years after becoming an acquiring person, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things,

     - a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person;

     - termination of 5% or more of the employees of the target corporation as a result of the acquiring person's acquisition of 10% or more of the shares; or

     - allowing the acquiring person to receive any disproportionate benefit as a shareholder.

     After the five-year period, a "significant business transaction" may occur, as long as it complies with certain "fair price" provisions of the statute. This provision may have the effect of delaying, deterring or preventing a change in control of ImageX.com.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

NASDAQ NATIONAL MARKET LISTING

     Our stock is quoted on the Nasdaq National Market under the symbol "IMGX."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for our common stock or our future ability to raise capital through an offering of equity securities.

     After this offering, we will have outstanding an aggregate of 21,381,639 shares of common stock. All of the shares sold in this offering will be, and all of the 3,450,000 shares sold in our initial public offering are, freely tradable in the public market without restriction under the Securities Act, unless such shares will be or are held by our "affiliates," as that term is defined in Rule 144 under the Securities Act. An aggregate of 12,971,639 shares of common stock outstanding upon completion of this offering will be restricted shares as a result of securities laws or lock-up agreements signed by the holder. Shares that are restricted as a result of securities laws may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 under the Securities Act, which is summarized below. Of these restricted shares, 44,915 are eligible for immediate sale in the public market.

     All our executive officers and directors, the selling shareholders and certain other shareholders, who collectively beneficially own an aggregate of approximately 7,956,125 restricted shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares until 90 days after this offering. Chase Securities Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to these lock-up agreements. We have also entered into an agreement with Chase Securities Inc. that we will not offer, sell or otherwise dispose of common stock until 90 days after the date of this prospectus with various exceptions explained in the Underwriting Agreement relating to this offering.

     Taking into account the lock-up agreements and the provisions of Rules 144, 144(k) and 701, the number of restricted shares that will be available for sale in the public market will be as follows:

                                                                NUMBER OF
               DATE OF AVAILABILITY FOR SALE                     SHARES
               -----------------------------                    ---------
February 22, 2000 (the expiration of 180-day lock-up
  agreements entered into in connection with our initial
  public offering, unless released earlier by Prudential
  Securities in its sole discretion)........................    3,084,518
In April 2000, upon the expiration of various one-year
  holding periods...........................................    1,610,775
May 11, 2000 (the expiration of 90-day lock-up agreements
  entered into in connection this offering, unless released
  earlier by Chase Securities Inc. in its sole
  discretion)...............................................    7,676,817
Thereafter upon expiration of various one year holding
  periods...................................................      554,619

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 213,823 shares immediately after this offering) and (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about ImageX.com. Under Rule 144(k), a person who is not deemed to have been an affiliate of ImageX.com at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director of or consultant to ImageX.com who purchased his or her shares prior to our initial public offering pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that nonaffiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. Substantially all shares issued prior to our initial public offering pursuant to Rule 701 are subject to the 180-day lock-up agreements referred to above and will only become eligible for sale at the earlier of the expiration of those lock-up agreements or upon obtaining the prior written consent of Prudential Securities Incorporated.

     We have filed a registration statement on Form S-8 to register up to 4,500,000 shares of common stock reserved for issuance under our 1996 stock incentive compensation plan and employee stock purchase plan. Shares issued under the foregoing plans may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by us. Of that number of shares, 14,365 shares have been issued upon the exercise of options and 225,145 shares are subject to options that were exercisable as of December 31, 1999. As of December 31, 1999, no shares had been issued pursuant to our employee stock purchase plan.

     We intend to file, after the effective date of this offering, a registration statement on Form S-8 to register up to 282,837 shares of common stock reserved for issuance under the PrintBid.com, Inc. stock incentive plan. The registration statement will become effective automatically upon filing. Shares issued under the PrintBid stock incentive plan, after the filing of the registration statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the above-referenced 90-day lock-up agreements and vesting restrictions imposed by us. Of the shares reserved under the PrintBid stock incentive plan, 127,440 shares are subject to options that were exercisable as of December 31, 1999.

     We have 1,343,731 shares of common stock issuable upon exercise of warrants, of which 1,276,286 may be exercised on a net basis (meaning the exercise price may be satisfied by deducting shares otherwise issuable that are equal in value to the exercise price). To the extent such warrants are exercised on a net basis, the shares issued upon such exercise would be available for sale in the public market, subject to expiration of the 180-day lock-up agreements referred to above; with respect to 165,933 shares, to the expiration of various one year holding periods in April 2000; and, with respect to 1,009,541 shares, to the 90-day lock-up agreements referred to above.

     In addition, after completion of this offering the holders of 10,280,693 shares of outstanding common stock and 1,187,477 warrants to purchase common stock have, under certain circumstances, rights to require us to register their shares for future sale.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from ImageX.com and the selling shareholders the following respective number of shares of common stock:

                                                              NUMBER OF
                        UNDERWRITER                             SHARES
                        -----------                           ----------
Chase Securities Inc........................................   2,000,000
Banc of America Securities LLC..............................   1,000,000
Prudential Securities Incorporated..........................   1,000,000
SG Cowen Securities Corporation.............................   1,000,000
                                                              ----------
          Total.............................................   5,000,000
                                                              ==========

     The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us and the selling shareholders if they purchase any shares.

     The following table shows the per share and total underwriting discounts and commissions we and the selling shareholders will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     UNDERWRITING DISCOUNTS AND COMMISSIONS

                                                        WITHOUT            WITH
                                                     OVER-ALLOTMENT   OVER-ALLOTMENT
                                                        EXERCISE         EXERCISE
                                                     --------------   --------------
Per Share..........................................    $     1.20       $     1.20
Total..............................................    $6,000,000       $6,900,000

     We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $729,790.

     The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $.68 per share. The underwriters may allow and such dealers may reallow a concession not in excess of $.10 per share to certain other dealers. After this offering of the shares, the offering price and other selling terms may be changed by the underwriters.

     Pursuant to the underwriting agreement, we and the selling shareholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 695,595 and 54,405 additional shares of common stock, respectively, on the same terms and conditions as set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments. To the extent such option is exercised, each underwriter will have a commitment, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial commitment pursuant to the underwriting agreement.

     The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     We, together with the selling shareholders, have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

     From the date of this prospectus until 90 days after such date, we and certain of our shareholders, including our officers, directors and selling shareholders, have agreed not to, without the prior written consent of Chase Securities Inc. on behalf of the underwriters, offer, sell or otherwise dispose of any shares of our capital stock, options or warrants to acquire shares of our capital stock or securities exchangeable for or convertible into shares of capital stock, subject to certain exceptions.

     Prior to the closing of our initial public offering, substantially all of our shareholders, including our officers and directors, agreed not to, without the prior written consent of Prudential Securities Incorporated on behalf of the underwriters of the initial public offering, offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock owned by them for a period of 180 days following our initial public offering. This period will terminate on February 22, 2000. We also agreed that we would not, without the prior written consent of Prudential Securities Incorporated, offer, sell or otherwise dispose of any shares of capital stock, options or warrants to acquire shares of capital stock or securities exchangeable for or convertible into shares of capital stock until February 22, 2000, subject to certain exceptions.

     Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

     Each of Chase Securities Inc., Banc of America Securities LLC, Prudential Securities Incorporated and SG Cowen Securities Corporation has provided financial advisory services to ImageX.com in the past and has received compensation at market rates for these services.

     Chase Securities Inc. and persons associated with Chase Securities Inc. beneficially own 66,072 shares of our common stock. Additionally, Access Technology Partners, L.P. and Access Technology Partners Brokers Fund, L.P., funds of outside investors that are managed by a subsidiary of Hambrecht & Quist California, own 285,715 shares and 5,357 shares of our common stock, respectively.

     In April 1999, affiliates of Prudential Securities Incorporated and Wilson Sonsini Goodrich & Rosati, counsel to the underwriters in this offering, purchased 47,619 and 2,381 shares of Series E Preferred Stock, respectively, at $4.20 per share as part of an equity financing on the same terms pursuant to which all other participants in the financing purchased their shares. Purchase of these shares may be deemed to be underwriting compensation. Prior to the closing of the initial public offering, these shares were restricted from sale, transfer, pledge, assignment or hypothecation for a period of one year from August 26, 1999 in accordance with NASD Conduct Rules.

     In April 1999, we issued a warrant to SG Cowen Securities Corporation to purchase up to 48,165 shares of our common stock as part of its compensation as placement agent in our Series E Preferred Stock private placement financing.

                                 LEGAL MATTERS

     Certain legal matters will be passed on for ImageX.com by Perkins Coie LLP, Seattle, Washington. Certain legal matters will be passed on for the underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington and Palo Alto, California. As of the date of this prospectus, an investment partnership associated with Wilson Sonsini Goodrich & Rosati owns an aggregate of 2,381 shares of our common stock.

                                    EXPERTS

     The financial statements of ImageX.com, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Fine Arts Engravers Company, Inc. (d.b.a. Fine Arts Graphics) as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Image Press, Inc. as of December 31, 1998 and for each of the two years in the period ended December 31, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of PrintBid.com, Inc. as of December 31, 1998 and for the period ended December 31, 1998, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of ImageX.com, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including exhibits filed therewith, at the Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as ImageX.com, that file electronically with the Commission.

     This prospectus includes statistical data regarding the Internet sector and the printing industry which were obtained from industry publications, including reports generated by Forrester Research and CAP Ventures. These industry publications generally indicate that they have obtained information from sources believed to be reliable, but they do not guarantee the accuracy and completeness of such information. While we believe these industry publications to be reliable, we have not independently verified such data.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
IMAGEX.COM, INC.
  Report of PricewaterhouseCoopers LLP, independent
     accountants............................................    F-3
  Consolidated Balance Sheets as of December 31, 1998 and
     1999...................................................    F-4
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1998 and 1999.......................    F-5
  Consolidated Statements of Shareholders' Equity (Deficit)
     for the years ended December 31, 1997, 1998 and 1999...    F-6
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1998 and 1999.......................    F-7
  Notes to Consolidated Financial Statements................    F-8

FINE ARTS ENGRAVERS COMPANY, INC. (D.B.A. FINE ARTS
  GRAPHICS)
  Report of PricewaterhouseCoopers LLP, independent
     accountants............................................   F-29
  Balance Sheets as of December 31, 1997 and 1998 and March
     31, 1999 (unaudited)...................................   F-30
  Statements of Operations for the years ended December 31,
     1997 and 1998 and for the three-month periods ended
     March 31, 1998 and 1999 (unaudited)....................   F-31
  Statements of Changes in Shareholders' Equity (Deficit)
     for the years ended December 31, 1997 and 1998 and for
     the three-month period ended March 31, 1999
     (unaudited)............................................   F-32
  Statements of Cash Flows for the years ended December 31,
     1997 and 1998 and for the three-month periods ended
     March 31, 1998 and 1999 (unaudited)....................   F-33
  Notes to Financial Statements.............................   F-34

IMAGE PRESS, INC.
  Report of PricewaterhouseCoopers LLP, independent
     accountants............................................   F-40
  Balance Sheets as of December 31, 1998 and June 30, 1999
     (unaudited)............................................   F-41
  Statements of Operations for the years ended December 31,
     1997 and 1998 and for the six-month periods ended June
     30, 1998 and 1999 (unaudited)..........................   F-42
  Statements of Changes in Shareholders' Equity (Deficit)
     for the years ended December 31, 1997 and 1998 and for
     the six-month period ended June 30, 1999 (unaudited)...   F-43
  Statements of Cash Flows for the years ended December 31,
     1997 and 1998 and for the six-month periods ended June
     30, 1998 and 1999 (unaudited)..........................   F-44
  Notes to Financial Statements.............................   F-45

PRINTBID.COM, INC.
  Report of PricewaterhouseCoopers LLP, independent
     accountants............................................   F-49
  Balance Sheet as of December 31, 1998 and September 30,
     1999 (unaudited).......................................   F-50
  Statement of Operations for the year ended December 31,
     1998 and for the nine-month periods ended September 30,
     1998 and 1999(unaudited)...............................   F-51
  Statement of Shareholders' Equity (Deficit) for the year
     ended December 31, 1998 and for the nine-month period
     ended September 30, 1999 (unaudited)...................   F-52

                                                              PAGE
                                                              -----
  Statement of Cash Flows for the year ended December 31,
     1998 and for the nine-month periods ended September 30,
     1998 and 1999 (unaudited)..............................   F-53
  Notes to Financial Statements.............................   F-54

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENT
  Unaudited Pro Forma Condensed Consolidated Statement of
     Operations for the year ended December 31, 1999........   F-63

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
ImageX.com, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ImageX.com, Inc. (the "Company") at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As described in Note 1, the loss per share amounts for 1997 and 1998 have been revised.

                                          PRICEWATERHOUSECOOPERS LLP

Seattle, Washington
February 1, 2000

                                IMAGEX.COM, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $   967        $ 18,257
  Accounts receivable (net of allowance for doubtful
    accounts of $15 and $126 at December 31, 1998 and 1999,
    respectively)...........................................        234           3,427
  Inventories...............................................                        653
  Prepaid expenses..........................................         58             610
                                                                -------        --------
         Total current assets...............................      1,259          22,947
Restricted cash.............................................         25           1,625
Property and equipment, net.................................      1,140           6,613
Goodwill, net...............................................                      2,132
Other assets................................................         45           2,351
                                                                -------        --------
         Total assets.......................................    $ 2,469        $ 35,668
                                                                =======        ========

             LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                           AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable..........................    $   453        $
  Line of credit payable....................................         96
  Accounts payable..........................................        762           3,500
  Accrued liabilities.......................................        241           1,394
                                                                -------        --------
         Total current liabilities..........................      1,552           4,894
Notes payable, net of current portion.......................        454
                                                                -------        --------
         Total liabilities..................................      2,006           4,894
                                                                -------        --------
Commitments
Series B mandatorily redeemable convertible preferred stock,
  $0.01 par value; 3,500,000 shares authorized, issued and
  outstanding at December 31, 1998; aggregate liquidation
  preference of $3,500......................................      3,459
Series C mandatorily redeemable convertible preferred stock,
  $0.01 par value; 4,040,000 shares authorized, 4,000,000
  issued and outstanding at December 31, 1998; aggregate
  liquidation preference of $6,000..........................      5,109
Series D mandatorily redeemable convertible preferred stock,
  $0.01 par value; 1,925,000 shares authorized, 1,385,493
  issued and outstanding at December 31, 1998, respectively;
  aggregate liquidation preference of $2,771................      2,635
Value ascribed to mandatorily redeemable convertible
  preferred stock warrants..................................        147
                                                                -------
         Total mandatorily redeemable convertible preferred
          stock.............................................     11,350
                                                                -------
Shareholders' equity (deficit):
  Preferred stock, 30,000,000 shares authorized:
    Series A convertible preferred stock, $0.01 par value;
     1,500,000 shares authorized, issued and outstanding at
     December 31, 1998; aggregate liquidation preference of
     $1,500.................................................         15
  Common stock, $0.01 par value; 70,000,000 shares
    authorized; 2,081,974 and 17,381,639 shares issued and
    outstanding at December 31, 1998 and 1999,
    respectively............................................         21             174
  Additional paid-in capital................................      4,263          67,118
  Unearned compensation.....................................     (1,961)         (2,518)
  Notes receivable from shareholders (including $20 from a
    director)...............................................       (228)           (168)
  Accumulated deficit.......................................    (12,997)        (33,832)
                                                                -------        --------
         Total shareholders' equity (deficit)...............    (10,887)         30,774
                                                                -------        --------
Total liabilities, mandatorily redeemable convertible
  preferred stock and shareholders' equity (deficit)........    $ 2,469        $ 35,668
                                                                =======        ========

The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                           --------------------------------
                                                            1997       1998          1999
                                                           -------    -------      --------
Revenues.................................................  $    87    $   968      $ 11,499
Cost of sales............................................      100        998         8,541
                                                           -------    -------      --------
     Gross profit (loss).................................      (13)       (30)        2,958
                                                           -------    -------      --------
Operating expenses:
  General and administrative.............................    1,285      3,549        11,002
  Sales and marketing....................................    1,018      2,207         6,765
  Product development....................................    1,316      2,750         3,770
  Amortization of unearned compensation, goodwill and
     other intangibles...................................                 380         2,497
                                                           -------    -------      --------
          Total operating expenses.......................    3,619      8,886        24,034
                                                           -------    -------      --------
          Loss from operations...........................   (3,632)    (8,916)      (21,076)
Other income:
  Interest income (expense), net.........................       62        (48)          241
                                                           -------    -------      --------
          Net loss.......................................  $(3,570)   $(8,964)     $(20,835)
                                                           =======    =======      ========
Basic and diluted net loss per share -- revised. See Note
  1......................................................  $(14.14)   $(12.25)     $  (3.07)
                                                           =======    =======      ========

The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                          PREFERRED                                                             NOTES
                                          SERIES A            COMMON STOCK       ADDITIONAL                   RECEIVABLE
                                     -------------------   -------------------    PAID-IN       UNEARNED         FROM
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION   SHAREHOLDERS
                                     ----------   ------   ----------   ------   ----------   ------------   ------------
Balances, December 31, 1996........   1,500,000    $ 15     1,050,000    $ 11     $   363
Issuance of common stock for notes
 receivable........................                           150,000       1          29                     $     (30)
Collection of notes receivable.....                                                                                   2
Net loss...........................
                                     ----------    ----    ----------    ----     -------       -------       ---------
Balances, December 31, 1997........   1,500,000      15     1,200,000      12         392                           (28)
Value ascribed to common stock
 warrants issued in conjunction
 with sale of Series C Preferred
 Stock.............................                                                 1,038
Issuance of common stock for notes
 receivable........................                           500,000       5         195                          (200)
Repurchase of common stock.........                          (100,000)     (1)         (1)
Issuance of stock options to
 consultants.......................                                                   169
Issuance of common stock upon
 exercise of stock options.........                             8,520                   2
Issuance of common stock to
 Printbid shareholders.............                           473,454       5         319       $    (6)
Issuance of common stock warrants
 related to Series A convertible
 debt..............................                                                    35            --
Unearned compensation..............                                                 2,335        (2,335)
Amortization of unearned
 compensation......................                                                                 380
Accretion of mandatorily redeemable
 convertible preferred stock.......                                                  (221)
Net loss...........................
                                     ----------    ----    ----------    ----     -------       -------       ---------
Balances, December 31, 1998........   1,500,000      15     2,081,974      21       4,263        (1,961)           (228)
Redemption of common stock.........                           (42,000)     (1)         (7)                            8
Purchase of treasury stock.........                           (38,212)     (1)         (1)
Issuance of stock options to
 consultants.......................                                                   155
Issuance of common stock upon
 exercise of stock options.........                           164,775       2          62                           (15)
Issuance of common stock for Fine
 Arts..............................                            93,750       1         374
Warrants issued in conjunction with
 Series E bridge financing.........                                                   115
Warrants issued in conjunction with
 issuance of Series E preferred
 stock.............................                                                   130
Issuance of common stock warrants
 in exchange for consulting
 services..........................                                                    33
Issuance of common stock warrants
 related to Series A convertible
 debt..............................                                                   517
Unearned compensation related to
 issuance of options to
 consultant........................                                                   339
Accretion of mandatorily redeemable
 preferred stock...................                                                   (84)
Net proceeds from initial public
 offering (net of offering costs of
 $3,119)...........................                         3,450,000      35      20,996
Collection of notes receivable.....                                                                                  67
Issuance of common stock for Image
 Press.............................                            16,394       1         299
Transfer value ascribed to
 preferred stock warrants..........                                                   147
Conversion of preferred stock to
 common stock upon initial public
 offering..........................  (1,500,000)    (15)   11,351,132     113      35,799
Issuance of common stock upon
 exercise of warrants..............                           170,290       2         217
Unearned compensation..............                                                 2,841        (2,841)
Amortization of unearned
 compensation......................                                                               2,284
Issuance of common stock to
 PrintBid shareholders.............                           133,536       1       1,070
Compensation related to advisors
 subject to repurchase.............                                                   295
Write-off of unamortized discount
 on convertible debt...............                                                  (442)
Net loss...........................
                                     ----------    ----    ----------    ----     -------       -------       ---------
Balances, December 31, 1999........          --    $ --    17,381,639    $174     $67,118       $(2,518)      $    (168)
                                     ==========    ====    ==========    ====     =======       =======       =========


                                     ACCUMULATED
                                       DEFICIT      TOTAL
                                     -----------   --------
Balances, December 31, 1996........   $   (463)    $    (74)
Issuance of common stock for notes
 receivable........................
Collection of notes receivable.....                       2
Net loss...........................     (3,570)      (3,570)
                                      --------     --------
Balances, December 31, 1997........     (4,033)      (3,642)
Value ascribed to common stock
 warrants issued in conjunction
 with sale of Series C Preferred
 Stock.............................                   1,038
Issuance of common stock for notes
 receivable........................
Repurchase of common stock.........                      (2)
Issuance of stock options to
 consultants.......................                     169
Issuance of common stock upon
 exercise of stock options.........                       2
Issuance of common stock to
 Printbid shareholders.............                     318
Issuance of common stock warrants
 related to Series A convertible
 debt..............................                      35
Unearned compensation..............
Amortization of unearned
 compensation......................                     380
Accretion of mandatorily redeemable
 convertible preferred stock.......                    (221)
Net loss...........................     (8,964)      (8,964)
                                      --------     --------
Balances, December 31, 1998........    (12,997)     (10,887)
Redemption of common stock.........
Purchase of treasury stock.........                      (2)
Issuance of stock options to
 consultants.......................                     155
Issuance of common stock upon
 exercise of stock options.........                      49
Issuance of common stock for Fine
 Arts..............................                     375
Warrants issued in conjunction with
 Series E bridge financing.........                     115
Warrants issued in conjunction with
 issuance of Series E preferred
 stock.............................                     130
Issuance of common stock warrants
 in exchange for consulting
 services..........................                      33
Issuance of common stock warrants
 related to Series A convertible
 debt..............................                     517
Unearned compensation related to
 issuance of options to
 consultant........................                     339
Accretion of mandatorily redeemable
 preferred stock...................                     (84)
Net proceeds from initial public
 offering (net of offering costs of
 $3,119)...........................                  21,031
Collection of notes receivable.....                      67
Issuance of common stock for Image
 Press.............................                     300
Transfer value ascribed to
 preferred stock warrants..........                     147
Conversion of preferred stock to
 common stock upon initial public
 offering..........................                  35,897
Issuance of common stock upon
 exercise of warrants..............                     219
Unearned compensation..............
Amortization of unearned
 compensation......................                   2,284
Issuance of common stock to
 PrintBid shareholders.............                   1,071
Compensation related to advisors
 subject to repurchase.............                     295
Write-off of unamortized discount
 on convertible debt...............                    (442)
Net loss...........................    (20,835)     (20,835)
                                      --------     --------
Balances, December 31, 1999........   $(33,832)    $ 30,774
                                      ========     ========

The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------    -------    --------
Cash flows from operating activities:
  Net loss..................................................  $(3,570)   $(8,964)   $(20,835)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................      121        423       1,947
    Amortization of unearned compensation...................                 380       2,284
    Interest expense for warrants issued in connection with
     bridge financing.......................................                  30         115
    Issuance of stock options to consultant.................                 169         155
    Amortization of discount on convertible debentures......                   2
    Write-off of unamortized discount on convertible debt...                            (442)
    Non-cash compensation expense...........................                  61       1,151
    Services exchanged for common stock warrants............                              33
    Services exchanged for common stock.....................                 252
    Provision for doubtful accounts.........................                  15         111
  Changes in operating assets and liabilities, net of
    effects of purchase of Fine Arts and Image Press:
    Accounts receivable.....................................      (19)      (231)     (2,340)
    Inventories.............................................                            (624)
    Prepaid expenses........................................                 (33)       (528)
    Other assets............................................      (39)        (6)       (558)
    Accounts payable and accrued liabilities................      459        480       2,226
                                                              -------    -------    --------
    Net cash used in operating activities...................   (3,048)    (7,422)    (17,305)
                                                              -------    -------    --------
  Cash flows from investing activities:
    Purchases of property and equipment.....................     (797)      (870)     (2,476)
    Deposits of restricted cash.............................                 (25)     (1,600)
    Purchase of Fine Arts including acquisition costs of
     $185...................................................                          (4,542)
    Purchase of Image Press including acquisition costs of
     $136...................................................                          (2,956)
    Purchases of investments of available for sale
     securities.............................................     (975)
    Proceeds from sale of investments of available for sale
     securities.............................................      975
                                                              -------    -------    --------
    Net cash used in investing activities...................     (797)      (895)    (11,574)
                                                              -------    -------    --------
  Cash flows from financing activities:
    Proceeds from issuance of notes payable.................      600        601       2,932
    Principal payments on notes payable.....................      (24)      (285)     (2,071)
    Proceeds from borrowings on line of credit..............                  96
    Repayment on line of credit.............................                            (796)
    Proceeds from issuance of Series C Preferred stock (net
     of offering costs of $89)..............................               5,935
    Proceeds from issuance of Series D Preferred stock (net
     of offering costs of $29 and $8 for the years ended
     December 31, 1998 and 1999, respectively)..............               2,743         795
    Proceeds from issuance of Series E Preferred stock (net
     of offering costs of $1,055)...........................                          23,945
    Repurchase of common stock..............................                  (2)         (2)
    Proceeds from issuance of common stock..................                  10         268
    Proceeds from issuance of common stock related to public
     offering (net of offering costs of $3,119).............                          21,031
    Proceeds from repayment on notes receivable from
     shareholders...........................................        2                     67
                                                              -------    -------    --------
    Net cash provided by financing activities...............      578      9,098      46,169
                                                              -------    -------    --------
    Net increase (decrease) in cash and cash equivalents....   (3,267)       781      17,290
    Cash and cash equivalents at beginning of period........    3,453        186         967
                                                              -------    -------    --------
    Cash and cash equivalents at end of period..............  $   186    $   967    $ 18,257
                                                              =======    =======    ========

The accompanying notes are an integral part of these financial statements.

                                IMAGEX.COM, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

     ImageX.com, Inc. (the "Company," formerly ImageX, Inc.) was incorporated on August 21, 1995 and is headquartered in Bellevue, Washington. The Company is an Internet-based business-to-business provider of printed business materials. The Company's customers access an Corporate Online Printing Center that contains a digital catalog of all of their custom-printed business materials -- from marketing brochures to stationery and business cards. From its Corporate Online Printing Center, each customer can modify, proof, procure and manage its printed business materials from any Internet-enabled personal computer. The Company markets its printed business materials domestically. With the acquisition of PrintBid.com, Inc. the Company has expanded its services to include an on-line bidding system for print buyers and an online auction site for commercial paper.

     As described in Note 13 on December 9, 1999, the Company merged with PrintBid.com, Inc. in a transaction accounted for as a pooling of interests. These consolidated financial statements give retroactive effect to the merger of the Company with PrintBid.com, Inc.

     Prior to 1998, the Company operated as a development-stage enterprise.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

RESTRICTED CASH

     Restricted cash consists of certificates of deposit which collateralize letters of credit as required by the Company's office lease agreements.

INVENTORIES

     Inventories consists of raw materials, work-in-process and finished goods, which are stated at the lower of cost or market. Cost is determined using a method which approximates the first-in, first-out method. Work-in-process includes direct labor, materials and allocated overhead.

                                IMAGEX.COM, INC.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation is provided on the straight-line method for financial statement purposes. Estimated useful lives of the assets are as follows:

                         ASSET                                YEARS
                         -----                           ----------------
Computer software......................................         3
Computer hardware......................................       3 - 5
Vehicles...............................................         5
Office furniture and equipment.........................       5 - 10
Machinery and equipment................................       7 - 12
Leasehold improvements.................................  Life of lease or useful lives,
                                                           whichever is
                                                         shorter, ranging
                                                           from 3 to 5

     Expenditures for additions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of the assets and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is reflected in the results of operations.

COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE

     Costs of computer software developed or obtained for internal use are capitalized while in the application development stage and are expensed while in the preliminary stage and the post-implementation stage. During 1999, the Company capitalized approximately $1,078,000 and recognized the related amortization expense of approximately $758,000. These costs are included in property and equipment in the accompanying consolidated balance sheet.

GOODWILL

     Goodwill represents the excess of the cost of purchased subsidiaries over the estimated fair value of the net assets acquired as of the date of acquisition and is being amortized using the straight line method over 10 years. During 1999, the Company recognized the related amortization expense of approximately $145,000.

OTHER ASSETS

     Other assets consist primarily of a customer list, which is being amortized using the straight-line method over 3 years and an assembled and trained workforce, which is being amortized using the straight-line method over 8 years. During 1999, the Company recognized the related amortization expense of approximately $50,000 for the customer list and $18,000 for the assembled and trained workforce.

                                IMAGEX.COM, INC.

VALUATION OF LONG-LIVED ASSETS

     The Company periodically evaluates the carrying value of long-lived assets to be held and used, including, but not limited to, property and equipment, goodwill and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost to dispose.

STOCK ISSUANCE COSTS

     Proceeds from issuances of capital stock are presented net of specific external costs directly attributable to the related offering.

STOCK-BASED COMPENSATION

     The Company follows SFAS No. 123, "Accounting for Stock-Based Compensation" which establishes financial accounting and reporting standards for stock-based employee compensation plans and for the issuance of equity instruments to acquire goods and services from nonemployees.

     The Company has elected to apply the disclosure only provision of SFAS No. 123 for employee stock-based compensation plans. Accordingly, the Company accounts for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the exercise price. The Company records the fair value of equity instruments issued to nonemployees in accordance with the provisions of SFAS No. 123.

REVENUE RECOGNITION

     The Company has derived substantially all of its revenues from the Corporate Online Printing Center and from customers they obtained through acquisition. The Company's range of products include business cards, stationery, letterhead, and other general office products, as well as color marketing brochures, sell sheets and similar products. In our Corporate Online Printing Center and Small Business Printing Center and through our wholly owned subsidiaries, Image Press and Fine Arts Graphics, the Company recognizes product revenues when the order is shipped to the customer and when the Company has fulfilled all of its contractual obligations.

     For orders received through the Corporate Online Printing Center service, the Company charges customers for the printed products they order in accordance with customer-specific pricing arrangements negotiated with each account. Orders are fulfilled through a network of vendors and company-owned facilities and shipped directly to the customers under the ImageX.com brand. Revenues are recognized on a gross basis when the products are shipped.

                                IMAGEX.COM, INC.

     For orders received through the Small Business Printing Center service, the Company utilized a private label supplier and the products are shipped under the ImageX.com brand. The Company receives a transaction fee based upon a percentage of the purchase price which is recognized when the products are shipped to the end customer.

     For PrintBid.com bidding services, the Company intends to charge a transaction fee to each print provider who bids on a job. For PrintBid.com's commercial paper auctions, the Company intends to charge a transaction fee to the auction originator. Transaction fees will be recognized in the period the bid occurs and the Company and its subsidiaries have fulfilled all of its contractual obligations to the customer.

PRODUCT DEVELOPMENT COSTS

     Product development costs represent research and development expenditures, which are charged to operations as incurred.

ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 1997, 1998 and 1999 were approximately $5,300, $192,000, and $1,249,000, respectively.

COMPREHENSIVE INCOME

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") effective January 1, 1998. SFAS No. 130 requires the disclosure of comprehensive income and its components in a full-set of general purpose financial statements. Comprehensive income is the change in equity from transactions and other events and circumstances other than those resulting from investments by owners and distributors to owners. SFAS No. 130 had no impact on the Company and, accordingly, a separate statement of comprehensive income has not been presented.

NET LOSS AND PRO FORMA NET LOSS PER SHARE

     Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings Per Share," requires the presentation of basic and diluted earnings
(loss) per share for all periods presented.

     In accordance with SFAS No. 128, basic net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period, except that pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, if applicable, common shares issued in each of the periods presented for nominal consideration have been included in the calculation as if they were outstanding for all periods presented.

     Pro forma basic and diluted net loss per share is computed using the weighted-average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's mandatorily redeemable convertible preferred stock into shares

                                IMAGEX.COM, INC.

of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on the date the shares were originally issued.

     The historical basic and diluted net loss per share for 1997 and 1998 have been revised to exclude the effect of stock subject to repurchase from the weighted average shares of common stock outstanding. The basic and diluted net loss per share for 1999 have been computed to exclude such effects.

     The amount labelled as previously reported for 1998 and 1999 includes the effect of the acquisition of PrintBid.com which was accounted for as a pooling of interests. There was no pooling effect for 1997 as PrintBid.com did not exist at that time.

     A reconciliation of shares used in the calculation of basic and diluted and pro forma basic and diluted net loss per share follows (in thousands, except share and per share data):

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                          -----------------------------------
                                                             1997        1998        1999
                                                          ----------   --------   -----------
Net loss................................................  $   (3,570)  $ (8,964)  $   (20,835)
Accretion of mandatorily redeemable convertible
  preferred stock.......................................          --       (221)          (84)
                                                          ----------   --------   -----------
Net loss for common stock...............................  $   (3,570)    (9,185)      (20,919)
                                                          ==========
Effect of pro forma conversion of securities:
  Accretion of mandatorily redeemable convertible
     preferred stock....................................                    221            84
                                                                       --------   -----------
                                                                       $ (8,964)  $   (20,835)
                                                                       ========   ===========
Weighted average shares of common stock outstanding
  (shares used in computing basic and diluted net loss
  per share)
  as previously reported................................   1,137,260    749,987     6,805,098
                                                          ==========   ========   ===========
  as revised............................................     252,425    749,987     6,805,098
                                                          ==========   ========   ===========
Basic and diluted net loss per share
  as previously reported................................  $    (3.14)  $ (12.25)  $     (3.07)
                                                          ==========   ========   ===========
  as revised............................................  $   (14.14)  $ (12.25)  $     (3.07)
                                                          ==========   ========   ===========
Shares used in computing basic and diluted net loss per
  share.................................................                            6,805,098
Weighted average effect of pro forma securities
  Preferred stock adjustment
     Series A, B, C, D, E...............................                            5,332,394
                                                                                  -----------
Share used in computing pro forma basic and diluted net
  loss per share........................................                           12,137,492
                                                                                  ===========
Pro forma basic and diluted net loss per share..........                          $     (1.72)
                                                                                  ===========

     Dilutive securities include options, warrants, preferred stock as if converted and restricted stock subject to repurchase. Potentially dilutive securities totaling 3,530,390, 8,192,063 and

                                IMAGEX.COM, INC.

3,603,796 for the years ended December 31, 1997, 1998 and 1999, respectively, were excluded from historical basic and diluted loss per share because of their antidilutive effect.

INCOME TAXES

     The Company follows the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to reverse. The Company provides for a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

CONCENTRATIONS OF CREDIT RISK

     The Company reviews the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. For the year ended December 31, 1998, no single customer accounted for a significant amount of the Company's revenues and there were no significant accounts receivable from a single customer. For the year ended December 31, 1999, one customer accounted for 13% of revenues. The Company maintains its cash and cash equivalents in bank accounts in amounts, which, at times, may exceed Federally insured limits. The Company has not experienced any losses in such accounts.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     For certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, recorded amounts approximate fair value due to the relatively short maturity period.

     The carrying amount of notes payable and the line of credit approximate their market value because they have interest rates that vary with market interest rates.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONVERTIBLE DEBT WITH WARRANTS

     Convertible debt with detachable warrants is shown in the financial statements net of the unamortized debt discount. Upon debt issuance, a discount is recorded equivalent to the fair value of the warrants. The fair value of the warrants is determined using the Black Scholes pricing model. The debt discount is amortized using the effective interest method.

                                IMAGEX.COM, INC.

SEGMENT INFORMATION

     The Company has adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information," which is effective for fiscal years beginning after December 31, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The Company operates in one segment.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133, which will be effective for the Company for fiscal years and quarters beginning after June 15, 2000, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company is assessing the requirements of SFAS No. 133 and the effects, if any, on the Company's financial position, results of operations and cash flows.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition", which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that the impact of SAB 101 will have no material effect on the financial position or results of operations of the Company.

 2. INVENTORIES

     Inventories consisted of the following at December 31, 1999 (in thousands):

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Paper stock and supplies....................................      $225
Work-in-process.............................................       176
Finished goods..............................................       252
                                                                  ----
                                                                  $653
                                                                  ====

                                IMAGEX.COM, INC.

 3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1998 and 1999 (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1999
                                                              ------    -------
Computer hardware...........................................  $  794    $ 3,683
Office furniture and equipment..............................     300        733
Computer software...........................................     560      2,413
Leasehold improvements......................................      32        185
Production machinery and equipment..........................      --      2,076
                                                              ------    -------
                                                               1,686      9,090
Less accumulated depreciation...............................    (546)    (2,477)
                                                              ------    -------
  Property and equipment, net...............................  $1,140    $ 6,613
                                                              ======    =======

     Depreciation expense for the years ended December 31, 1997, 1998 and 1999 was $121,314, $424,221 and $1,742,538, respectively.

 4. ACCRUED LIABILITIES

     Accrued liabilities consisted of the following at December 31, 1998 and 1999 (in thousands):

                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              ----    ------
Accrued payroll and related benefits........................  $ 93    $  713
Taxes payable...............................................    29       216
Accrued professional services and other.....................   119       465
                                                              ----    ------
                                                              $241    $1,394
                                                              ====    ======

                                IMAGEX.COM, INC.

 5. NOTES PAYABLE AND LINE OF CREDIT:

     Notes payable consisted of the following at December 31, 1998 (in thousands):

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
Note payable to bank, interest at prime (7.75% at December
  31, 1998) plus 2%, monthly principal payments of $25 due
  December 1999, and collateralized by substantially all of
  the Company's assets......................................     $ 274
Note payable to bank, interest at prime (7.75% at December
  31, 1998) plus 2%, due in 36 equal monthly principal
  payments, due January 2002, and collateralized by
  substantially all of the Company's assets.................       450
Uncollateralized note payable to business advisor, no
  interest, due on March 1, 1999............................        41
Convertible subordinated notes payable to investor, interest at 8%, interest and principal due in a single payment two
  years after issuance......................................       142
                                                                 -----
                                                                   907
Less: current portion.......................................      (453)
                                                                 -----
                                                                 $ 454
                                                                 =====

     During 1998, the Company obtained a new line of credit in the amount of $300,000 in conjunction with its note payable to a bank of $450,000. The line of credit includes various restrictive covenants, effective from January 31, 1999, which, among other things, require the Company to maintain minimum working capital and net worth amounts. The line of credit accrues interest at prime (7.75% at December 31, 1998) plus 1% and matured on September 18 1999. The outstanding balance as of December 31, 1998 and 1999 was $96,440 and $0, respectively. The line of credit was collateralized by substantially all of the Company's assets. The line of credit was cancelled during 1999.

     The convertible note agreements contain a conversion option, which entitles the holder to convert the unpaid principal and interest into capital stock of the same issue and at the same price as the first equity financing issue of $2 million or more. The option to convert expires on the maturity date of the note. The Company may not redeem the notes prior to maturity. The convertible notes are subordinate to the repayment rights of all other debtors, except other subordinated note holders. The convertible note agreement converted to equity securities upon the acquisition of PrintBid.

     On April 30, 1999, Fine Arts entered into a credit agreement with a bank for a $1 million working capital line and a $1.5 million term loan that is collateralized by substantially all of the assets of Fine Arts. The credit line accrues interest at prime rate plus 0.5% for drawn amounts and a commitment fee of 0.25% on any unused portion of the line and matures on April 29, 2000 with an option to renew for subsequent 364 day periods. The term loan accrues interest at prime rate plus 0.25% to 1% based on the Debt to EBITDA ratio of the Company on a consolidated basis. The credit agreement includes various restrictive covenants, which among other things, require the Company to maintain certain financial ratios and net worth amounts. The Company used the proceeds from the initial public offering to pay off the line of credit and term loan.

                                IMAGEX.COM, INC.

     On April 30, 1999, Fine Arts entered into a revolving note with a bank for $500,000 that is collateralized by substantially all of the assets of Fine Arts. The note accrues interest at LIBOR plus 2.25% for drawn amounts and matures on April 28, 2000. The note includes various restrictive covenants, which among other things, require the Company to maintain certain financial ratios and net worth amounts. The Company used the proceeds from the initial public offering to pay off the line of credit and term loan.

 6. FEDERAL INCOME TAXES:

     At December 31, 1999, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $31,241,000, which will expire beginning in 2011 through 2019. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code.

     The following is a reconciliation of the income tax benefit to the amount based on the statutory Federal rate:

                                                                 YEARS ENDED
                                                                 DECEMBER 31,
                                                             --------------------
                                                             1997    1998    1999
                                                             ----    ----    ----
Federal income tax benefit at statutory rate...............  (34)%   (34)%   (34)%
Change in valuation allowance..............................   34%     34%     32%
Amortization of deferred compensation......................   --      --       2%
                                                             ---     ---     ---
                                                              --      --      --
                                                             ===     ===     ===

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are approximately as follows (in thousands):

                                                                DECEMBER 31,
                                                             -------------------
                                                              1998        1999
                                                             -------    --------
Deferred income tax assets:
  Tax loss carryforwards...................................  $ 4,030    $ 10,622
  Accrued compensation and benefits........................       82         152
  Provision for doubtful accounts..........................        5          77
  Depreciation.............................................      123         177
  Other....................................................       15          14
                                                             -------    --------
                                                               4,255      11,042
Deferred income tax liabilities:
  Valuation allowance......................................   (4,255)    (11,042)
                                                             -------    --------
  Net deferred tax assets..................................  $    --    $     --
                                                             =======    ========

     A full valuation allowance has been recorded at December 31, 1998 and 1999 based on management's determination that the recognition criteria for realization of the net deferred tax assets has not been met.

                                IMAGEX.COM, INC.

 7. RELATED PARTY TRANSACTIONS:

     The original founders of the Company, one of whom is an officer and a director of the Company, are the owners of 100% of the outstanding capital stock of Parallel Communications, Inc. ("Parallel"), which serves as the Company's advertising agency pursuant to an Advertising Agency Service Agreement, dated August 26, 1997. In 1997, 1998 and 1999, the Company paid Parallel approximately $152,000, $521,000 and $957,000 respectively, for services performed on behalf of the Company.

     As of December 31, 1998, the Company had a payable to Parallel of $21,088. As of December 31, 1999, the Company had no payables to Parallel.

     In August 1999, Parallel was sold to an unrelated party.

     In August 1999, PrintBid issued Series A convertible notes totaling $50,000 with 12,500 detachable warrants to a shareholder in exchange for online advertising. PrintBid also issued Series A convertible notes totaling $48,000 with 12,000 detachable warrants to two shareholders during May and August 1999 in exchange for cash. These notes, totaling $146,000 plus accrued interest, are due two years after issuance, unless converted to stock in accordance with the Series A subordinated convertible note agreement. The convertible notes converted to equity securities upon the acquisition of PrintBid.

 8. EMPLOYEE BENEFITS:

DEFINED CONTRIBUTION PLAN

     The Company has a 401(k) Retirement Plan (the "Plan") which covers substantially all eligible employees. The Plan is a defined contribution profit sharing plan in which all eligible participants may elect to have a percentage of their compensation contributed to the Plan, subject to certain guidelines issued by the Internal Revenue Service. The Company can contribute to the Plan at the discretion of the Board of Directors. There were no contributions made by the Company during 1997, 1998 or 1999.

EMPLOYEE STOCK PURCHASE PLAN

     In April 1999, the Board of Directors adopted, subject to shareholder approval, the 1999 Employee Stock Purchase Plan ("Stock Purchase Plan") and authorized for issuance under the Stock Purchase Plan a total of 250,000 shares of common stock plus automatic annual increases to be added on the first day of the Company's fiscal year beginning on January 1, 2001, equal to the least of
(1) 100,000 shares, (2) 0.5% of the average common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's financial statements for the preceding year and (3) a lesser amount as determined by the Board of Directors. The Stock Purchase Plan was approved by the Company's shareholders in August 1999.

STOCK OPTION PLAN

     The Company has adopted a stock incentive compensation plan (the "Plan"), which provides for the issuance of stock awards and nonqualified and incentive stock options for officers, directors, employees, and consultants. As of December 31, 1998, the Company had

                                IMAGEX.COM, INC.

reserved a total of 1,550,000 shares of common stock for issuance pursuant to the Plan. In April 1999, the Board of Directors increased the total number of shares reserved under the Plan to 2,800,000 shares, plus an automatic annual increase, to be added on the first day of each fiscal year beginning on January 1, 2001, equal to least of (1) 1,000,000 shares, (2) 5% of the average number of common shares outstanding as used to calculate fully diluted earnings per share as reported in the Company's financial statements for the preceding year and (3) a lesser amount determined by the Board of Directors. The increase was approved by the Company's shareholders in August 1999. Options under the Plan will generally expire 10 years from the date of grant. Under the Plan, the Plan administrator will fix the conditions for the exercise of the options. Generally, options vest over four years.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost for stock awards and options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. The unearned compensation is being amortized in accordance with Financial Accounting Standards Board Interpretation No. 28 over the vesting period of the individual options.

     Compensation expense of $0, $378,507 and $2,284,000 has been recorded for stock options granted during the years ended December 31, 1997, 1998 and 1999, respectively, because the exercise prices of the stock options granted were less than the fair value of the related shares at the time of grant. The fair value per share used to calculate unearned compensation was determined by the Company's Board of Directors based on a number of factors, including, among other things, appraisals by an outside valuation firm and by reference to the preferred stock values reduced by a nominal discount factor.

     Option activity for the years ended December 31, 1997, 1998 and 1999 is as follows:

                                                                  WEIGHTED AVERAGE
                                                      SHARES       EXERCISE PRICE
                                                     ---------    ----------------
Options outstanding, January 1, 1997...............          0
Granted............................................    355,750         $ 0.20
Canceled...........................................    (46,000)          0.20
Options outstanding, December 31, 1997.............    309,750           0.20
Granted............................................  1,043,300           0.42
Exercised..........................................   (508,520)          0.40
Canceled...........................................   (194,175)          0.24
                                                     ---------
Options outstanding, December 31, 1998.............    650,355           0.38
Granted............................................  1,189,796           7.51
Exercised..........................................   (164,775)          0.39
Canceled...........................................    (49,625)          1.41
                                                     ---------
Options outstanding, December 31, 1999.............  1,625,751           5.57
Options exercisable at December 31, 1999...........    352,585
                                                     ---------
Stock awards and options available for grant at
  December 31, 1999................................    682,668

                                IMAGEX.COM, INC.

     The following table summarizes information about options outstanding at December 31, 1999:

                      OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
----------------------------------------------------------------   --------------------------
                               WEIGHTED AVERAGE
                                  REMAINING          WEIGHTED                     WEIGHTED
    RANGE OF        NUMBER     CONTRACTUAL LIFE      AVERAGE        NUMBER        AVERAGE
 EXERCISE PRICES   OF SHARES      (IN YEARS)      EXERCISE PRICE   OF SHARES   EXERCISE PRICE
 ---------------   ---------   ----------------   --------------   ---------   --------------
$ 0.040 - $ 0.040   196,027          9.57             $ 0.04         90,623        $ 0.04
$ 0.200 - $ 0.300   390,835          7.84             $ 0.28        159,670        $ 0.28
$ 0.400 - $ 0.400    20,220          8.84             $ 0.40          5,180        $ 0.40
$ 0.650 - $ 0.660    93,687          7.47             $ 0.65         36,817        $ 0.65
$ 1.200 - $ 1.200    74,628          7.55             $ 1.20         32,733        $ 1.20
$ 2.400 - $ 3.600    30,750          8.74             $ 3.21          2,062        $ 3.60
$ 4.200 - $ 6.000   303,623          9.30             $ 5.85         12,500        $ 6.00
$ 7.000 - $10.190   322,870          9.59             $ 7.96            500        $10.00
$12.000 - $17.000    58,000          9.70             $14.18              0        $ 0.00
$25.940 - $25.940   135,111          9.96             $25.94         12,500        $25.94
-----------------  ---------                                        -------
$ 0.040 - $25.940  1,625,751         8.91             $ 5.57        352,585        $ 1.49
=================  =========                                        =======

     Pro forma information regarding net loss as required by SFAS No. 123 has been determined as if the Company had accounted for its employee stock options under the minimum value method using the following weighted-average assumptions:

                                                    1998               1999
                                               ---------------    ---------------
Risk free interest rate......................   4.60% to 5.65%              5.58%
Expected lives...............................    5 to 10 years      5 to 10 years
Expected dividends...........................               $0                 $0
Volatility...................................               --                88%

     The weighted average fair values and weighted average exercise prices per share at the date of grant for options granted were as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                              1998     1999
                                                              -----    -----
Weighted average fair value of options granted with exercise price less than the fair value of the stock on the date of
  grant.....................................................  $2.04    $7.30
                                                              =====    =====
Weighted average fair value of options granted with exercise price equal to the fair value of the stock on the date of
  grant.....................................................  $  --    $7.08
                                                              =====    =====
Weighted average exercise price of options granted with
  exercise price less than the fair value of the stock on
  the date of grant.........................................  $0.42    $0.24
                                                              =====    =====
Weighted average exercise price of options granted with
  exercise price equal to the fair value of the stock on the
  date of grant.............................................  $  --    $9.86
                                                              =====    =====

                                IMAGEX.COM, INC.

     The following table presents net loss and per share amounts as if the Company accounted for compensation expense related to stock options under the fair value method prescribed by SFAS No. 123 (in thousands, except per share data):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Net loss -- as reported.....................................  $(8,964)   $(20,835)
                                                              =======    ========
Net loss -- pro forma.......................................  $(9,031)   $(22,046)
                                                              =======    ========
Loss per share -- as reported...............................  $(12.25)   $  (3.07)
                                                              =======    ========
Loss per share -- pro forma.................................  $(12.34)   $  (3.25)
                                                              =======    ========

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.

 9. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     During 1996, the Company issued 3,500,000 shares of Series B Preferred Stock, $0.01 par value. During 1998, the Company issued 4,000,000 shares of Series C Preferred Stock, $0.01 par value and 1,385,493 shares of Series D Preferred Stock, $0.01 par value. During January 1999, the Company issued an additional 401,257 shares of Series D preferred stock for $802,514. During April 1999, the Company issued 11,904,761 shares of Series E preferred stock for $25,000,000. Of the 11,904,761 shares issued, 579,745 shares were issued as a result of the conversion of the convertible subordinated promissory notes issued to investors in January 1999 aggregating $1,197,486 plus accrued interest of $19,979. All holders of Preferred Stock are entitled to vote on all matters on an "as if converted" basis. The holders of Preferred Stock shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Series A Preferred Stock and common stock of the Company.

     Each share of Preferred Stock is convertible at the option of the holder or automatically upon either (a) sale of the Company's common stock in a public offering in which the offering price of the common stock is not less than $10.00 per share and the gross proceeds are at least $15,000,000, as described in the Company's Restated Articles of Incorporation or (b) upon the election by a majority of the holders of Preferred Stock to convert their shares of Preferred Stock into common stock. The conversion price is subject to weighted average anti-dilution protection and proportional adjustments in the event of stock splits and similar events. The Preferred Stock, other than Series A Preferred Stock, is redeemable, at the option of the holders of more than 50% of the outstanding shares thereof, beginning on or after April 2004. The redemption price for each share of Preferred Stock shall be the original issue price plus all accrued and unpaid dividends, adjusted for stock splits. Upon liquidation or dissolution, holders of Preferred Stock will receive preference over holders of Series A Preferred Stock and common stock. The redemption value of the mandatorily redeemable convertible Preferred Stock is being accreted over the period from issuance to the earliest redemption date using the effective interest method.

                                IMAGEX.COM, INC.

     At December 31, 1999, the following warrants to purchase mandatorily redeemable convertible preferred stock were outstanding:

                                                           PRICE PER SHARE,
                                                              SUBJECT TO
                                       NUMBER OF SHARES       ADJUSTMENT       EXPIRATION DATE
                                       ----------------    ----------------    ---------------
Series D Preferred Stock.............      108,904              $2.00          October 1, 2005
Series E Preferred Stock.............       85,535              $2.10            April 8, 2004

     In August 1998, the Company issued warrants to two of its investors to purchase 40,000 shares of Series C Preferred Stock in connection with bridge financing arrangements. The Company executed convertible subordinated promissory notes aggregating $600,000 which, with accrued interest, were converted into 302,993 shares of Series D Preferred Stock upon closing of the sale of Series D Preferred Stock in October 1998. These warrants are exercisable at $1.50 per share through August 28, 2005. The warrants were ascribed a value of $29,889. All warrants were exercised during 1999.

     In connection with the issuance of Series D Preferred Stock, the Company issued warrants to its investors to purchase 138,250 shares of Series D Preferred Stock. These warrants are exercisable at $2.00 per share and are exercisable through October 1, 2005. The warrants were ascribed a value of $116,951. During 1999, 29,346 warrants were exercised.

     In connection with the issuance of Series E preferred stock, the Company issued warrants to its investors to purchase 85,535 shares of Series E preferred stock. These warrants are exercisable at $2.10. The warrants were ascribed a value of $129,645.

10. SHAREHOLDERS' EQUITY (DEFICIT):

COMMON STOCK

     As of December 31, 1998, the Company was authorized to issue 22,500,000 shares of voting common stock, $0.01 par value. In April 1999, the Company's Articles of Incorporation were amended to increase the number of authorized shares of common stock to 50,000,000 shares. At its discretion, the Board of Directors may declare dividends on shares of common stock. Upon liquidation, holders of common stock will be paid only after the Preferred Stock preferences have been satisfied.

     In June 1999, the Company's Board of Directors approved an increase of the number of authorized shares of common stock to 70,000,000 shares, subject to shareholder approval.

     The Company issued 1,000 shares of common stock to its four founding shareholders (the "Founders") for $2,000 upon the formation of the Company on August 21, 1995. Pursuant to an agreement dated May 1, 1996, the Founders, all of whom are shareholders of Parallel (see Note 6), contributed technology to the Company in exchange for 49,000 shares of common stock. Such technology was purchased by the Founders from Parallel. The technology was valued at $300,000 and has been credited as a contribution to capital. The transferred technology was considered to be in-process research and development; accordingly, the $300,000 was charged to research and development expense in 1996. In December 1996, the Founders exchanged all of their 50,000 shares of common stock for 1,500,000 shares of Series A Preferred Stock.

                                IMAGEX.COM, INC.

     In December 1996, the Company issued 1,050,000 shares of common stock to certain Founders and a director of the Company for consideration of $400 and services to be performed in the future. The shares are subject to repurchase by the Company for $0.02 per share over the thirty-six month period following the issuance of the shares. Such shares subject to repurchase will be reduced for each completed month of employment with the Company by the Founders and the director. During 1998, the Company repurchased 100,000 shares from one of the Founders of the Company in accordance with an employment termination agreement.

     Pursuant to the Company's stock incentive compensation plan (see Note 8), the Company issued 150,000 shares of common stock (100,000 shares were to a director of the Company) at a purchase price of $0.20 per share for an aggregate purchase price of $30,000, which was satisfied by notes receivable totaling $30,000. One note in the amount of $10,000 bears interest at 5.70% and is due in February 2001. The other note in the amount of $20,000 bears interest at the rate of 7.00% and is due in April 2000. The 150,000 shares are subject to repurchase by the Company for $0.20 per share, as follows:

          1. 50,000 shares will be subject to repurchase through February 2001, with the number of shares being subject to repurchase reduced by 1,000 each month following the original issuance of the shares.

          2. 100,000 shares will be subject to repurchase through April 2000, with the number of shares being subject to repurchase reduced by 2,778 shares each month following the original issuance of the shares. During the repurchase period, the individual who purchased the 100,000 shares is required to perform management services for the Company.

     In November 1998, the Company issued 500,000 shares of common stock to an officer of the Company at a purchase price of $0.40 per share pursuant to a promissory note in the amount of $200,000. The note bears interest at 7% and is due in January 2003. These shares are subject to repurchase by the Company for $0.40 per share through January 15, 2003, with the shares being subject to repurchase reduced by 120,000 shares after November 15, 1999, and reduced by 10,000 shares each month following November 15, 1999. The 650,000 shares have been included in the stock options activity (see Note 8). At December 31, 1999, the notes receivable from shareholders totaled $168,000 and are included in shareholders' equity (deficit) on the accompanying balance sheet.

     In June of 1998, upon formation of PrintBid, the Founders of PrintBid received 302,650 of ImageX.com's shares in exchange for certain technology and know-how. Of the shares issued, 151,325 were subject to repurchase for up to three years. These shares have been recorded at fair value at the date of issuance and the amount associated with the shares subject to repurchase has been deferred and is being amortized over the restriction period.

     In June of 1998, 75,662 of ImageX.com's restricted shares were issued to outside advisors of PrintBid. The Company may repurchase these shares at par value (.01) if the advisory relationship is terminated during the restriction period. Compensation costs associated with these shares based on the fair value at the date of grant, are being recognized as expense over the restriction period.

                                IMAGEX.COM, INC.

     On June 16, 1999, the Board of Directors approved a one-for-two reverse stock split of the Company's common stock. The reverse stock split became effective on August 18, 1999. All references in the financial statements and all related notes thereto referring to shares, share prices, per share amounts and other share information have been retroactively adjusted for the reverse stock split.

     During 1996, the Company issued 150,000 shares of common stock of $0.20 per share in exchange for a note receivable of $30,000. During January 1999, the Company redeemed 42,000 shares of common stock in exchange for cancellation of the outstanding remaining principal amount of the note receivable.

     On August 26, 1999, the Company issued 3,000,000 shares of its common stock at an initial public offering price of $7.00 per share. An additional 450,000 shares were issued upon the exercise of the underwriters' overallotment option. The net proceeds to the Company from the offering, net of offering costs of approximately $3.1 million were approximately $21.0 million. Concurrent with the initial public offering, each outstanding share of the Company's convertible preferred stock was automatically converted into common stock.

     In December 1999, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission covering the proposed sale of additional shares of its common stock to the public.

SERIES A PREFERRED STOCK

     As of December 31, 1998, the Company was authorized to issue 10,965,000 shares of preferred stock. In April 1999, the Articles of Incorporation were amended to increase the number of authorized shares of preferred stock to 30,000,000 shares. The holders of Series A Preferred Stock shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock of the Company. Each share of Series A Preferred Stock is convertible at the option of the holder or automatically upon sale of the Company's common stock in a public offering in which the offering price of the common stock is not less than $5 per share and the gross proceeds are at least $15,000,000, as described in the Company's Restated Articles of Incorporation.

     The conversion price is subject to weighted average anti-dilution protection and proportional adjustments in the event of stock splits and similar events.

                                IMAGEX.COM, INC.

WARRANTS

     At December 31, 1999, the following warrants to purchase common stock were outstanding:

                      PRICE PER SHARE,
                         SUBJECT TO
NUMBER OF SHARES         ADJUSTMENT               EXPIRATION DATE
----------------      ----------------      ---------------------------
     744,400               $3.00            January 8, 2005
     290,000               $7.50            January 8, 2005
      21,500               $6.00            April 21, 2004
      48,165               $4.20            April 21, 2004
      75,000               $4.00            April 13, 2006
      67,446               $4.36            May 3, 2008-October 9, 2009
   ---------
   1,246,511

     During 1998 in connection with the sale of Series C Preferred Stock, the Company sold warrants to purchase 1,180,000 shares of common stock for consideration of $23,600 to investors. Of the warrants issued, 890,000 warrants are exercisable at $3.00 per share. The remaining 290,000 warrants are exercisable at $7.50 per share. The warrants are exercisable through January 8, 2005. A certain number of warrants are subject to repurchase by the Company, as defined in the warrant agreements. The period in which the Company is entitled to repurchase the warrants is January 1, 2001 through March 31, 2001. The repurchase price is $0.02 per warrant. The warrants were ascribed a value of $1,038,094. One of the investors has entered into an agreement with the Company to perform certain management services for the Company.

11. COMMITMENTS:

OPERATING LEASE

     The Company leases its facilities under noncancelable operating leases which expire between February 28, 2001 and December 31, 2004. The Company pays taxes, insurance, normal maintenance and certain other operating expenses. At December 31, 1999 the approximate future rental payments due under these leases for the remainder of the lease terms were as follows (in thousands):

                  YEAR ENDING DECEMBER 31,
                  ------------------------
2000........................................................  $ 3,266
2001........................................................    3,229
2002........................................................    2,711
2003........................................................    1,381
2004........................................................    1,235
                                                              -------
                                                              $11,822
                                                              =======

     Total rent expense incurred under operating leases for the years ended December 31, 1997, 1998 and 1999 was approximately $158,000, $333,000 and
$793,000, respectively.

                                IMAGEX.COM, INC.

12. CASH FLOW INFORMATION:

     Disclosure of cash flow information is summarized below for the years ended December 31, 1997, 1998 and 1999 (in thousands):

                                                                      YEAR ENDED
                                                                     DECEMBER 31,
                                                              ---------------------------
                                                              1997      1998       1999
                                                              ----   ----------   -------
Cash paid during the year for interest......................  $12      $   59     $   160
Non-cash financing activities:
  Unearned compensation.....................................            2,335       2,841
  Issuance of common stock for note receivable..............   30         200
  Value ascribed to common stock warrants issued in
     conjunction with sale of Series C Preferred Stock......            1,038
  Value ascribed to Series C Preferred Stock warrants issued
     in connection with bridge financing....................               30
  Value ascribed to Series D Preferred Stock warrants issued
     in conjunction with sale of Series D Preferred Stock...              117
  Value ascribed to Series E Preferred Stock warrants issued
     in conjunction with sale of Series E Preferred Stock...                          130
  Accretion on Series C Preferred Stock.....................              213          64
  Accretion on Series D Preferred Stock.....................                9           8
  Accretion on Series E Preferred Stock                                                12
  Acquisition of Fine Arts (see Note 13):
     Fair value of assets acquired..........................                        4,985
     Issuance of common stock...............................                          375
     Assumption of liabilities..............................                        1,156
     Assumption of acquisition costs........................                          185
  Acquisition of Image Press (see Note 13):
     Fair value of assets acquired..........................                        3,120
     Issuance of common stock...............................                          300
     Assumption of liabilities..............................                          565
  Conversion of Series A, B, C, D and E
     Preferred Stock to common stock in connection with the
      initial public offering...............................                       35,897
  Issuance of common stock warrant related to convertible
     debt...................................................               35
  Convertible debt issued in exchange for services to be
     performed..............................................               25
  Issuance of common stock..................................                7
  Reclassification of preferred stock warrants from
     temporary equity.......................................                          147
  Conversion of debt to equity securities...................                        1,069

13. ACQUISITIONS:

     On April 13, 1999, the Company acquired substantially all of the assets of Fine Arts Engravers Company, Inc. ("Fine Arts"), a privately owned Oregon corporation. Fine Arts is in the printing business. The acquisition was accounted for using the purchase method. The aggregate purchase price of $5,000,000 consists of $375,000 of common stock for 93,750 shares issued to the seller and $4,625,000 of cash payment. The aggregate purchase was allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired of $1,356,000 has been allocated to goodwill and will be amortized over 10 years using the straight line method.

                                IMAGEX.COM, INC.

     In connection with the acquisition, liabilities were assumed as follows (in thousands):

Fair value of assets acquired...............................  $ 4,985
Cash paid...................................................   (4,625)
Common stock issued.........................................     (375)
Goodwill....................................................    1,356
Acquisition costs assumed...................................     (185)
                                                              -------
Liabilities assumed.........................................  $ 1,156
                                                              =======

     On September 21, 1999, the Company acquired all of the common stock of Image Press, Inc. ("Image Press"), a privately owned California corporation. Image Press is a broker of printed paper products. The acquisition will be accounted for using the purchase method. The aggregate purchase price of $3,120,000 consists of $300,000 of common stock for 16,394 shares issued to the seller and $2,820,000 of cash payment. The aggregate purchase price was allocated to the net assets acquired, based upon their respective fair market values. The excess of the purchase price over the fair market value of the assets acquired of $914,000 has been allocated to goodwill and will be amortized over 10 years using the straight line method.

     On December 9, 1999, the Company merged with PrintBid.com, Inc. ("PrintBid"), a privately owned Oregon corporation. PrintBid is an Internet-based provider of commercial printing services. The acquisition was accounted for using the pooling-of-interest method. The Company issued 568,778 shares of common stock to the shareholders of PrintBid in conjunction with this transaction.

     The following presents the separate results, in each of the periods presented since the inception of PrintBid in 1998, of the Company and PrintBid (in thousands):

                                                      THE COMPANY    PRINTBID     TOTAL
                                                      -----------    --------    --------
For the year ended December 31, 1998
  Revenues..........................................   $    968      $    --     $    968
                                                       ========      =======     ========
  Net loss..........................................   $ (8,600)     $  (364)    $ (8,964)
                                                       ========      =======     ========
For the year ended December 31, 1999
  Revenues..........................................   $ 11,493      $     6     $ 11,499
                                                       ========      =======     ========
  Net loss..........................................   $(17,503)     $(3,332)    $(20,835)
                                                       ========      =======     ========

     The following summarizes the unaudited pro forma results of operations, on a combined basis, as if the Company's acquisition of Fine Arts and Image Press occurred as of the beginning of each of the periods presented, after including the impact of certain adjustments such as amortization of goodwill (in thousands):

                                                 YEAR ENDED           YEAR ENDED
                                              DECEMBER 31, 1998    DECEMBER 31, 1999
                                              -----------------    -----------------
                                                 (UNAUDITED)          (UNAUDITED)
Revenues....................................       $17,983             $ 19,346
                                                   =======             ========
Pro forma net loss..........................       $(8,919)            $(21,021)
                                                   =======             ========
Pro forma basic and diluted net loss per
  share.....................................       $ (9.24)            $  (3.13)
                                                   =======             ========

                                IMAGEX.COM, INC.

     The unaudited pro forma results are not necessarily indicative of the results of operations which would actually have been reported had the acquisition occurred prior to the beginning of the periods presented. In addition, they are not intended to be indicative of future results.

14. SUBSEQUENT EVENT

COMMITMENTS

     On January 5, 2000, the Company entered into a strategic alliance with an internet company whereby the Company is committed to paying $100,000 per month for a period of one year from the date of signing for promotional links and shared advertising revenues.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
ImageX.com, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholder's equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Fine Arts Engravers Company, Inc. (d.b.a. Fine Arts Graphics) (the Company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

PORTLAND, OREGON
APRIL 16, 1999

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                        -----------------------    MARCH 31,
                                                           1997         1998         1999
                                                        ----------   ----------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
Current assets:
  Cash................................................  $   89,891   $   19,450   $   40,548
  Accounts receivable -- trade, less allowance for
     doubtful accounts of $25,531, $38,455 and $11,607
     in 1997, 1998 and at March 31, 1999,
     respectively.....................................   1,893,528    1,533,384    1,406,280
  Unbilled revenues and other receivables.............      30,401      164,005       97,100
  Inventories.........................................     697,837      659,783      725,167
  Prepaid expenses....................................      62,050       71,927       71,862
                                                        ----------   ----------   ----------
          Total current assets........................   2,773,707    2,448,549    2,340,957
Property and equipment, net...........................     795,132      740,426      728,376
Other assets..........................................     167,869      175,282      185,513
                                                        ----------   ----------   ----------
                                                        $3,736,708   $3,364,257   $3,254,846
                                                        ==========   ==========   ==========

                       LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
Current liabilities:
  Short-term bank borrowings..........................  $1,269,378   $1,015,293   $  942,540
  Indebtedness to related parties, current............     136,217      129,665      131,948
  Current portion of deferred compensation............       4,039        4,523        5,066
  Trade accounts payable..............................     650,600      662,796      746,495
  Accrued liabilities.................................     545,658      451,101      453,357
                                                        ----------   ----------   ----------
          Total current liabilities...................   2,605,892    2,263,378    2,279,406
Indebtedness to related parties, noncurrent...........   1,198,826    1,069,161    1,035,306
Deferred compensation, net of current portion.........      45,637       41,114       36,048
                                                        ----------   ----------   ----------
          Total liabilities...........................   3,850,355    3,373,653    3,350,760
                                                        ----------   ----------   ----------
Commitments
Shareholder's equity (deficit):
  Common stock, $10 par value, 25,000 shares
     authorized, 3,933 shares issued and
     outstanding......................................      39,330       39,330       39,330
  Additional paid-in capital..........................     300,000      300,000      300,000
  Accumulated deficit.................................    (452,977)    (348,726)    (435,244)
                                                        ----------   ----------   ----------
          Total shareholder's equity (deficit)........    (113,647)      (9,396)     (95,914)
                                                        ----------   ----------   ----------
                                                        $3,736,708   $3,364,257   $3,254,846
                                                        ==========   ==========   ==========

The accompanying notes are an integral part of these financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                            STATEMENTS OF OPERATIONS

                                                                         THREE MONTHS
                                       YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                      -------------------------    ------------------------
                                         1997          1998           1998          1999
                                      ----------    -----------    ----------    ----------
                                                                         (UNAUDITED)
Revenues............................  $9,187,145    $10,460,334    $2,328,478    $2,220,885
Cost of sales.......................   5,978,003      7,127,106     1,603,261     1,586,289
                                      ----------    -----------    ----------    ----------
Gross profit........................   3,209,142      3,333,228       725,217       634,596
                                      ----------    -----------    ----------    ----------
Operating expenses:
  General and administrative........   2,064,183      2,363,046       558,129       549,773
  Selling and marketing.............     653,762        528,474       140,828       117,748
                                      ----------    -----------    ----------    ----------
                                       2,717,945      2,891,520       698,957       667,521
                                      ----------    -----------    ----------    ----------
Income (loss) from operations.......     491,197        441,708        26,260       (32,925)
                                      ----------    -----------    ----------    ----------
Other income (expense):
  Interest expense..................    (266,723)      (264,639)      (65,736)      (56,520)
  Other income (expense)............     (30,892)        18,917        (1,083)       (2,073)
                                      ----------    -----------    ----------    ----------
                                        (297,615)      (245,722)      (66,819)      (58,593)
                                      ----------    -----------    ----------    ----------
Income (loss) before income taxes...     193,582        195,986       (40,559)      (91,518)
Income tax provision (benefit)......                     15,405        (3,000)       (5,000)
                                      ----------    -----------    ----------    ----------
Net income (loss)...................  $  193,582    $   180,581    $  (37,559)   $  (86,518)
                                      ==========    ===========    ==========    ==========

The accompanying notes are an integral part of these financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

            STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY (DEFICIT)

                                    COMMON STOCK       ADDITIONAL                         TOTAL
                                  ----------------       PAID-IN       ACCUMULATED    SHAREHOLDER'S
                                  SHARES   AMOUNT        CAPITAL         DEFICIT     EQUITY (DEFICIT)
                                  ------   -------   ---------------   -----------   ----------------
Balance, December 31, 1996......  3,933    $39,330      $300,000        $(506,812)      $(167,482)
Net income......................                                          193,582         193,582
Distributions...................                                         (139,747)       (139,747)
                                  -----    -------      --------        ---------       ---------
Balance, December 31, 1997......  3,933     39,330       300,000         (452,977)       (113,647)
Net income......................                                          180,581         180,581
Distributions...................                                          (76,330)        (76,330)
                                  -----    -------      --------        ---------       ---------
Balance, December 31, 1998......  3,933     39,330       300,000         (348,726)         (9,396)
Net loss (unaudited)............                                          (86,518)        (86,518)
                                  -----    -------      --------        ---------       ---------
Balance, March 31, 1999
  (unaudited)...................  3,933    $39,330      $300,000        $(435,244)      $ (95,914)
                                  =====    =======      ========        =========       =========

The accompanying notes are an integral part of these financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                            STATEMENTS OF CASH FLOWS

                                                  FOR YEARS ENDED       THREE MONTHS ENDED
                                                   DECEMBER 31,              MARCH 31,
                                               ---------------------   ---------------------
                                                 1997        1998        1998        1999
                                               ---------   ---------   ---------   ---------
                                                                            (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)..........................  $ 193,582   $ 180,581   $ (37,559)  $ (86,518)
  Adjustments to reconcile net income (loss)
     to net cash provided by operating
     activities:
     Depreciation and amortization...........    244,287     228,787      61,724      51,643
     Loss from disposal of property and
       equipment.............................      4,811                               2,300
     Unrealized gain on cash surrender value
       of life insurance.....................    (31,893)    (33,690)     (6,796)     (6,778)
  (Increase) decrease in:
     Accounts receivable-trade...............   (446,010)    360,144     537,334     127,104
     Unbilled revenues and other
       receivables...........................    (25,331)   (133,604)    (32,296)     66,905
     Inventories.............................    (69,422)     38,054     (36,848)    (65,384)
     Prepaid expenses and other assets.......     (2,321)     (8,582)     16,375         905
  Increase (decrease) in:
     Trade accounts payable..................    144,319      12,196      62,202      83,699
     Accrued liabilities.....................    120,421     (94,557)   (234,931)      2,256
     Deferred compensation...................    (19,549)     (4,039)     (4,039)     (4,523)
                                               ---------   ---------   ---------   ---------
          Net cash provided by operating
             activities......................    112,894     545,290     325,166     171,609
                                               ---------   ---------   ---------   ---------
Cash flows from investing activities:
  Purchases of property and equipment........   (165,750)   (149,852)    (48,256)    (37,963)
  Increase in cash surrender value of life
     insurance...............................    (32,781)    (32,867)     (8,204)     (8,223)
                                               ---------   ---------   ---------   ---------
          Net cash used in investing
             activities......................   (198,531)   (182,719)    (56,460)    (46,186)
                                               ---------   ---------   ---------   ---------
Cash flows from financing activities:
  Net proceeds from (repayments of)
     short-term borrowings...................    348,902    (254,085)   (289,269)    (72,753)
  Proceeds from life insurance policy
     loans...................................     32,885      33,620
  Repayment of indebtedness to related
     parties.................................   (114,991)   (136,217)    (29,444)    (31,572)
  Distributions to shareholder...............   (139,747)    (76,330)    (14,165)
                                               ---------   ---------   ---------   ---------
          Net cash provided by (used in)
             financing activities............    127,049    (433,012)   (332,878)   (104,325)
                                               ---------   ---------   ---------   ---------
Net increase (decrease) in cash..............     41,412     (70,441)    (64,172)     21,098
Cash at beginning of period..................     48,479      89,891      89,891      19,450
                                               ---------   ---------   ---------   ---------
Cash at end of period........................  $  89,891   $  19,450   $  25,719   $  40,548
                                               =========   =========   =========   =========
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
     Interest................................  $ 264,989   $ 273,276   $  55,863   $  45,889
                                               =========   =========   =========   =========
     Income taxes............................              $   7,105               $   5,109
                                                           =========               =========

The accompanying notes are an integral part of these financial statements.

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                         NOTES TO FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

NATURE OF OPERATIONS

     Fine Arts Engravers Company, Inc. (the "Company," d.b.a. Fine Arts Graphics) is an Oregon corporation formed in 1963, which does business under the name of Fine Arts Graphics. The Company manufactures and distributes fine quality letterhead, envelopes, business cards, wine labels and other printed material for customers in a broad range of industries throughout the United States. The Company operates production facilities in Tualatin, Oregon (headquarters) and Union, New Jersey.

     On April 13, 1999, the Company's principal assets were sold to, and certain of its liabilities were assumed by ImageX.com, Inc. (see Note 11).

     The unaudited interim financial statements as of March 31, 1999 and for the three month periods ended March 31, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

INVENTORIES

     Inventories consist of raw materials, work-in-process and finished basics (customer-owned inventory), which are stated at the lower of cost or market. Cost is determined using a method which approximates the first-in, first-out method. Work-in-process includes direct labor, materials and allocated production overhead.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated service lives. Minor repairs and maintenance, which do not improve or extend the lives of assets, are expensed as incurred. Major renewals are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations.

     Estimated services lives are as follows:

                        ASSET CLASS                          SERVICE LIVES
                        -----------                          -------------
Machinery and equipment....................................   7 - 12 years
Furniture..................................................       10 years
Computers..................................................    3 - 5 years

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

REVENUE RECOGNITION

     Goods are shipped free on board (FOB) origin with revenue recognition taking place based on product shipment from the Company's production facilities or the Company's network of specialty product suppliers or product transfer to customer-owned finished basic inventory.

     Revenues are not recognized for Company-owned finished basics until imprint orders are received, printed and shipped. Finished basics represent partially manufactured products that require additional printing before they are shipped. Revenues include freight billed to customers.

ADVERTISING

     Advertising and promotion costs are expensed as incurred and totaled approximately $59,000 for 1997 and $70,000 for 1998.

INCOME TAXES

     The Company, with the consent of its shareholder, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and generally did not pay Federal income taxes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, the shareholder reports the taxable income or loss. Accordingly, no provision or liability for Federal income taxes has been included in these financial statements.

     For state income tax purposes, the Company files as an S corporation in the State of Oregon and a C corporation in the states of California and New Jersey. Accordingly, state taxes are provided for income attributable to operations in California and New Jersey.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Sales to the largest three customers totaled 15%, 10% and 5%, respectively, of sales in 1997 and 18%, 13% and 3%, respectively, of sales in 1998. Of the accounts receivable balances, these same three customers represented 13%, 7% and 5%, respectively, of the balance at December 31, 1997 and 13%, 14% and 5%, respectively, of the balance at December 31, 1998.

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. INVENTORIES:

     Inventories consist of the following:

                                                   DECEMBER 31,
                                               --------------------     MARCH 31,
                                                 1997        1998         1999
                                               --------    --------    -----------
                                                                       (UNAUDITED)
Paper stock and supplies.....................  $285,965    $250,254     $234,631
Work-in-process..............................   144,514      90,200      138,996
Finished basics..............................   267,358     319,329      351,540
                                               --------    --------     --------
                                               $697,837    $659,783     $725,167
                                               ========    ========     ========

3. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following:

                                                  DECEMBER 31,
                                            ------------------------     MARCH 31,
                                               1997          1998          1999
                                            ----------    ----------    -----------
                                                                        (UNAUDITED)
Production machinery and equipment........  $2,153,935    $2,345,651    $2,342,700
Computers, furniture and other
  equipment...............................   1,127,590     1,073,225     1,090,339
                                            ----------    ----------    ----------
                                             3,281,525     3,418,876     3,433,039
Less accumulated depreciation.............   2,486,393     2,678,450     2,704,663
                                            ----------    ----------    ----------
                                            $  795,132    $  740,426    $  728,376
                                            ==========    ==========    ==========

     As of December 31, 1998, approximately $1,696,700 of fully depreciated property and equipment remained in service.

4. CASH SURRENDER VALUE OF LIFE INSURANCE:

     The Company purchased life insurance policies in connection with severance agreements for two former key officers (see Note 8). The Company has elected to report the cash surrender value of these policies net of any outstanding loans against the policies. These net amounts are included in other assets on the accompanying balance sheets. As of December 31, 1997 and 1998, the cash surrender value of the policies was $848,654 and $915,211, respectively, which was reported net of outstanding policy loans of $775,955 and $809,575, respectively. The interest rate on these loans ranged from 6.75% to 6.84% at December 31, 1998.

5. FINANCING AGREEMENTS:

SHORT-TERM BANK BORROWINGS

     On July 17, 1998, the Company renewed a $1,400,000 bank line of credit with Centennial Bank, which allows the Company to borrow against a specified percentage of eligible accounts receivable plus a percentage of inventories. The amount the Company may borrow against inventories and receivables may not exceed $400,000 and $1,400,000, respectively. As of

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 1998, $1,326,239 was available to be drawn under the line of credit. The line, which is guaranteed by the Company's shareholder, accrues interest at 1% above the bank's reference rate (8.75% at December 31, 1998) and is collateralized by accounts receivable and inventories. Additionally, Centennial Bank has a first security interest in $300,000 of machinery and equipment and a fourth security position behind the Marital Trust and Maria Stanley notes (junior debt) on the remaining machinery and equipment. The junior debt is subordinate to the bank line of credit and subject to "inter-creditor" agreements. There are also certain financial covenants relating to the various security agreements with which the Company was in compliance at December 31, 1998. Management does not believe any of these covenants are significantly restrictive.

INDEBTEDNESS TO RELATED PARTIES

     Marital Trust Note: On April 25, 1996, as a part of a refinance of existing debt, the Company borrowed $1,187,477 from the Marital Trust Testamentary of Edwin M. Stanley (Marital Trust). The Company's shareholder, Nicholas J. Stanley, is one of four Marital Trustees. The note, which matures in April 2006, bears a fixed annual interest rate of 7% and requires monthly payments of $14,290, which includes principal and interest.

     Maria Stanley Note: In conjunction with the refinance of the Marital Trust notes referred to above, the balance of $263,116 on an existing note from Maria Stanley (a related party) also matures in April 2006. The note, which was also executed on April 25, 1996, bears an annual fixed interest rate of 7% and requires monthly payments of $3,166, which includes principal and interest.

     The following schedule represents the current and non-current portions of the notes at December 31, 1998:

                                             CURRENT     NON-CURRENT
                DESCRIPTION                  PORTION       PORTION        TOTAL
                -----------                  --------    -----------    ----------
Marital Trust Note.........................  $106,145    $  875,227     $  981,372
Maria Stanley Note.........................    23,520       193,934        217,454
                                             --------    ----------     ----------
                                             $129,665    $1,069,161     $1,198,826
                                             ========    ==========     ==========

     Maturities of indebtedness to related parties as of December 31, 1998 are as follows:

1999........................................................  $  129,665
2000........................................................     139,039
2001........................................................     149,090
2002........................................................     159,868
2003........................................................     171,424
Thereafter..................................................     449,740
                                                              ----------
          Total.............................................  $1,198,826
                                                              ==========

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. LEASE OBLIGATIONS:

     The Company leases its Oregon facility (land and building) from SIAM Leasing Company, which is owned by the Marital Trust, under an operating lease. In addition to the base rents, the Company is also responsible for property taxes, utilities and related insurance expenses. The facility lease is noncancelable and was renewed for a five-year term on July 1, 1996. The lease requires monthly payments of $24,300, and allows one option of renewal effective July 1, 2001 for a five-year period using fair market rentals at the date of renewal. Total lease expense under this agreement was $291,600 in each of 1997 and 1998.

     The Company leases its Union, New Jersey facility (land and building) from Ideal Trade, which is a New Jersey partnership, under an operating lease. The Company is responsible for property taxes and related insurance expenses. The lease is noncancelable and was renewed for a five-year term on November 1, 1998. Total lease expense under this agreement was $63,840 and $65,700 in 1997 and 1998, respectively.

     The Company is also obligated under terms of noncancelable operating leases for equipment, expiring through March 2002. Total lease expense under these leases was $15,040 for 1998.

     The following is a schedule of future minimum lease payments under leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998.

                                                  LAND AND        EQUIPMENT
                                               BUILDING LEASES     LEASES
                                               ---------------    ---------
1999.........................................    $  367,225        $14,360
2000.........................................       370,975          6,880
2001.........................................       228,925          6,880
2002.........................................        86,625          1,719
2003.........................................        73,750
                                                 ----------        -------
                                                 $1,127,500        $29,839
                                                 ==========        =======

7. EMPLOYEE BENEFIT PLAN:

     Effective January 1, 1994, the Company established a 401(k) profit sharing plan (the Plan) covering all eligible employees who meet certain age and service requirements. Participants are allowed to defer the lesser of 20% of their annual compensation or $10,000 to the Plan. Contributions are made to the Plan at the discretion of the Company's Board of Directors. No matching contributions were made in 1997 or 1998. The Plan includes professionally managed investment funds that are invested at the discretion of individual Plan members, and a professional third-party plan administrator. As a participant-driven plan, under Internal Revenue Code Section 404(c), the Company is effectively relieved of liability for losses that result from individual participant investment decisions.

     In addition, the Plan provides that the Company may make discretionary profit sharing contributions. The Company did not make any discretionary contributions in 1997 or 1998.

                       FINE ARTS ENGRAVERS COMPANY, INC.
                          (D.B.A. FINE ARTS GRAPHICS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. DEFERRED COMPENSATION PLANS:

     In 1979 and 1980, the Company entered into deferred compensation arrangements with two employees which provide for cash payments to be made after their retirement. One employee retired in October 1982 and has received monthly payments of $1,861. This contract was completed in October 1997. Another employee retired in December 1985 and began receiving annual payments of $10,000 for 15 years in January 1991. The liabilities under these arrangements have been recorded at their present value using a 12% discount rate.

 9. TRANSFER OF OWNERSHIP AND STOCK RESTRICTION:

     On September 30, 1994, Nicholas J. Stanley completed the purchase of all outstanding shares of the Company's stock from the estate of Edwin Stanley in a transaction that did not involve the Company. All of the Company's stock is subject to an Escrow Agreement and Stock Pledge and Security Agreement. The shares will remain restricted as long as any amounts relating to the original Marital Trust note of $1,187,477 (see Note 5) remain outstanding. Associated with the Purchase Agreement, the Company and Mr. Stanley have agreed to certain financial covenants relating to quarter-end net worth and working capital, and quarterly and annual net profit and loss minimums. In addition to the financial covenants, the Company is restricted from extending or modifying its bank debt without the written consent of the Marital Trust. See Note 11 regarding the sale of the Company's operations subsequent to December 31, 1998. The Company was in compliance with these covenants at December 31, 1997, December 31, 1998 and March 31, 1999 (unaudited).

10. SHAREHOLDER DISTRIBUTIONS:

     As disclosed in Note 1, the Company has elected to be taxed under Subchapter S of the Internal Revenue Code for federal and State of Oregon income tax purposes, which results in the taxable income of the Company being taxed directly to the shareholder. In order to fund the personal taxes of the shareholder that result from this tax election at the corporate level, the Company distributes to its shareholder, as dividends, an amount based on the estimated tax costs of this flow-through income. During 1997 and 1998, these Subchapter S shareholder dividends totaled $139,747 and $76,330, respectively.

11. SALE OF THE COMPANY:

     On November 25, 1998, the Company and its shareholder entered into a letter of intent that involves the sale of substantially all of the Company's assets to and assumption of certain of its liabilities by ImageX.com, Inc. The sale closed on April 13, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
ImageX.com, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Image Press, Inc. (the "Company") at December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

San Francisco, California
November 1, 1999

                               IMAGE PRESS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash......................................................   $      652     $   76,889
  Accounts receivable -- trade..............................      820,313      1,055,887
  Other receivables.........................................        3,829          1,397
  Inventories...............................................       66,770         37,781
  Prepaid expenses..........................................       21,965         25,718
                                                               ----------     ----------
          Total current assets..............................      913,529      1,197,672
Property and equipment, net.................................       83,783         80,426
Other assets................................................       86,500          3,500
                                                               ----------     ----------
          Total assets......................................   $1,083,812     $1,281,598
                                                               ==========     ==========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank borrowings................................                  $  110,000
  Notes payable to shareholders.............................   $  202,094         61,086
  Trade accounts payable....................................      228,315        368,548
  Accrued liabilities.......................................      210,385        213,167
                                                               ----------     ----------
          Total current liabilities.........................      640,794        752,801
                                                               ----------     ----------
Commitments
Shareholders' equity:
  Common stock, no par value, 2,500 shares authorized,
     200 shares issued and outstanding......................       20,000         20,000
  Retained earnings.........................................      423,018        508,797
                                                               ----------     ----------
          Total shareholders' equity........................      443,018        528,797
                                                               ----------     ----------
          Total liabilities and shareholders' equity........   $1,083,812     $1,281,598
                                                               ==========     ==========

The accompanying notes are an integral part of these financial statements.

                               IMAGE PRESS, INC.

                            STATEMENTS OF OPERATIONS

                                              YEAR ENDED
                                             DECEMBER 31,          SIX-MONTHS ENDED JUNE 30,
                                       ------------------------    --------------------------
                                          1997          1998          1998           1999
                                       ----------    ----------    -----------    -----------
                                                                          (UNAUDITED)
Revenues.............................  $4,878,778    $6,555,393    $3,104,145     $3,806,609
Cost of sales........................   3,621,172     4,323,649     1,999,172      2,686,850
                                       ----------    ----------    ----------     ----------
  Gross profit.......................   1,257,606     2,231,744     1,104,973      1,119,759
                                       ----------    ----------    ----------     ----------
Operating expenses:
  General and administrative.........     586,227       771,745       345,115        387,207
  Selling and marketing..............     695,471       897,645       464,625        455,847
                                       ----------    ----------    ----------     ----------
                                        1,281,698     1,669,390       809,740        843,054
                                       ----------    ----------    ----------     ----------
Income (loss) from operations........     (24,092)      562,354       295,233        276,705
                                       ----------    ----------    ----------     ----------
Other income (expense):
  Interest expense...................     (38,243)      (25,118)      (13,507)        (9,355)
  Other income (expense), net........       8,068         8,362         4,958          1,958
                                       ----------    ----------    ----------     ----------
                                          (30,175)      (16,756)       (8,549)        (7,397)
                                       ----------    ----------    ----------     ----------
Net income (loss)....................  $  (54,267)   $  545,598    $  286,684     $  269,308
                                       ==========    ==========    ==========     ==========

The accompanying notes are an integral part of these financial statements.

                               IMAGE PRESS, INC.

            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                   TOTAL
                                               COMMON STOCK                    SHAREHOLDERS'
                                             -----------------    RETAINED        EQUITY
                                             SHARES    AMOUNT     EARNINGS       (DEFICIT)
                                             ------    -------    ---------    -------------
Balance, December 31, 1996.................   200      $20,000    $ (18,313)     $   1,687
  Net loss.................................                         (54,267)       (54,267)
                                              ---      -------    ---------      ---------
Balance, December 31, 1997.................   200       20,000      (72,580)       (52,580)
  Net income...............................                         545,598        545,598
  Distributions............................                         (50,000)       (50,000)
                                              ---      -------    ---------      ---------
Balance, December 31, 1998.................   200       20,000      423,018        443,018
  Net income (unaudited)...................                         269,308        269,308
  Distributions (unaudited)................                        (183,529)      (183,529)
                                              ---      -------    ---------      ---------
Balance, June 30, 1999 (unaudited).........   200      $20,000    $ 508,797      $ 528,797
                                              ===      =======    =========      =========

The accompanying notes are an integral part of these financial statements.

                               IMAGE PRESS, INC.

                            STATEMENTS OF CASH FLOWS

                                               YEAR ENDED             SIX-MONTHS ENDED
                                              DECEMBER 31,                JUNE 30,
                                          ---------------------    ----------------------
                                            1997        1998         1998         1999
                                          --------    ---------    ---------    ---------
                                                                        (UNAUDITED)
Cash flow from operating activities:
  Net income (loss).....................  $(54,267)   $ 545,598    $ 286,684    $ 269,308
  Adjustments to reconcile net income
     (loss) to net cash provided by
     (used in) operating activities:
     Depreciation.......................    26,289       42,248       21,443        8,295
     (Increase) decrease in:
       Accounts receivable -- trade.....   368,373     (586,344)    (506,693)    (235,574)
       Other receivables................     3,096       (3,829)                    2,432
       Inventories......................    13,485      (45,305)     (32,514)      28,989
       Prepaid expenses.................      (185)      (4,153)     (10,098)      (3,753)
     Increase (decrease) in:
       Trade accounts payable...........   (63,425)      36,664      142,567      140,233
       Accrued liabilities..............   (32,497)     (12,475)     114,746        2,782
                                          --------    ---------    ---------    ---------
          Net cash provided by (used in)
             operating activities.......   260,869      (27,596)      16,135      212,712
                                          --------    ---------    ---------    ---------
Cash flows from investing activities:
  Purchase of property and equipment....   (38,615)     (45,593)      (3,000)      (4,938)
  Purchase of investments...............                (72,000)
                                          --------    ---------    ---------    ---------
          Net cash used in investing
             activities.................   (38,615)    (117,593)      (3,000)      (4,938)
                                          --------    ---------    ---------    ---------
Cash flows from financing activities:
  Net proceeds from (repayments of)
     short-term borrowings..............   (18,853)                               110,000
  Repayment of notes payable to
     shareholders.......................   (72,927)    (102,696)     (55,323)    (141,008)
  Distributions to shareholders.........                (50,000)                 (100,529)
                                          --------    ---------    ---------    ---------
  Net cash used in financing
     activities.........................   (91,780)    (152,696)     (55,323)    (131,537)
                                          --------    ---------    ---------    ---------

  Net increase (decrease) in cash.......   130,474     (297,885)     (42,188)      76,237
Cash at beginning of period.............   168,063      298,537      298,537          652
                                          --------    ---------    ---------    ---------
Cash at end of period...................  $298,537    $     652    $ 256,349    $  76,889
                                          ========    =========    =========    =========
Supplemental disclosures of cash flow
  information:
  Cash paid during the year for:
  Interest..............................  $ 38,243    $  25,118    $  13,507    $   9,355
                                          ========    =========    =========    =========
Noncash investing and financing
  activities:
  Distribution of other assets to
     shareholders.......................                                        $  83,000
                                                                                =========

The accompanying notes are an integral part of these financial statements.

                               IMAGE PRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

     Image Press, Inc. (the Company) is a California corporation formed in August 1986. The Company is a broker of printed paper products. Customers are located in the Western United States, primarily in California.

     On September 21, 1999, 100% of the Company's common stock was sold to ImageX.com, Inc. (see Note 8).

     The unaudited interim financial statements as of June 30, 1999 and for the six-month periods ended June 30, 1998 and 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

Cash and Cash Equivalents

     Cash and cash equivalents include cash on hand and highly liquid temporary investments with original maturity dates of three months or less. There were no cash equivalents at December 31, 1998 and June 30, 1999 (unaudited).

Inventories

     Inventories include all third-party-direct costs incurred relating to undelivered products.

Property and Equipment

     Property and equipment are stated at cost and are depreciated using a diminishing balance method over the estimated service lives. Minor repairs and maintenance, which do not improve or extend the lives of assets, are expensed as incurred. Major renewals are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is recognized in operations.

     Estimated services lives are as follows:

                        ASSET CLASS                          SERVICE LIVES
                        -----------                          -------------
Vehicles...................................................     5 years
Furniture and fixtures.....................................     7 years
Computer equipment.........................................     5 years
Office equipment...........................................     5 years

                               IMAGE PRESS, INC.

Revenue Recognition

     The Company recognizes revenue upon shipment of product.

Advertising

     Advertising and promotion costs are expensed as incurred and totaled approximately $1,535 and $1,541 for the years ended December 31, 1997 and 1998, respectively.

Income Taxes

     At January 1, 1996, the Company, with the consent of its shareholders, has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code and generally does not pay Federal and State corporation income taxes. In lieu of corporate income taxes, the shareholders of an S corporation are taxed on their proportionate share of the Company's taxable income. Therefore, the shareholder reports the taxable income or loss.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

     The Company reviews the credit histories of potential customers prior to extending credit and maintains allowances for potential credit losses. No allowances were recorded at December 31, 1998 and June 30, 1999 (unaudited) based on management's assessment of credit losses. Sales to the largest customer were 16% and 11% for the years ended December 31, 1997 and 1998, respectively. Of the accounts receivable balance, this customer represented 10% of the balance at December 31, 1998.

                               IMAGE PRESS, INC.

2. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                       DECEMBER 31,     JUNE 30,
                                                           1998           1999
                                                       ------------    -----------
                                                                       (UNAUDITED)
Vehicles.............................................   $  72,424       $  72,424
Furniture and fixtures...............................      59,189          61,555
Computer equipment...................................     186,620         189,192
Office equipment.....................................      46,657          46,657
                                                        ---------       ---------
                                                          364,890         369,828
Less accumulated depreciation........................    (281,107)       (289,402)
                                                        ---------       ---------
                                                        $  83,783       $  80,426
                                                        =========       =========

     As of December 31, 1998, approximately $198,186 of fully depreciated property and equipment remained in service. Depreciation expense was $26,289, $42,248, $21,443 and $8,295 for the years ended December 31, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

3. OTHER ASSETS

     Included in other assets at December 31, 1998 is an investment in a nonmarketable equity security of $72,000 and a club membership of $11,000. These assets are carried at cost. No income or loss has been recognized to date on these assets. These assets were distributed to the shareholders during the six-month period ended June 30, 1999 (unaudited) (Note 8).

4. SHORT TERM BANK BORROWINGS

     On May 27, 1997, the Company entered into a $250,000 bank line of credit with Union Bank of California. As of December 31, 1998, $250,000 was available to be drawn under the line of credit. The line, which is guaranteed by the Company's shareholders, accrues interest at 1.5% above the bank's reference rate (10% at December 31, 1998) and is collateralized by accounts receivable, inventories and equipment. The line of credit expires on November 30, 1999.

5. NOTES PAYABLE TO SHAREHOLDERS

     Notes payable to shareholders are uncollateralized, bearing interest at 10% per annum with interest payable quarterly. These notes were repaid in full following the six-month period ended June 30, 1999 (unaudited) (Note 8). Interest expense on the notes was $37,146, $24,526, $13,263 and $7,628 for the years ended December 31, 1997 and 1998 and the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

                               IMAGE PRESS, INC.

6. LEASE OBLIGATIONS

     The Company leases its premises under an operating lease. In addition to the base rents, the Company is also responsible for property taxes and related insurance expenses. The facility lease is noncancelable and expires in July 2001. Total lease expense under this agreement was $58,625, $71,881, $37,514 and $37,036 for the years ended December 31, 1997 and 1998, and the six-month periods ended June 30, 1998 and 1999 (unaudited), respectively.

     The Company is also obligated under terms of noncancelable operating leases for equipment, expiring in January 2001. Total lease expense under these leases was $2,200 for the years ended December 31, 1997 and 1998, respectively.

     The following is a schedule of future minimum lease payments under leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1998.

                                                 PREMISES LEASE    EQUIPMENT LEASES
                                                 --------------    ----------------
1999...........................................     $ 73,860            $2,200
2000...........................................       73,860             2,200
2001...........................................       43,085               183
                                                    --------            ------
                                                    $190,805            $4,583
                                                    ========            ======

7. EMPLOYEE BENEFIT PLAN

     Effective January 1, 1993, the Company established a 401(k) profit sharing plan (the "Plan") covering all eligible employees who meet certain age and service requirements. Participants are allowed to defer the lesser of 25% of their annual compensation or $30,000 under the Plan. Employer contributions are made to the Plan at the discretion of the Company's Board of Directors up to a maximum of 15% of each employee's eligible salary. Contributions made by the Company totaled $41,500 and $46,037 for the years ended December 31, 1997 and 1998, respectively. The Plan includes professionally managed investment funds that are invested at the discretion of individual Plan members, and a professional third-party plan administrator. As a participant-driven plan, under Internal Revenue Code Section 404(c), the Company is effectively relieved of liability for losses that result from individual participant investment decisions.

     In September 1999 (unaudited) following the sale of the Company (Note 8), the Plan was terminated without further liability to the Company. No employer contributions were made in 1999 and the plan funds may be transferred into the ImageX.com plan beginning January 1, 2000, at the discretion of each member of the Plan.

8. SALE OF THE COMPANY (UNAUDITED)

     On September 21, 1999, the shareholders sold 100% of the Company's common stock to ImageX.com, Inc. Prior to the sale, the Company distributed cash totaling $77,611 to the shareholders. In addition, the notes payable to shareholders were repaid in full.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Shareholders of
ImageX.com, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, shareholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of PrintBid.com, Inc. (a company in the development stage) (the "Company"), at December 31, 1998 and the results of its operations and its cash flows for the period from inception (June 10, 1998) to December 31, 1998 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

PORTLAND, OREGON
December 30, 1999

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                                 BALANCE SHEET

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
                                                                               (UNAUDITED)
                                          ASSETS
Current assets
  Cash and cash equivalents.................................    $ 84,038       $   171,521
  Prepaid expenses..........................................      57,678            90,524
                                                                --------       -----------
          Total current assets..............................     141,716           262,045
  Property and equipment, net...............................       8,124           100,231
                                                                --------       -----------
                                                                $149,840       $   362,276
                                                                ========       ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities
  Accounts payable..........................................    $ 15,994       $   131,408
  Accrued liabilities.......................................                        17,433
                                                                --------       -----------
          Total current liabilities.........................      15,994           148,841
Other liabilities
  Accrued interest..........................................       1,200            24,607
  Subordinated Convertible Notes, net of discount of $32,777
     and $480,279 (unaudited), respectively.................     142,223           509,484
                                                                --------       -----------
          Total liabilities.................................     159,417           682,932
                                                                --------       -----------
Commitments
Shareholders' equity (deficit)
  Preferred stock, $.01 par value: 5,000,000 shares
     authorized: no shares issued and outstanding...........
  Common stock, $.01 par value: 10,000,000 shares
     authorized: 2,065,000 and 1,898,334 (unaudited) shares
     issued and outstanding, respectively...................      20,650            18,983
  Additional paid-in capital................................     338,934         3,823,267
  Unearned compensation.....................................      (5,133)       (1,917,521)
  Deficit accumulated during the development stage..........    (364,028)       (2,245,385)
                                                                --------       -----------
          Total shareholders' equity (deficit)..............      (9,577)         (320,656)
                                                                --------       -----------
          Total liabilities and shareholders' equity
             (deficit)......................................    $149,840       $   362,276
                                                                ========       ===========

The accompanying notes are an integral part of these financial statements.

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF OPERATIONS

                                      PERIOD FROM     PERIOD FROM
                                       INCEPTION       INCEPTION      NINE MONTH
                                       (JUNE 10,       (JUNE 10,        PERIOD
                                        1998) TO       1998) TO          ENDED
                                      DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,   CUMULATIVE
                                          1998           1998            1999        AMOUNTS(1)
                                      ------------   -------------   -------------   -----------
                                                      (UNAUDITED)     (UNAUDITED)    (UNAUDITED)
Operating Expenses
  General and administrative........   $ 136,362       $  74,918      $   811,255    $   947,617
  Sales and marketing...............      24,549          21,834          188,892        213,441
  Product development...............     198,735         196,140          204,957        403,692
  Amortization of unearned
     compensation...................       1,467             917          595,837        597,304
                                       ---------       ---------      -----------    -----------
     Loss from operations...........    (361,113)       (293,809)      (1,800,941)    (2,162,054)
                                       ---------       ---------      -----------    -----------
Other income (expense)
  Other income......................                                        1,998          1,998
  Interest income...................          89                                              89
  Interest expense..................      (3,004)                         (82,414)       (85,418)
                                       ---------       ---------      -----------    -----------
     Total other income (expense)...      (2,915)                         (80,416)       (83,331)
                                       ---------       ---------      -----------    -----------
Net loss............................   $(364,028)      $(293,809)     $(1,881,357)   $(2,245,385)
                                       =========       =========      ===========    ===========

-------------------------
(1) From June 10, 1998 (date of inception) through September 30, 1999.

The accompanying notes are an integral part of these financial statements.

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                  STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)

                                                                                        DEFICIT
                                                                                      ACCUMULATED
                                       COMMON STOCK       ADDITIONAL                  DURING THE
                                    -------------------    PAID-IN       UNEARNED     DEVELOPMENT
                                     SHARES     AMOUNT     CAPITAL     COMPENSATION      STAGE         TOTAL
                                    ---------   -------   ----------   ------------   -----------   -----------
Issuance of common stock to
  founder.........................    660,000   $ 6,600                                             $     6,600
Unearned compensation related to
  issuance of common stock to
  founder.........................    660,000     6,600                $    (6,600)
Amortization of unearned
  compensation....................                                           1,467                        1,467
Issuance of common stock, subject
  to repurchase, to advisors......    330,000     3,300   $   52,553                                     55,853
Issuance of common stock in
  exchange for services...........    415,000     4,150      251,800                                    255,950
Issuance of common stock warrants
  related to Series A convertible
  debt............................                            34,581                                     34,581
Net loss..........................                                                    $ (364,028)      (364,028)
                                    ---------   -------   ----------   -----------    -----------   -----------
Balances at December 31, 1998.....  2,065,000    20,650      338,934        (5,133)     (364,028)        (9,577)
Repurchase of common stock
  (unaudited).....................   (166,666)   (1,667)                                                 (1,667)
Compensation expense related to
  issuance of common stock options
  to consultants (unaudited)......                           338,820                                    338,820
Issuance of common stock warrants
  in exchange for services
  (unaudited).....................                            32,854                                     32,854
Issuance of common stock warrants
  related to Series A convertible
  notes (unaudited)...............                           516,746                                    516,746
Unearned compensation related to
  issuance of common stock options
  to employees (unaudited)........                         2,508,225    (2,508,225)
Amortization of unearned
  compensation (unaudited)........                                         595,837                      595,837
Compensation related to common
  stock, subject to repurchase,
  issued to advisors
  (unaudited).....................                            87,688                                     87,688
Net loss (unaudited)..............                                                    (1,881,357)    (1,881,357)
                                    ---------   -------   ----------   -----------    -----------   -----------
Balances at September 30, 1999
  (unaudited).....................  1,898,334   $18,983   $3,823,267   $(1,917,521)   $(2,245,385)  $  (320,656)
                                    =========   =======   ==========   ===========    ===========   ===========

The accompanying notes are an integral part of these financial statements.

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                            STATEMENT OF CASH FLOWS

                                              PERIOD FROM      PERIOD FROM
                                               INCEPTION        INCEPTION
                                               (JUNE 10,        (JUNE 10,       NINE MONTH
                                                1998) TO        1998) TO       PERIOD ENDED
                                              DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,    CUMULATIVE
                                                  1998            1998             1999         AMOUNTS(1)
                                              ------------    -------------    -------------    -----------
                                                               (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities
  Net loss..................................   $(364,028)       $(293,809)      $(1,881,357)    $(2,245,385)
  Adjustments to reconcile net loss to net
    cash used in operating activities
      Depreciation and amortization.........                                          3,244           3,244
      Amortization of discount on
         convertible notes..................       1,804                             59,007          60,811
      Non-cash compensation expense.........      60,620           33,532         1,022,345       1,082,965
      Services exchanged for stock..........     251,800          249,713                           251,800
      Services exchanged for convertible
         notes..............................                                        117,000         117,000
      Services exchanged for common stock
         warrants...........................                                         32,854          32,854
      Change in operating assets and
         liabilities........................                                                             --
         Prepaid expenses...................     (32,678)                           (32,846)        (65,524)
         Accounts payable...................      15,994            6,602           115,414         131,408
         Accrued liabilities................                                         17,433          17,433
         Accrued interest...................       1,200                             23,407          24,607
                                               ---------        ---------       -----------     -----------
         Net cash used in operating
           activities.......................     (65,288)          (3,962)         (523,499)       (588,787)
                                               ---------        ---------       -----------     -----------
Cash flows from investing activities
  Purchase of property and equipment........      (8,124)                           (95,351)       (103,475)
                                               ---------        ---------       -----------     -----------
Cash flows from financing activities
  Proceeds from issuance of common stock....       7,450            7,450                             7,450
  Proceeds from issuance of subordinated
    convertible notes.......................     150,000                            708,000         858,000
  Repurchase of common stock................                                         (1,667)         (1,667)
                                               ---------        ---------       -----------     -----------
         Net cash provided by financing
           activities.......................     157,450            7,450           706,333         863,783
                                               ---------        ---------       -----------     -----------
Net increase in cash and cash equivalents...      84,038            3,488            87,483         171,521
Cash and cash equivalents at beginning of
  period....................................                                         84,038          84,038
                                               ---------        ---------       -----------     -----------
Cash and cash equivalents at end of
  period....................................   $  84,038        $   3,488       $   171,521     $   255,559
                                               =========        =========       ===========     ===========
Supplemental disclosures of cash flow
  information:
  Issuance of common stock warrants issued
    in conjunction with convertible notes...   $  34,581                        $   516,746     $   551,327
                                               =========                        ===========     ===========
  Convertible notes issued in exchange for
    services to be performed................   $  25,000                                        $    25,000
                                               =========                                        ===========
  Deferred compensation.....................   $   6,600        $   6,600       $ 2,508,225     $ 2,514,825
                                               =========        =========       ===========     ===========
  Issuance of common stock..................   $   6,600        $   6,600                       $     6,600
                                               =========        =========                       ===========
  Issuance of common stock warrants for
    services to be performed................                                    $    32,584     $    32,584
                                                                                ===========     ===========

-------------------------
(1) From June 30, 1998 (date of inception) through September 30, 1999.

The accompanying notes are an integral part of these financial statements.

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     PrintBid.com, Inc. (the Company) was incorporated in the State of Oregon on June 10, 1998. The Company is developing an Internet-based site for the business-to-business market in which businesses seeking printing services are matched to printing service providers. In addition, the Company is developing an auction site on the Internet for sales of paper and other printing supplies. The business users will pay fees for such services and products. Through September 30, 1999, the Company has been in the development stage and is engaged primarily in site development, recruiting personnel and raising capital.

     The unaudited interim financial statements as of September 30, 1999 and for the period from inception (June 10, 1998) to September 30, 1998 and the nine-month period ended September 30, 1999 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999.

     On December 9, 1999, the Company merged with ImageX.com, Inc. (See note 8).

CASH AND CASH EQUIVALENTS

     The Company generally considers all highly liquid debt instruments purchased with original or remaining maturities of three months or less at the date of purchase to be cash equivalents.

     Cash and cash equivalents are invested in deposits with a major bank. The Company has not experienced any losses on its deposit of cash and cash equivalents. Management believes that the bank is financially sound and minimal credit risk exists.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets (see table below). Gains and losses from the disposal of property and equipment are reflected in the statement of operations in the year of disposition. Expenditures for additions and improvements are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

     Estimated useful lives:

                        ASSET CLASS                           SERVICE LIVES
                        -----------                           -------------
Computers and telecommunications equipment..................     5 years
Furniture and fixtures......................................     7 years
Purchased software..........................................     3 years

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

CONVERTIBLE DEBT WITH WARRANTS

     Convertible debt with detachable warrants is shown in the financial statements net of the unamortized debt discount. Upon debt issuance, a discount is recorded equivalent to the fair value of the warrants. The fair value of the warrants is determined using the Black Scholes pricing model. The debt discount is amortized using the effective interest method.

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation related to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Compensation cost for stock options, if any, is measured as the excess of the fair value of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock and is recorded as compensation over the requisite vesting periods. Restricted stock is recorded as compensation cost over the requisite vesting periods based on the fair value on the date of grant. Fair value has been estimated based on a number of factors, including, among other things, appraisals by an outside valuation firm, equity transactions, and proposed equity transactions with unrelated third parties.

     Statement of Financial Accounting Standards (SFAS) No. 123 "Accounting for Stock-Based Compensation" established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based compensation plans. The Company has adopted the disclosure requirements of SFAS No. 123 with respect to employee stock compensation. With respect to stock-based compensation to non-employees, the Company has adopted the accounting and disclosure requirements of SFAS No. 123. Stock issued for services is recorded at the fair value of the services rendered or fair value of the stock at the date of grant at whichever value is more readily determinable. Restricted stock is recorded as compensation cost over the requisite vesting periods based on the estimated fair value of the stock at each date the restriction lapses. Fair value for stock and restricted stock issued to non-employees has been estimated based on a number of factors, including, among other things, appraisals by an outside valuation firm, equity transactions and proposed equity transactions with unrelated third parties. The fair value of stock options issued to non-employees is determined using the Black Scholes method and recorded as compensation over the requisite vesting periods. For purposes of determining fair value of non-employee options, the Company assumed no dividends, a risk-free interest rate of 5.20%, volatility of 61.4%, and an expected life equivalent to the term of the options.

PRODUCT DEVELOPMENT COSTS

     Product development costs, including expenses incurred by the Company to develop and enhance the Company's Internet site, are charged to expense as incurred.

ADVERTISING

     The Company expenses advertising costs at the first time the advertising take place. Advertising costs for the period from inception (June 10, 1998) to December 31, 1998, and the nine months ended September 30, 1999 (unaudited) were $16,340 and $104,091, respectively.

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

INCOME TAXES

     The Company provides for deferred income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be recovered.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's short-term financial instruments, including cash and cash equivalents, and accounts payable are carried at cost. The Company's short-term financial instruments approximate fair value due to their relatively short maturities. The carrying value of the Company's long-term financial instruments (convertible debt) approximate fair value as the interest rates approximate current market rates of similar debt.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants, Accounting Standards Executive Committee issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This Statement requires that once certain capitalization criteria have been met, the direct costs of developing or obtaining computer software for internal use be capitalized. The statement will be effective for fiscal years beginning after December 15, 1998. Effective January 1, 1999, the Company adopted this statement. As of September, 30, 1999, the Company had not capitalized any internal costs (unaudited).

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1998            1999
                                                      ------------    -------------
                                                                       (UNAUDITED)
Computer and telecommunication equipment............     $8,124         $ 42,475
Furniture and fixtures..............................                      46,000
Purchased software..................................                      15,000
                                                         ------         --------
          Total.....................................      8,124          103,475
Less: Accumulated depreciation......................         --           (3,244)
                                                         ------         --------
                                                         $8,124         $100,231
                                                         ======         ========

3. OPERATING LEASE COMMITMENTS

     At December 31, 1998, and September 30, 1999 (unaudited), the Company had no lease commitments exceeding a term of one year.

4. INCOME TAXES

     At September 30, 1999, the Company had accumulated net operating loss carryforwards for tax purposes of approximately $1,380,000 (unaudited), which will expire through 2019. Utilization of net operating loss carryforwards may be subject to certain limitations under Section 382 of the Internal Revenue Code. The Company also has Research & Experimentation credit carryforwards of approximately $6,500 (audited) and $13,200 (unaudited) at December 31, 1998 and September 30, 1999, respectively, which will expire beginning in 2018 through 2019.

     Federal rate reconciliation:

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
                                                                               (UNAUDITED)
Federal income tax benefit at statutory rate................      (34)%            (34)%
Change in valuation allowance...............................       34               34
                                                                  ---              ---
                                                                    0%               0%
                                                                  ===              ===

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are approximately as follows:

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
                                                                               (UNAUDITED)
Deferred income tax assets:
  Tax loss carryforwards....................................                    $ 469,000
  R&E Credit carryforwards..................................   $   7,000           13,000
  Amortization..............................................     123,000           99,000
  Deferred compensation.....................................       1,000          203,000
                                                               ---------        ---------
                                                                 131,000          784,000
Deferred income tax liabilities:
  Depreciation..............................................                       (5,000)
                                                               ---------        ---------
                                                                 131,000          779,000
  Valuation allowance.......................................    (131,000)        (779,000)
                                                               ---------        ---------
  Net deferred tax assets...................................   $                $
                                                               =========        =========

5. CONVERTIBLE NOTES AND WARRANTS

SERIES A SUBORDINATED CONVERTIBLE NOTES

     In October 1998, the Board of Directors authorized the Company to issue up to $1,000,000 in convertible debt (Series A). During 1998, the Company received proceeds from various investors under these convertible debt agreements totaling $150,000. In addition, the Company issued convertible debt totaling $25,000 in exchange for services to be provided at a later date.

     Under the same terms as the convertible debt issued in 1998, the Company received an additional $708,000 in cash and $117,000 in services in exchange for convertible debt during the first nine months of 1999 (unaudited).

     The convertible notes accrue interest at 8% annually with interest and principal due in a single payment two years after issuance. As of December 31, 1998, notes and accrued interest maturing in the year 2000 totaled approximately $176,000. As of September 30, 1999, notes and accrued interest maturing in the years 2000 and 2001 totaled approximately $186,000 and $839,000, respectively (unaudited).

     The convertible note agreements contain a conversion option, which entitles the holder to convert the unpaid principal and interest into capital stock of the same issue and at the same price as the first equity financing issue of $2 million or more. The option to convert expires on the maturity date of the note. The Company may not redeem the notes prior to maturity. The convertible notes are subordinate to the repayment rights of all other debtors, except other subordinated note holders.

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

WARRANTS

     Each of the above convertible debt agreements were issued with warrants at the ratio of $4 of debt per warrant totaling 43,750 warrants in 1998 (audited) and 206,250 in the first nine months of 1999 (unaudited). These warrants are exercisable at a variable rate equaling the lesser of $1 per share or the share price of the first round of financing of $2 million dollars or more. The warrants may be exercised any time after the $2 million financing is obtained and expire ten years after the date of grant.

SERIES B SUBORDINATED CONVERTIBLE NOTES (UNAUDITED)

     On August 27, 1999, the Board of Directors authorized the Company to issue an additional $500,000 of convertible notes under the same terms as the Series A convertible notes discussed above. As of September 30, 1999, the Company had issued no Series B notes.

6. SHAREHOLDERS EQUITY (DEFICIT)

PREFERRED STOCK

     Preferred stock may be issued in one or more series, each with such designations, preferences, rights, qualifications, limitations and restrictions as the Board of Directors of the Company may determine at the time of issuance. Upon incorporation of the Company, the Company authorized issuance of 5,000,000 shares of preferred stock. As of December 31, 1998, no preferred stock had been issued.

COMMON STOCK

     Upon incorporation, the Company authorized 10,000,000 shares of common stock. The Company reserved 250,000 and 125,000 shares of common stock for issuance of warrants relating to the Series A and Series B convertible debt, respectively.

COMMON STOCK ISSUED TO FOUNDER

     In June of 1998, upon formation of the Company, the Founder received 1,320,000 shares in exchange for certain technology and know-how. Of the shares issued, 660,000 were subject to repurchase for up to three years. These shares have been recorded at fair value at the date of issuance and the amount associated with the shares subject to repurchase has been deferred and is being amortized over the restriction period. 513,300 and 348,300 (unaudited) shares remain restricted at December 31, 1998 and September 30, 1999, respectively.

COMMON STOCK ISSUED TO ADVISORS

     In June of 1998, 330,000 restricted shares were issued to outside advisors to the Company. The Company may repurchase these shares at par value (.01) if the advisory relationship is terminated during the restriction period. Compensation costs associated with these shares, based on the fair value at the date of grant, are being recognized as expense over the restriction period. $52,553 and $87,688 was recognized from the date of inception to

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

December 31, 1998 and for the nine months ended September 30, 1999, respectively. 265,833 and 42,501 (unaudited) shares remain restricted at December 31, 1998 and September 30, 1999, respectively.

COMMON STOCK WARRANTS (UNAUDITED)

     In addition to the warrants issued in conjunction with the convertible debt discussed in Note 5, the Company issued 36,667 common stock warrants to a related party on June 25, 1999 in exchange for services. These warrants have the same terms as those issued in conjunction with the Series A convertible debt discussed above, except that the warrants expire after three years.

STOCK OPTION PLAN (UNAUDITED)

     In July 1999, the Company adopted the Stock Incentive Plan (the Plan). The Plan provides for the granting of stock options to employees, officers, directors and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options (ISO) may be granted only to Company employees. Nonqualified stock options (NSO) may be granted to Company employees, officers, directors and consultants. Unless otherwise terminated in accordance with the provisions of the Plan, the Plan will terminate when all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed or upon termination by the Board of Directors. The Company has reserved 2,400,000 shares of common stock for issuance under the Plan.

     For each option granted, the Board of Directors shall determine the number of shares, the option price, the period of the option, the time or times at which the option may be exercised and whether the option is an ISO or NSO, at the date of grant. The first options were granted in July 1999 with vesting periods up to 3 years, at exercise prices from $.01 to $.15. As of September 30, 1999, options totaling 1,203,650 shares had been granted and approximately 250,000 options had vested.

7. RELATED PARTY TRANSACTIONS

     The Company purchased management consulting services from a consulting firm owned by a significant shareholder of the Company. These consulting services for the period from inception (June 10, 1998) to December 31, 1998 totaled $15,000. The Company also purchased computer equipment from a shareholder of the Company totaling $2,893.

     In June 1999, as discussed in note 6, the Company issued 36,667 warrants to a significant shareholder in exchange for consulting services.

     In August 1999, the Company issued Series A convertible notes totaling $50,000 with 12,500 detachable warrants to a shareholder in exchange for online advertising. The Company also issued Series A convertible notes totaling $48,000 with 12,000 detachable warrants to two shareholders during May and August 1999 in exchange for cash. These notes, totaling $146,000

                               PRINTBID.COM, INC.
                      (A COMPANY IN THE DEVELOPMENT STAGE)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

plus accrued interest, are due two years after issuance, unless converted to stock in accordance with the Series A subordinated convertible note agreement.

8. SUBSEQUENT EVENTS

     On December 9, 1999, the Company merged with ImageX.com, Inc. (ImageX). The merger will be accounted for as a pooling of interests. Each share of the Company's common stock issued and outstanding prior to the merger was converted to a defined number of shares of ImageX stock as calculated per the merger agreement. Immediately prior to the closing of the merger the convertible notes were converted to a defined number of shares of the Company's common stock and subsequently exchanged for ImageX stock on the same basis as other shares of common stock. Each outstanding option or warrant to purchase shares of the Company's common stock was assumed by ImageX to constitute an option or warrant to purchase ImageX common stock with the same terms as were applicable to the original option or warrant.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT

     The unaudited pro forma condensed consolidated statement of operations is based on individual historical results of operations of ImageX.com, Fine Arts Graphics and Image Press for the year ended December 31, 1999, after giving effect to the acquisitions of Fine Arts Graphics and Image Press as if those acquisitions had occurred at the beginning of the period.

     The unaudited pro forma condensed consolidated financial statement should be read in conjunction with the historical financial statements and notes thereto of ImageX.com, Fine Arts Graphics, Image Press and PrintBid. The pro forma condensed consolidated financial statement is presented for illustrative purposes only and is not necessarily indicative of results of operations that would have actually occurred had the acquisitions of Fine Arts Graphics and Image Press been effected on the dates assumed.

                                IMAGEX.COM, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

                                                         YEAR ENDED DECEMBER 31, 1999
                                     --------------------------------------------------------------------
                                                    FINE ARTS
                                                    ENGRAVERS        IMAGE        PRO FORMA
                                                  COMPANY, INC.   PRESS, INC.    ADJUSTMENTS
                                       ACTUAL     (3.5 MONTHS)    (8.5 MONTHS)    (NOTE 1)     PRO FORMA
                                     ----------   -------------   ------------   -----------   ----------
Revenues...........................  $   11,499      $2,525          $5,359         $ (37)     $   19,346
Cost of sales......................       8,541       1,814           3,709            69          14,133
                                     ----------      ------          ------         -----      ----------
  Gross profit (loss)..............       2,958         711           1,650          (106)          5,213
                                     ----------      ------          ------         -----      ----------
Operating expenses:
  General and administrative.......      11,002         615             968           215          12,800
  Selling and marketing............       6,765         134             327                         7,226
  Product development..............       3,770                                                     3,770
  Amortization of unearned
     compensation..................       2,284                                                     2,284
  Amortization of goodwill and
     other intangibles.............         213                                        97             310
                                     ----------      ------          ------         -----      ----------
     Total operating expenses......      24,034         749           1,295           312          26,390
                                     ----------      ------          ------         -----      ----------
     Income (loss) from
       operations..................     (21,076)        (38)            355          (418)        (21,177)
Other expense, net.................         241         (47)            (10)                          184
                                     ----------      ------          ------         -----      ----------
     Net (loss) income before
       taxes.......................     (20,835)        (85)            345          (418)        (20,993)
     State income tax expense......                                     (28)                          (28)
                                     ----------      ------          ------         -----      ----------
     Net (loss) income.............     (20,835)     $  (85)         $  317         $(418)        (21,021)
                                                     ======          ======         =====
Preferred stock accretion..........         (84)                                                      (84)
                                     ----------                                                ----------
     Net loss used in calculating
       loss per share..............  $  (20,919)                                               $  (21,105)
                                     ==========                                                ==========
Basic and diluted net loss per
  share............................  $    (3.07)                                               $    (3.13)
                                     ==========                                                ==========
Weighted-average shares
  outstanding......................   6,805,098                                                 6,753,493
                                     ==========                                                ==========

-------------------------

Note 1 -- The pro forma statements of operations give effect to the following pro forma adjustments necessary to reflect the acquisition of Fine Arts and Image Press as if each occurred at the beginning of the period:

          (a) The amortization of goodwill over a period of 10 years.

          (b) The additional depreciation expense recorded to cost of sales and general and administrative expense for the increase in the value of the property and equipment acquired.

INSIDE BACK COVER

[GRAPHICS -- Logo: ImageX.com -- Your Online Printing Solution. Logos of Automatic Data Processing, Merck, VeriFone, Cobalt, Amazon.com, Nielsen Media Research, Merrill Gardens, CB Richard Ellis, CIBC World Markets, Point Information Network, Shopnow.com, Candle, New Energy Ventures, Concur Technologies, Visio, Getty images, Donaldson, Lufkin & Jenrette, World Vision.]

The above companies are selected members of ImageX.com's top 50 customers based on revenues of $6,646,000 up through September 30, 1999. Their percentages of such revenues are as follows: CB Richard Ellis 11.4%, New Energy Ventures 7%, Automatic Data Processing, 3.7%, CIBC World Markets 3.3%, Merck 2.7%, Visio 1.8%, Donaldson, Lufkin & Jenrette 1.6%, Merrill Gardens 0.9%, VeriFone 0.9%, World Vision 0.9%, Amazon.com 0.9%, Concur/Portable Software 0.8%, Shopnow.com 0.7%, Candle 0.7%, Cobalt 0.6%, Nielsen Media Research 0.6%, Getty Images/Photodisc 0.5%, Point Info Network 0.5%.

BACK COVER

5,000,000 Shares

[Graphic: Laptop computer with ImageX.com logo]

Common Stock

Prospectus

Chase H&Q
Banc of America Securities LLC
Prudential Volpe Technology
SG Cowen Securities Corporation

February 11, 2000

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. This information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdiction outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to that jurisdiction.
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